EXECUTION VERSION

FINANCING AGREEMENT

Dated as of November 30, 2022

by and among

QUOTIENT TECHNOLOGY INC.

as the Borrower,

EACH SUBSIDIARY OF THE BORROWER
LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,
and

PNC BANK, NATIONAL ASSOCIATION,
as Collateral Agent and Administrative Agent

TABLE OF CONTENTS

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- ii -

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SCHEDULE AND EXHIBITS
Schedule 1.01(A)    Lenders and Lenders' Commitments
Schedule 1.01(B)    Facilities
Schedule 1.01(C)    Israeli Security Documents
Schedule 1.01(D)    U.K. Security Documents
Schedule 6.01(e)    Capitalization; Subsidiaries
Schedule 6.01(f)    Litigation
Schedule 6.01(i)    ERISA
Schedule 6.01(l)    Nature of Business
Schedule 6.01(q)    Environmental Matters
Schedule 6.01(r)    Insurance
Schedule 6.01(u)    Intellectual Property
Schedule 6.01(v)    Material Contracts
Schedule 7.02(a)    Existing Liens
Schedule 7.02(b)    Existing Indebtedness
Schedule 7.02(e)    Existing Investments
Schedule 7.02(k)    Limitations on Dividends and Other Payment Restrictions
Schedule 8.01    Cash Management Accounts

Exhibit A    Form of Joinder Agreement
Exhibit B    Form of Assignment and Acceptance
Exhibit C    Form of Borrowing Base Certificate
Exhibit D    Form of Compliance Certificate
Exhibit E    Form of Solvency Certificate

Exhibit 2.09(d)     Forms of U.S. Tax Compliance Certificate

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FINANCING AGREEMENT
Financing Agreement, dated as of November 30, 2022, by and among, QUOTIENT TECHNOLOGY INC, a Delaware corporation. (the "Borrower"), each subsidiary of the Borrower listed as a "Guarantor" on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a "Guarantor" hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party hereto (each a "Lender" and collectively, the "Lenders"), PNC BANK, NATIONAL ASSOCIATION ("PNC"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and PNC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").
RECITALS
The Borrower has asked the Lenders to extend credit to the Borrower consisting of Revolving Credit Commitments (as hereinafter defined) in an aggregate amount (as of the Effective Date (as hereinafter defined)) equal to $50,000,000. The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.
In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS; CERTAIN TERMS
Section 1.01    Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:
"ABL Priority Collateral" has the meaning specified therefor in the Intercreditor Agreement.
"Account Debtor" means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable of such Person.
"Account Receivable" means, with respect to any Person, any and all accounts (as that term is defined in the Uniform Commercial Code), and any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.
"Acquisition" means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person.
"Action" has the meaning specified therefor in Section 12.12.
"Additional Amount" has the meaning specified therefor in Section 2.09(a).

"Administrative Agent" has the meaning specified therefor in the preamble hereto.
"Administrative Agent's Accounts" means one or more accounts maintained with Administrative Agent and designated by the Administrative Agent from time to time as the accounts into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.
"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.
"After Acquired Property" has the meaning specified therefor in Section 6.01(n).
"Agent" and “Agents” have the respective meanings specified therefor in the preamble hereto.
“Agent Advances” has the meaning specified therefor in Section 10.08(a).
"Agreement" means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.
"Anti-Corruption Laws" means all Requirements of Law concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), the Bribery Act 2010, and the anti-bribery and anti-corruption laws and regulations of those jurisdictions in which the Loan Parties do business.
"Anti-Terrorism Laws" means all Requirements of Law concerning or relating to terrorism, money laundering, or economic sanctions, including, without limitation, the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act, the Currency and Foreign Transactions Reporting Act (also known as the "Bank Secrecy Act", 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820(b) and §§ 1951-1959), the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., and the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339b, and the rules and regulations thereunder, and any law prohibiting or directed against the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B).
"Applicable Margin" means, as of any date of determination, with respect to the interest rate of (a) any Reference Rate Loan or any portion thereof, 0.75% per annum and (b) any Term SOFR Loan or any portion thereof, 1.75% per annum.
“Appointee” means any receiver, administrator, liquidator, administrative receiver, compulsory manager, or other insolvency officer appointed in respect of the U.K. Loan Parties or their assets.
“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, e-fax, the Credit Management Module of PNC’s PINACLE®

system, or any other equivalent electronic service agreed to by either Agent, whether owned, operated or hosted by such Agent, another Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to such Agent pursuant to this Agreement or any other Loan Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that such Agent specifically instructs a Person to deliver in physical form.
“Approved Investment Grade Account Debtor” means any of (x) Procter & Gamble, Johnson & Johnson, Kimberly-Clark, Colgate, Unilever, Reckitt Benckiser, Nestle, Smucker, Kellogg, Church & Dwight, Mondelez and Kraft/Heinz, in each such case so long as such Person is an Investment Grade Account Debtor, or (y) any other Investment Grade Account Debtor which Administrative Agent may, from time to time after the Effective Date, agree in is sole discretion to designate as an Approved Investment Grade Account Debtor.
"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent in accordance with Section 12.07 hereof and substantially in the form of Exhibit B hereto or such other form acceptable to the Administrative Agent.
"Authorized Officer" means, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, treasurer or other financial officer performing similar functions, president or executive vice president of such Person.
“Availability” means, as of any date of determination, the result of (a) the Line Cap as of such date, minus (b) all Revolving Outstandings as of such date.
“Availability Period” means the period beginning on the next Business Day following the payment in full of all Indebtedness outstanding under the Existing Notes (as established by evidence delivered to and in form and substance satisfactory to the Agents) and continuing through (but not after) the earlier of (i) the Business Day immediately preceding the Final Maturity Date or (ii) the date on which the Revolving Commitments of all Lenders are terminated hereunder in accordance with the terms hereof.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or a component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.07(g)(iv).
“Bank Product Agreements” means those certain cash management service agreements entered into from time to time between Loan Parties and/or their Subsidiaries or Affiliates, on the one hand, and an Agent or a Lender or its Affiliates, on the other hand, in connection with any of the Bank Products, including, without limitation, any Lender-Provided Hedge Agreement.
“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Loan Parties and/or their Subsidiaries or Affiliates to any Agent or Lender or its Affiliates pursuant to or evidenced by the Bank Product

Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Loan Parties and/or their Subsidiaries or Affiliates, as applicable, are obligated to reimburse to Administrative Agent or any Lender as a result of Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to such Person pursuant to the Bank Product Agreements, including without limitation all Hedge Liabilities as to any Lender-Provided Hedge Agreements. Notwithstanding any of the foregoing, Bank Product Obligations shall not include any Excluded Hedge Obligations.
“Bank Product Provider” means any Agent or Lender or Affiliate thereof that provides Bank Products to any Loan Parties and/or their Subsidiaries or Affiliates.
“Bank Product Reserve” means, as of any date of determination, the amount of reserves that the Administrative Agent has established (based upon the Administrative Agent’s reasonable determination of the credit exposure in respect of the then extant Bank Products) in respect of Bank Products then provided or outstanding.
“Bank Products” means any service or facility extended to the Loan Parties and/or their Subsidiaries or Affiliates by any Lender or its Affiliates including: (i) credit cards, (ii) credit card processing services, (iii) debit cards and stored value cards, (iv) purchase cards and commercial cards, (v) ACH transactions, (vi) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services, or (vii) Lender-Provided Hedge Agreements and other foreign exchange or “FX” cash management products.
"Bankruptcy Code" means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.
“Base Rate” shall mean the base commercial lending rate of PNC Bank, National Association, as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC Bank, National Association as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC Bank, National Association to any particular class or category of customers of PNC Bank, National Association.
"Benchmark" means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.07(g)(i).
"Benchmark Replacement" means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)    the sum of (A) Daily Simple SOFR and (B) the SOFR Adjustment for a 1-month Interest Period;

(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention, for determining a benchmark rate as a replacement to the then-current benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the SOFR Floor, the Benchmark Replacement will be deemed to be the SOFR Floor for the purposes of this Agreement and the Other Documents; provided further that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustments, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time
"Benchmark Replacement Date" means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)     in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by a Governmental Authority having jurisdiction over the Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or; or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
"Benchmark Unavailability Period" means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with Section 2.07(g).
“Beneficial Owner” shall mean, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.
“Blocked Account” has the meaning specified therefor in Section 8.01(c).
“Blocked Account Bank” has the meaning specified therefor in Section 8.01(c).
"Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).
"Board of Directors" means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.
"Borrower" has the meaning specified therefor in the preamble hereto.
“Borrowing Base” means, collectively as to the Borrowing Base Parties, at any time, (a) up to 90% of the Net Amount of the Eligible Standard Investment Grade Accounts

Receivables of the Borrowing Base Parties as such time, plus (b) up to 90% of the Net Amount of the Eligible Approved Investment Grade Accounts Receivable of the Borrowing Base Parties at such time, plus (c) up to 85.0% of the Net Amount of Eligible Accounts Receivable (other than Eligible Standard Investment Grade Accounts Receivable of such Person at such time minus (d) the aggregate amount of Reserves established against the Borrowing Base by the Administrative Agent in its Permitted Discretion. The foregoing advance rates may be increased or decreased by Administrative Agent at any time and from time to time in the exercise of its Permitted Discretion based on Administrative Agent’s review of updated Field Examinations or other Collateral evaluations (it being understood that the amount of any reduction in the advance rate shall not have been otherwise addressed or compensated for through the imposition of Reserves, all as reasonably determined by Administrative Agent in good faith in its Permitted Discretion). The Loan Parties consent to any such increases or decreases and acknowledge that decreasing the advance rates or increasing or imposing Reserves may limit or restrict Revolving Loans requested by or on behalf of the Borrower.
“Borrowing Base Certificate” means a certificate signed by an Authorized Officer of the Borrower and setting forth the calculation of the Borrowing Base of each Borrower and the Consolidated Borrowing Base in compliance with Section 7.01(a)(vi), substantially in the form of Exhibit C.
“Borrowing Base Parties” means, collectively, (i) the Borrower, and (ii) each Guarantor that is a Domestic Subsidiary of the Borrower that (x) is formed or acquired after the Effective Date in accordance with the terms and provisions of this Agreement and (y) which Agents in their Permitted Discretion shall agree to designate as a Borrowing Base Party hereunder (provided that, in any case under this clause (ii), notwithstanding anything to the contrary provided for otherwise herein or in any other Loan Document, no Accounts Receivable belonging to any such new Borrowing Base Party shall constitute Eligible Accounts Receivable (or Eligible Standard Investment Grade Accounts Receivable or Eligible Approved Investment Grade Accounts Receivable) (nor shall any other Collateral belonging to any such New Borrowing Base Party be included in any other category of “Eligible” Collateral that may be included in the definition of “Borrowing Base” from time to time) for any purpose under this Agreement (specifically including without limitation for purposes of determining whether the Payment Conditions are satisfied in connection with any proposed Acquisition) unless and until the Agents shall have completed a Field Examination (the results of which are satisfactory to Agents in their Permitted Discretion) with respect to such new Borrowing Base Party. For the avoidance of doubt, Ubimo, Inc. shall not constitute a Borrowing Base Party unless and until Agents, each acting in their sole discretion (but in any event not before a Field Examination (the results of which are satisfactory to Agents in their Permitted Discretion) with respect to Ubimo shall have been completed), shall agree in writing following the Effective Date to designate Ubimo, Inc. as a Borrowing Base Party.
"Business Day" mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by any Requirement of Law to be closed for business in East Brunswick, New Jersey; provided that when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the “Business Day” means any such day that is also a U.S. Government Securities Business Day.
"Capital Expenditures" means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations, obligations under synthetic leases and capitalized software costs that are paid or due and payable during such period and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person; provided, that the term "Capital Expenditures" shall not include any such expenditures which constitute (i) [reserved], (ii) a Permitted Acquisition, (iii) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), and (iv) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.
"Capitalized Lease" means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.
"Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Dominion Period” means each period commencing on the date when any Cash Dominion Trigger shall occur and continuing until and through the first day thereafter on which all the Cash Dominion Suspension Conditions shall be satisfied.
“Cash Dominion Trigger” shall mean any of the following: (x) Availability for three (3) consecutive Business Days shall have been less than the greater of (i) 12.5% of the Line Cap as in effect on each applicable Business Day and (ii) $6,250,000 or (y) the occurrence on any day of any Specified Event of Default,.
“Cash Dominion Suspension Conditions” shall mean all of the following (x) Availability for thirty (30) consecutive calendar days shall have been at least equal to the greater of (i) 12.5% of the Line Cap as in effect on each applicable calendar day and (ii) $6,250,000, and (y) no Specified Event of Default shall have occurred and be continuing.
"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within twelve months from the date of acquisition thereof; (b) commercial paper, maturing not more than one year after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (c) certificates of deposit and time deposits maturing not more than one year after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; (f) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within 270 days from the date of acquisition thereof; (g) in the case of any Israeli Subsidiary, cash and cash equivalents that are substantially equivalent in Israel to those described in clauses (a) through (f) above, and (h) in the case of any U.K. Subsidiary, cash and cash equivalents that are substantially equivalent in the United Kingdom to those described in clauses (a) through (f) above.
"Cash Management Accounts" means the bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 8.01 (as such Schedule may be amended in accordance with Section 8.01(c)).
"Cash Management Bank" has the meaning specified therefor in Section 8.01(a).
“CEA” means the CEA (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.
“CFTC” means the Commodity Futures Trading Commission.
“Certificate of Beneficial Ownership” shall mean, for each Borrower, a certificate in form and substance acceptable to Administrative Agent (as amended or modified by Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower (if any).
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith (whether or not having the force of law) and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law) shall, in each case, be deemed to be a "Change in Law", regardless of the date enacted, adopted, issued, promulgated or implemented.
"Change of Control" means each occurrence of any of the following:
(a)    the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 35% of the aggregate outstanding voting or economic power of the Equity Interests of the Borrower;
(b)    during any period of two consecutive years, individuals who on the Effective Date (or, following the day after the second anniversary of the Effective Date, at the beginning of such period) constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by, or subsequently ratified by, a vote of at least a majority of the directors of the Borrower then still in office who were either directors on the Effective Date (or, following the day after the second anniversary of the Effective Date, at the beginning of such period), or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower; provided that, this clause (b) shall not go into effect until the day following the first anniversary of the Effective Date;

(c)    the Borrower shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party and each of its Subsidiaries (other than in connection with any transaction permitted pursuant to Section 7.02(c)(i)), free and clear of all Liens (other than Permitted Specified Liens); or
(d)    a "Change of Control" (or any comparable term or provision) under or with respect to the Term Facility or any other Material Indebtedness of the Borrower or any of its Subsidiaries.
“Charged Property” means the assets of each U.K. Loan Party which is subject to any Lien created under any U.K. Security Document.
"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.
"Collateral Agent" has the meaning specified therefor in the preamble hereto.
“Collection Accounts” has the meaning specified therefor in Section 8.01(c) (each of such shall be designed, as applicable, as a “Collection Account” on Schedule 8.01).
"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).
"Commitments" means, with respect to each Lender, such Lender's Revolving Loan Commitment.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Compliance Certificate" means a Compliance Certificate, substantially in the form of Exhibit D hereto, duly executed by an Authorized Officer of the Borrower.
“Connection Income Tax” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Conforming Changes” means with respect to the Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the Other Documents).

"Consolidated EBITDA" means, with respect to any Person for any period:
(a)    the Consolidated Net Income of such Person for such period, plus
(b)    without duplication, the sum of the following amounts for such period to the extent deducted (and not added back) in the calculation of Consolidated Net Income for such period:
(i)    any provision for taxes based on gross receipts, income, profit or capital including franchise and other similar taxes and foreign withholding taxes (or distributions in respect thereof),

(ii)    Consolidated Net Interest Expense,
(iii)    any depreciation and amortization expense,
(iv)    non-recurring fees and expenses incurred and actually paid in cash during such period in connection with the Effective Date Transactions in an aggregate amount of not greater than $6,158,272.80 (provided, however, that such non-recurring fees and expenses shall have been paid within 120 days of the Effective Date),
(v)    extraordinary or unusual non-recurring charges, costs or expenses incurred during such period (excluding any restructuring or severance charges, legal settlements/judgments and associated fees and expenses, and costs incurred in response to shareholder activism, in each case of the type described/provided for in clause (b)(vi) or clause (b)(viii) below) in an aggregate amount not to exceed $2,000,000 during the term of this Agreement (provided that such charges, costs and expenses must be reasonably satisfactory to the Agents and must be supported by evidence (including evidence as to their extraordinary/unusual and non-recurring nature) certified by an Authorized Officer of the Borrower and delivered to the Agents),
(vi)    amounts expensed with respect to the legal settlements in connection with the disputes between the Borrower and each of (i) Albertsons Companies Inc. and (ii) Catalina Marketing Corp. in an aggregate amount not to exceed $10,000,000 during the term of this Agreement,
(vii)    any other non-cash charge for such period (other than any non-cash charge relating to write-offs, write-downs or reserves with respect to Accounts Receivable) provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and
(viii)    restructuring or severance charges, legal settlements/judgements and associated fees and expenses, and costs incurred in response to shareholder activism, in each case excluding any charges of the type described/provided for in clause (b)(v) or clause (vi) above, in an aggregate amount not to exceed 10% of Consolidated EBITDA for such period (calculated prior to giving effect to the addbacks in this clause (xi) (provided that such charges, fees, costs and expenses must be reasonably satisfactory to the Agents and must be supported by evidence certified by an Authorized Officer of the Borrower and delivered to the Agents), minus

(c)    without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:
(i)    any credit for taxes based on gross receipts, income, profit or capital including franchise and other similar taxes and foreign withholding taxes (or distributions in respect thereof),
(ii)    any extraordinary or unusual non-recurring gain, including without limitation gains relating to any Dispositions, specifically including any Disposition of any Equity Interest of any Person, other than in the ordinary course of business, and
(iii)    any other non-cash gain, including any reversal of a charge referred to in and added-back to Consolidated EBITDA pursuant to clause (b)(vii) above but excluding any non-cash gain to the extent it represents the reversal of an accrual or cash reserve for an anticipated cash item that reduced (and was not added back pursuant to any provision of clause (b) above) net income or Consolidated EBITDA in any prior period;
in each case, determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP; provided, that, for purposes of calculating Consolidated EBITDA for the Borrower and its consolidated Subsidiaries for each period set forth in the table below, Consolidated EBITDA shall be deemed to be the amount set forth below opposite such period:

Quarter Ending	Consolidated EBITDA
March 31, 2022	$(6,051,440)
June 30, 2022	$(1,619,838)
September 30, 2022	$10,028,000

"Consolidated Net Income" means, with respect to any Person, for any period, the net income (or loss) on a consolidated basis for such Person and its Subsidiaries, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.
"Consolidated Net Interest Expense" means, with respect to any Person for any period, (a) gross interest expense of such Person and its consolidated Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.
"Contingent Indemnity Obligations" means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.
"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business, customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business or nonexclusive licenses and operating leases arising in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
"Control Agreement" means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract held (i) in the United States, an agreement in form and substance satisfactory to the Agents, among (a) the Collateral Agent, (b) the financial institution, securities intermediary or other Person at which such account is maintained or with which such entitlement or contract is carried, (c) the Loan Party maintaining such account and (d) prior to the payment in full of the Term Facility Indebtedness and the termination of all commitments under the Term Facility, the Term Agent, effective to grant "control" (as defined under the applicable UCC) over such account to the Collateral Agent, which control shall only be exercisable by the Collateral Agent (x) after the occurrence and during the continuance of an Event of Default hereunder, and (y) with respect to Collections Accounts, during any Cash Dominion Period; (ii) in Israel, an Israeli Security Document creating a floating pledge over such account; (iii) in the U.K., a notice of charge over such account pursuant to a U.K. Security Document; and (iv) in any other jurisdiction, such equivalent documentation as required under the laws of such jurisdiction where any such accounts are located; provided that, for all purposes under the Loan Documents, any deposit account of any Loan Party maintained with either Agent shall be deemed to be subject to a Control Agreement.
"Covered Entity" means (a) the Borrower, each of Borrower's Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
"Current Value" has the meaning specified therefor in Section 7.01(l).
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change
"Debtor Relief Law" means the Bankruptcy Code, the U.K. Insolvency Act 1986, the Israeli Insolvency Law, and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States, Israel, England and Wales or any other applicable jurisdiction from time to time in effect.
"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
"Defaulting Lender" means any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within 2 Business Days of the date when due, (b) has notified the Borrower, or the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity. Notwithstanding anything to the contrary herein, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.
“Depository Account” has the meaning specified therefor in Section 8.01(c).
"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, "Disposition" shall include (a) the sale or other disposition for value of any contracts, (b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification), (c) any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party and (d) any disposition of property through a "plan of division" under the Delaware Limited Liability Company Act or any comparable transaction under any similar law.
"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise except as a result of a change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior Payment in Full of the Obligations, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is six months after the Final Maturity Date.

"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States.
"Domestic Subsidiary" means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.
“Drawing Date” has the meaning specified therefor in Section 3.04(b).
"Effective Date" has the meaning specified therefor in Section 5.01.
"Effective Date Transactions" means (a) the execution, delivery and performance of the Loan Documents and the making of the Loans hereunder and (b) the other transactions contemplated hereby and thereby to occur on (or, in the case of the payoff in full of the Existing Notes, within 3 Business Days of) the Effective Date.
“Effectiveness Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
“Elevaate” means Elevaate Limited, a private limited liability company incorporated and registered under the laws of England and Wales with company number 08900522 and having its registered address at Haatch Desks The Avenue, Maskew Avenue, Peterborough, England, PE1 2AS.
“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effectiveness Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effectiveness Date of this Agreement or such other Loan Document to which such Loan Party is a party).
“Eligible Account” means any of (i) Eligible Accounts Receivables, (ii) Eligible Standard Investment Grade Accounts Receivable and/or (iii) Eligible Approved Investment Grade Accounts Receivable.
“Eligible Accounts Receivables” shall mean and include, each Account Receivable of a Borrowing Base Party arising in the ordinary course of business, excluding any such Account Receivable which is disqualified pursuant to any of the following criteria, as determined by Administrative Agent in its Permitted Discretion (which such determination shall be conclusive for all purposes under the Loan Documents):
(a)    such Account Receivable is not subject to Collateral Agent’s first priority perfected Lien or is subject to any other Liens (in each case, other than a Permitted Lien of the type described in any of clause (b), clause (k), or subclause (i) of clause (m) of the definition of Permitted Lien);
(b)    the applicable Borrowing Base Party has not yet issued an invoice for such Account Receivable to the applicable Account Debtor;
(c)    such Account Receivable arises out of a sale made by any Borrowing Base Party to an Affiliate of any Loan Party or to a Person controlled by an Affiliate of any Loan Party;

(d)    such Account Receivable is subject to a factoring arrangement in favor of any Person (whether or not such factoring arrangement constitutes Permitted Indebtedness or is otherwise permitted pursuant to the provisions of this Agreement;
(e)    it is due or unpaid more than ninety (90) days after the original invoice date for such Account Receivable or sixty (60) days after the original due date for such Account Receivable;
(f)    fifty (50%) or more of the Accounts Receivable owing from such Account Debtor to all Borrowing Base Parties (in the aggregate) are not deemed Eligible Accounts hereunder;
(g)    any covenant, representation or warranty contained in this Agreement with respect to such Account Receivable has been breached;
(h)    an Insolvency Event shall have occurred with respect to the Account Debtor from which such Account Receivable is owing;
(i)    the sale is to an Account Debtor that is not organized under the laws of or is not located in a jurisdiction within the United States, unless the sale is on letter of credit, guaranty or acceptance terms, or covered by a policy of credit insurance, in each case acceptable to Administrative Agent in its sole discretion;
(j)    the sale to the Account Debtor is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;
(k)    Administrative Agent believes, in its Permitted Discretion, that collection of such Account Receivable is insecure or that it is reasonably likely that such Account Receivable will not be paid by reason of the Account Debtor’s financial inability to pay;
(l)    the Account Debtor is (x) the federal government of United States or any federal Governmental Authority of the federal government of the United States, unless such Account Receivable is eligible for assignment under the Federal Assignment of Claims Act, and all steps required by the Collateral Agent in its Permitted Discretion in connection therewith, including notice to the United States Government under the Federal Assignment of Claims Act have been duly taken in a manner satisfactory to the Collateral Agent or (y) any other Governmental Authority of any state of the United States or any jurisdiction outside the United States if any applicable Requirement of Law, in the reasonable determination of Collateral Agent, would restrict the creation, attachment, perfection, or priority of a Lien on such Account Receivable to secure the Obligations or the enforcement of Collateral Agent of such a Lien (except to the extent that (1) the Collateral Agent shall have reasonably determined that any such restrictive Requirement of Law shall rendered in applicable (in all applicable jurisdictions) by operation of Section 9-406 of the Uniform Commercial Code or (2) all steps required by the Collateral Agent in its Permitted Discretion have been duly taken in a manner satisfactory to Collateral Agent to comply with any provisions of such restrictive Requirement of Law that would enable the creation, attachment, perfection, priority, and enforceability of a Lien securing the Obligations with respect to such Account Receivable) ;
(m)    the goods giving rise to such Account Receivable have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account Receivable have not been performed by the applicable Borrowing Base Party and accepted by the Account Debtor or the Account Receivable otherwise does not represent a final sale;

(n)    such Account Receivable is owing from an Account Debtor and the aggregate amount of all Eligible Accounts owing from such Account Debtor to all Borrowing Base Parties (in the aggregate) at such time exceeds twenty percent (20%) of all Eligible Accounts owing to all Borrowing Base Parties at such time from all Account Debtors (provided that, in any such case with respect to any such Account Debtor, only the portion of such Account Debtor’s otherwise Eligible Accounts in excess of such twenty percent (20%) concentration limit shall be ineligible solely by reason of this clause (n));
(o)    such Account Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (provided that, in the case of any such offset, deduction, defense, dispute, credits or counterclaim with respect to an Account Receivable, the portion of such Account Receivable not subject to such offset, deduction, defense, dispute, credits or counterclaim will not be ineligible solely by reason of this clause (o)), the Account Debtor is also a creditor or supplier of a Loan Party, or such Account Receivable is contingent in any respect or for any reason;
(p)    the applicable Borrowing Base Party has made any agreement with the Account Debtor for any deduction from such Account Receivable, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of the invoice for such Account Receivable;
(q)    any return, rejection or repossession of merchandise has occurred or the rendition of services has been disputed;
(r)    such Account Receivable is not payable to a Borrowing Base Party, or such Account Receivable is denominated or otherwise payable in any currency other than Dollars;
(s)    the Account Debtor from which such Account Receivable is owing is a Sanctioned Person; or
(t)    such Account Receivable is not, or does not continue to be, at all times reasonably acceptable to the Administrative Agent in its Permitted Discretion for reasons other than those detailed in clause (k) above.
The Administrative Agent reserves the right, at any time and from time to time after the Effective Date, if any Account Receivable at any time ceases to be an Eligible Account Receivable and the Administrative Agent becomes aware of such fact, to, in its Permitted Discretion, exclude such Account Receivable from the calculation of the Borrowing Base. Notwithstanding anything to the contrary provided for otherwise herein or in any other Loan Document, in the event that (i) any Borrower shall acquire any new assets after the Effective Date pursuant to an Acquisition or otherwise outside the ordinary course of business or (ii) a new Borrowing Base Party is joined as a party to this Agreement under any circumstance, no such Accounts Receivable acquired and/or belonging to any such new Borrowing Base Party shall constitute an Eligible Account Receivable (or an Eligible Standard Investment Grade Account Receivable or an Eligible Approved Investment Grade Account Receivable) for any purpose under this Agreement (specifically including without limitation for purposes of determining whether the Payment Conditions are satisfied in connection with any proposed Acquisition) unless and until the Agents shall have completed a Field Examination (the results of which are satisfactory to Agents in their Permitted Discretion) with respect to such after-acquired assets and/or new Borrowing Base Party. Each reference in this Agreement or any other Loan Document to “Eligible Accounts Receivable(s)” shall, unless otherwise expressly stated or unless the context shall clearly require otherwise, be deemed to include a reference to “Eligible

Standard Investment Grade Account Receivables” and “Eligible Approved Investment Grade Account Receivables”.
“Eligible Approved Investment Grade Accounts Receivable” means an Account Receivable that that (x) is owing from an Approved Investment Grade Account Debtor and (y) would also qualify as an Eligible Account Receivable except for the application of clause (e) of the definition of “Eligible Accounts Receivable”, but only if and for so long as such Account Receivable is not due or unpaid more than one hundred (150) days after the original invoice date for such Account Receivable or thirty (30) days after the original due date for such Account Receivable (for the avoidance of doubt, no Account Receivable owing from an Approved Investment Grade Account Debtor shall be eligible to be included in the Borrowing Base under the eligibility criteria for either Eligible Accounts Receivable or Eligible Standard Investment Grade Accounts Receivable).
“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.
“Eligible Standard Investment Grade Accounts Receivables” means an Account Receivable that (x) is owing from an Investment Grade Account Debtor and (y) is also an Eligible Account Receivable.
“Embargoed Property” means any property (a) beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) that is located in a Sanctioned Jurisdiction; or (e) that otherwise would cause any actual or possible violation by the Lenders or any Agent of any applicable Anti-Terrorism Law if the Lenders or any Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property or provide services in consideration of such property.
"Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) regardless of whether subject to ERISA, that any Loan Party or any of its ERISA Affiliates maintains (or that was maintained at any time during the 6 calendar years preceding the date of any borrowing hereunder), sponsors, or contributes to or is obligated to contribute to.
"Environmental Claim" means any action, suit, complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority relating to or arising out of any threatened, alleged or actual (a) violation of, non-compliance with, or liability under, any Environmental Law, or (b) the manufacture, use, handling, processing, distribution, labeling, generation, transportation, storage, treatment, Release, threatened Release, disposal or arranging for the disposal of, or exposure to, any Hazardous Materials.
"Environmental Law" means any Requirement of Law relating to, regulating or governing (i) the pollution or protection of the environment, any environmental media, natural resources, human health or safety, or (ii) the manufacture, use, handling, processing, distribution, labeling, generation, transportation, storage, treatment, Release, threatened Release, disposal or arranging for the disposal of, or exposure to, any Hazardous Materials.
"Environmental Liability" means all liabilities (contingent or otherwise, known or unknown), monetary obligations, losses (including monies paid in settlement), damages, natural resource damages, costs and expenses (including all reasonable fees, costs, client charges and expenses of counsel, experts and consultants, fines, penalties, sanctions and interest arising directly or indirectly as a result of, from or based upon (a) any Environmental Claim, (b) any actual, alleged or threatened in writing violation of, or non-compliance with, any Environmental

Law or Environmental Permit, (c) any actual, alleged or threatened Release of, or exposure to, Hazardous Materials, (d) any Remedial Action, (e) any adverse environmental condition or (f) any contract, agreement or other arrangement pursuant to which liability is assumed or imposed contractually or by operation of law with respect to any of the foregoing (a)-(f).
"Environmental Lien" means any Lien in favor of any Governmental Authority arising out of any Environmental Liability.
“Environmental Permit” means any permit, license, authorization, approval, registration or entitlement required by or issued pursuant to any Environmental Law or by any Governmental Authority pursuant to Environmental Law.
"Equity Interests" means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable, but excluding any debt securities convertible or exchangeable into such shares or other such equity interests until such time that such securities convert into shares or other equity interests.
"Equity Issuance" means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Borrower of any cash capital contributions.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" or under “common control” within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.
"ERISA Event" means (a) the occurrence of a Reportable Event with respect to any Pension Plan; (b) the failure to meet the minimum funding standards of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make a contribution or installment required under Section 412 or Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Pension Plan is, or is expected to be, in "at risk" status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination under Section 4041 of ERISA; (e) the withdrawal by any Loan Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Loan Party or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (f) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the imposition of liability on any Loan Party or any of its ERISA Affiliates pursuant to

Section 4062(e) or 4069(a) of ERISA or by reason of the application of Section 4212(c) of ERISA; (h) the withdrawal of any Loan Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan or the receipt by any Loan Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA or in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (i) the occurrence of an act or omission which would reasonably be expected to give rise to imposition on any Loan Party or any of its Subsidiaries of fines, penalties, taxes or related charges under any of Sections 4971 through 5000A of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Plan; (j) the assertion of a claim pursuant to which a Loan Party or any Subsidiary may have any material liability (other than routine claims for benefits) against any Employee Plan or the assets thereof, or against any Loan Party or any of its subsidiaries in connection with any Employee Plan or Multiemployer Plan; (k) the failure of a Pension Plan (or any other Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming the part of any such Pension Plan (or such other Employee Plan) to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (l) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any of its ERISA Affiliates; (m) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; or (n) the occurrence of any Foreign Plan Event
“Erroneous Payment” has the meaning assigned to it in Section 10.17(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.17(d).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 10.17(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.17(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.17(d).
"Event of Default" has the meaning specified therefor in Section 9.01.
"Excess Availability" means, as of any date of determination, the amount equal to the result of (a) Availability minus (b) the aggregate amount, if any, of all trade payables of the Borrower and its Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of the Borrower and its Subsidiaries in excess of historical practices with respect thereto, in each case, as determined by the Agents in their discretion.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Excluded Account" means (a) any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage, salary, worker’s compensation and benefit payments to or for the benefit of any Loan Party's employees, (b) (x) escrow accounts and (y) trust accounts, in each case entered into in the ordinary course of business and consistent with prudent business practice conduct where the applicable Loan Party holds the funds exclusively for the benefit of an unaffiliated third party, (c) any deposit account that is a zero-

balance disbursement account, (d) deposit and securities accounts held outside the United States (other than, in each case, those held by the U.K. Loan Parties, the Israeli Loan Party or any other Loan Party) and (e) any Petty Cash Accounts.
"Excluded Equity Issuance" means (a) in the event that the Borrower or any of its Subsidiaries forms any Subsidiary in accordance with this Agreement, the issuance by such Subsidiary of Equity Interests to the Borrower or such Subsidiary, as applicable, (b)  the issuance of Equity Interests of the Borrower to directors, officers and employees of the Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors of the Borrower, and (c) the issuance of Equity Interests by a Subsidiary of the Borrower to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (a) – (b) above.
“Excluded Hedge Liability or Liabilities” means, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the United States or as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (except pursuant to an assignment request by the Borrower under Section 2.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.09(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

"Executive Order No. 13224" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
"Existing Notes" means the 1.75% Convertible Senior Notes due 2022, issued by the Borrower pursuant to that certain indenture dated as of November 17, 2017 between the Borrower and the Existing Notes Trustee.
"Existing Notes Trustee" means U.S. National Bank Association, a national banking association, as trustee under the Existing Notes.
"Facility" means the owned real property identified on Schedule 1.01(B) and any New Facility hereafter acquired by the Borrower or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.
“Factoring Collateral” means (a) any Accounts Receivable sold by a Loan Party pursuant to, and serving as collateral securing any Factoring Indebtedness under, any Factoring Agreement (but excluding, for the avoidance of doubt, the purchase price and any other consideration received by such Loan Party) and (b) all contracts and contract rights, guarantees or other obligations, in each case, evidencing such Accounts Receivable, and all books, records and information with respect to such Accounts Receivable (solely to the extent the foregoing evidences such Accounts Receivable).
"Factoring Facility Agreement" means a factoring facility, as amended, modified, extended, renewed or restated from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants, and indemnities made in connection with such facility) in respect of the Account Receivable sold by any Loan Party, the terms of which are reasonably satisfactory to the Collateral Agent.
"Factoring Facility Intercreditor Agreement" means an intercreditor agreement by and among the Collateral Agent, the Term Agent and any third party purchaser under a Factoring Facility Agreement, in form and substance reasonably satisfactory to the Agents.
"Factoring Indebtedness" means any Indebtedness incurred by a Loan Party pursuant to any Factoring Facility Agreement, including, the “outstanding investment” or “invested amount” (or similar term) owing to the third-party purchaser pursuant to the Factoring Facility Agreement.
"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.
"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal, tax or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of Sections 1471 through 1474 of the Internal Revenue Code and the Treasury Regulations thereunder.
"FCPA" has the meaning specified therefor in the definition of Anti-Corruption Laws.

"Fee Letter" means that certain letter agreement regarding fees dated as of the date hereof between the Borrower and Agents (as it may be amended, restated, supplemented or otherwise modified from time to time).
“Field Examination” means, with respect to (x) any one or more Loan Parties, (y) any Subsidiary or Person acquired (or to be acquired) by any Loan Party that will itself become a Loan Party, or (z) any assets or line or business or division acquired (or to be acquired) by any Loan Party (or Person will become a Loan Party hereunder) outside the ordinary course of business, a customary asset-based lender’s field examination and audit of such Person and its business and assets and/or such assets conducted by Agents and their employees and/or any third party retained by Agents for such purpose providing a scope and detail acceptable to Agents in their respective Permitted Discretion.
“Field Examination Fees and Costs” has the meaning specified therefor in the Fee Letter.
"Final Maturity Date" means the earlier of (x) November 30, 2027 and (y) the date that is ninety (90) days prior to the “Final Maturity Date” as defined and in effect under the Term Agreement (as in effect on the date hereof or as amended in a manner not prohibited by the Intercreditor Agreement).
"Financial Statements" means (a) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2021, and the related consolidated statement of operations, shareholders' equity and cash flows for the Fiscal Year then ended and (b) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, and the related consolidated statement of operations and cash flows.
"Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each year.
"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, minus (i) Capital Expenditures made by such Person and its Subsidiaries during such period (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through an

Equity Issuance), minus (ii) income taxes (and/or dividends or distributions to the holders of Equity Interest of such Person and/or any of its Subsidiaries in respect of income taxes attributable to such holder’s ownership interests in such Person and/or any of its Subsidiaries) paid in cash by such Person and its Subsidiaries during such period to (b) the sum of, without duplication (i) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period to the extent there is an equivalent permanent reduction in commitments thereunder (excluding, for the avoidance of doubt, payments under Section 2.05 hereof or of the Term Agreement), plus (ii) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period payable in cash, plus (iii) cash dividends or distributions paid, or the purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by such Person or any of its Subsidiaries, in respect of the Equity Interests of such Person or any of its Subsidiaries (other than dividends or distributions paid by a Loan Party to any other Loan Party) during such period; provided, that in the event that any of the amounts described in clause (b) above are not actually paid in cash during the period in which such amount is scheduled or required to be paid, such amount shall be included in clause (b) for such period and not for any subsequent period in which such amount is actually paid; provided, further, that for the avoidance of doubt, the repayment in full of (x) the obligations pursuant to the Loan, Guaranty and Security Agreement dated as of November 17, 2021, by and between, Bank of America N.A. and the Borrower and (y) the Existing Notes, shall not be included in clause (b) in any calculation of the Fixed Charge Coverage Ratio.
“Fixed Charge Testing Quarter” means any fiscal quarter of the Borrower and its Subsidiaries during which the Liquidity of Loan Parties was less than $20,000,000 on any day (provided that, no fiscal quarter of the Borrower and its Subsidiaries ending prior to March 31, 2023 shall constitute a Fixed Charge Testing Quarter).
“Foreign Plan" means any employee benefit plan, program, policy, arrangement or agreement maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any Loan Party or any of its ERISA Affiliates that is subject to any Requirements of Laws other than, or in addition to, the laws of the United States or any state thereof or the laws of the District of Columbia.
"Foreign Plan Event" means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any Requirement of Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make any required contribution or payment under any Requirement of Law within the time permitted by any Requirement of Law for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan or (d) the occurrence of any transaction with respect to a Foreign Plan that is prohibited under a Requirement of Law and that could reasonably be expected to result in the occurrence of any liability by any Loan Party or any Subsidiary, or the imposition on any Loan Party or Subsidiary of any fine, excise tax or penalty with respect to a Foreign Plan resulting from noncompliance with a Requirement of Law.
"Foreign Sovereign Immunities Act" means the US Foreign Sovereign Immunities Act of 1976 (28 U.S.C. Sections 1602-1611), as amended.
“Foreign Subsidiary" means any Subsidiary of the Borrower that is not a Domestic Subsidiary.
"Funding Losses" has the meaning specified therefor in Section 2.08.
"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.
"Governing Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its incorporation, formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and (e) with respect to Israeli Loan Party, its certificate of incorporation, certificate of name change (if applicable) and articles of association.
“Governmental Acts” has the meaning specified therefor in Section 3.09.
"Governmental Authority" means any nation or government, any foreign, Federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency, authority, division, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
"Guaranteed Obligations" has the meaning specified therefor in Section 11.01.
"Guarantor" means (a)  each Subsidiary of the Borrower listed as a "Guarantor" on the signature pages hereto, including, without limitation, the U.K. Guarantors, and (b) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.
"Guaranty" means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.
"Hazardous Material" means any element, material, substance, waste, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic or hazardous substance, hazardous waste, universal waste, special waste, or solid waste or is otherwise characterized by words of similar import under any Environmental Law or that is regulated under, or for which liability or standards of care are imposed, pursuant to any Environmental Law, including, without limitation, petroleum, polychlorinated biphenyls; asbestos-containing materials, lead or lead-containing materials, urea formaldehyde-containing materials, radioactive materials, radon, per- and polyfluoroalkyl substances and mold.
“Hedge Liabilities” means the liabilities of the Borrower under any Hedging Agreement as calculated on a marked-to-market basis in accordance with GAAP.
"Hedging Agreement" means any interest rate, foreign currency, commodity or equity exchange, swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

"Highest Lawful Rate" means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
"Holdout Lender" has the meaning specified therefor in Section 12.02(b).
“Illegality Notice” has the meaning specified therefor in Section 2.11(b).
"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services to the extent constituting liabilities under GAAP (other than (i) operating leases, licenses, trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created, (ii) deferred compensation payable to current or former directors, officers and employees of the Person or any of its Subsidiaries so long as such compensation is not evidenced by a note or similar written instrument (other than such incentive compensations plans governing documentation or any grant notices issued thereunder), (iii) and any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property (excluding trade accounts payable and accrued expenses arising in the ordinary course of business and licenses entered into in the ordinary course of business); (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) the amount of any net obligations of such Persons under any Hedging Agreement which on any date shall be deemed to be the Swap Termination Value thereof as of such date; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly non-recourse to such Person.
"Indemnified Matters" has the meaning specified therefor in Section 12.15.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
"Indemnitees" has the meaning specified therefor in Section 12.15.
"Insolvency Proceeding" means, in relation to any Loan Party other than a U.K. Loan Party, any proceeding commenced by or against any Person under any provision of any

Debtor Relief Law and in the case of a U.K. Loan Party any corporate action, legal proceedings or other formal procedure commenced or other formal step taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution but excluding (i) any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement and (ii) any arrangements or negotiations with any of the Lenders or Agents) in relation to (A) such U.K. Loan Party being adjudicated or found insolvent, (B) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of such U.K. Loan Party other than a solvent liquidation or reorganization of such U.K. Loan Party or a composition, compromise, assignment or similar arrangement with any creditor of any U.K. Loan Party by reason of actual or anticipated financial difficulties, the terms of which have been previously approved in writing by Agents in their sole discretion, or (C) the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer in respect of such U.K. Loan Party or any of its assets.
"Intellectual Property" has the meaning specified therefor in the Security Agreement, the Israeli Security Documents and U.K. Security Documents, as applicable.
"Intellectual Property Contracts" means all agreements concerning Intellectual Property, including without limitation license agreements, technology consulting agreements, confidentiality agreements, co-existence agreements, consent agreements and non-assertion agreements.
"Intercreditor Agreement" means the Intercreditor Agreement, dated as of the date hereof, by and among the Loan Parties, the Collateral Agent and the Term Agent (as amended, restated, supplemented or otherwise modified from time to time).
"Intercompany Subordination Agreement" means an Intercompany Subordination Agreement made by the Borrower and its Subsidiaries in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.
"Interest Period" means, with respect to each Term SOFR Loan, a period commencing on the date of the making of such Term SOFR Loan (or the continuation of a Term SOFR Loan or the conversion of a Reference Rate Loan to a Term SOFR Loan) and 1, 3 or 6 months thereafter (in each case, subject to the availability thereof); provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon Term SOFR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 3 or 6 months after the date on which the Interest Period began, as applicable, (e) the Borrower may not elect an Interest Period which will end after the Final Maturity Date and (f) no tenor that has been removed from this definition pursuant to Section 2.07(g)(iv) shall be available for specification in such Notice of Borrowing or SOFR Notice.
"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

"Inventory" means, with respect to any Person, all goods and merchandise of such Person leased or held for sale or lease by such Person, including, without limitation, all raw materials, work-in-process and finished goods, and all packaging, supplies and materials of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.
"Investment" means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts Receivable arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.
“Investment Grade Account Debtor” means any Account Debtor with a credit rating of Baa3 or greater from Moody’s and/or BBB- or greater from Standard & Poor’s (or an equivalent rating as determined by Administrative Agent in its sole discretion of another rating agency acceptable to Administrative Agent in its sole discretion), provided that, in the event that any Investment Grade Account Debtor shall at any time cease to have a credit rating of Baa3 or greater from Moody’s and/or BBB- or greater from Standard & Poor’s (and/or a credit rating equal or minimum to the minimum acceptable rating as determined by Administrative Agent in its sole discretion from any such other rating agency acceptable to Administrative Agent in its sole discretion), Agent may in its sole discretion determine that such Account Debtor shall cease to be an Investment Grade Account Debtor.
“Israeli Companies Law” has the meaning specified therefor in Section 1.02.
“Israeli Guarantee Law” has the meaning specified therefor in Section 11.07.
“Israeli Insolvency Law” means the Israeli Insolvency and Rehabilitation Law of 2018, as amended from time to time, and any regulations promulgated thereunder.
“Israeli Loan Party” means Ubimo Ltd
"Israeli Perfection Requirements" shall mean the making or the procuring of registrations, filings, endorsements, notarisations, stampings and/or notifications of the Israeli Security Documents and the Israeli Share Pledge (and/or the security interests created thereunder) necessary for the validity or enforceability thereof.
"Israeli Security Document" means any document governed by the laws of Israel to provide security for any or all of the Obligations as may reasonably be required by the Collateral Agent (acting on advice of local counsel) including, without limitation, each document identified on Schedule 1.01(C) (as such schedule may be amended or supplemented by the Collateral Agent to add additional Israeli Security Documents in connection with the execution of a Joinder Agreement pursuant to Section 7.01(b)), as each such Israeli Security Document is amended, restated, supplemented or otherwise modified from time to time.
“Israeli Share Pledge” has the meaning specified therefor in Schedule 1.01(C).
“ISP98 Rules” has the meaning specified therefor in Section 3.02(b).

"Joinder Agreement" means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).
"Lease" means any lease, sublease or license of, or other agreement granting a possessory interest in, real property to which any Loan Party or any of its Subsidiaries is a party as lessor, lessee, sublessor, sublessee, licensor or licensee.
“L/C Fee Rate” means, as of any date of determination, a rate per annum equal to the Applicable Margin as in effect on such date with respect to Term SOFR Rate Loans (subject to any increase in such rate per annum pursuant to Section 2.03(c)).
“L/C Issuer” means each of (x) PNC Bank, National Association, and (y) any other Lender as the Administrative Agent may select (and such Lender may agree) in its sole and absolute discretion.
“Legal Reservations” means
    (a)    the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
    (b)    the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of U.K. stamp duty may be void and defences of set-off or counterclaim;
    (c)    the principle that in certain circumstances any Lien expressed to be granted by way of fixed charge may be re-characterised as a floating charge or any Lien expressed to be granted by way of assignment or assignation may be re-characterised as a charge;
    (d)    the principle that the creation or purported creation of any Lien over any contract or agreement which is subject to a prohibition against transfer, assignment, assignation or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take other action in relation to such contract or agreement; and
    (e)    in relation to any Lien created under any Loan Document on the date of this Deed, the principle that the legality, validity, binding nature or enforcement of any security under any Loan Document which is not governed by the laws of the jurisdiction where the asset or assets purported to be secured under such Loan Document are situated may be flawed.
"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.
"Lender" has the meaning specified therefor in the preamble to this Agreement.
“Lender-Provided Hedge Agreement” means a Hedging Agreement which is provided by any Lender, Agent or any affiliate thereof to any Loan Party or any Subsidiary or Affiliate of any Loan Party. Except to the extent of any Excluded Hedge Liabilities, the Hedge Liabilities of the Loan Parties to the provider of any Lender- Provided Hedge Agreement shall be “Obligations” hereunder, guaranteed obligations under any Guaranty and secured obligations under any Security Agreement and otherwise treated as Obligations for purposes of each of the Loan Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Loan Documents, but the Persons to whom such Hedge Liabilities are owed shall not have any right to vote or take any other actions under this Agreement or the other Loan Documents; provided, that, any such Person who is an Agent or Lender shall have the right to vote or take any other actions under this Agreement or the other Loan Documents in its capacity as Agent or Lender, as applicable.
“Letter of Credit Application” has the meaning specified therefor in Section 3.02(a).
“Letter of Credit Borrowing” has the meaning specified therefor in Section 3.04(d).
“Letter of Credit Fees” has the meaning specified therefor in Section 2.06(d).
“Letter of Credit Obligations” means, at any time and without duplication, the sum of (a)all  Reimbursement Obligations outstanding at such time with respect to all Letters of Credit plus (b) the Maximum Undrawn Amount with respect to all outstanding Letters of Credit at such time.
“Letter of Credit Sublimit” means $5,000,000.
“Letters of Credit” has the meaning specified therefor in Section 3.01.
"Lien" means any mortgage, deed of trust, deed to secure debt, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.
“Line Cap” means, as any time, the lesser of (i) the Borrowing Base as in effect at such time and (ii) the amount equal to the difference of (x) the Total Commitment minus (y) the aggregate amount of Reserves established against the Total Revolving Commitment by the Administrative Agent in its Permitted Discretion.
“Liquidity” means Availability plus Qualified Cash.
"Loan" means the Revolving Loan made by an Agent or a Lender to the Borrower pursuant to Article II hereof and any Agent Advances.
"Loan Account" means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.
"Loan Document" means this Agreement, any Control Agreement, the Fee Letter, any Guaranty, the Intercompany Subordination Agreement, the Intercreditor Agreement, any Joinder Agreement, any Mortgage, any Security Agreement, any Israeli Security Document, any U.K. Security Document, any Letter of Credit Application, any landlord waiver, any collateral access agreement, any Perfection Certificate and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, any Letter of Credit Obligation, or any other Obligation.
"Loan Party" means the Borrower and any Guarantor.
"Loan Party Data" has the meaning given to such term in Section 6.01(ff).

"Loan Party Systems" has the meaning given to such term in Section 6.01(ff).
"Material Adverse Effect" a material adverse effect on (i) the financial condition, results of operations, assets, business, or properties, in each case, of the Borrower and its Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Agents under the Loan Documents or the ability of the Agents to obtain practical realization of the benefits of such rights and remedies (taken as a whole), (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents, or (iv) the value of the Collateral (taken as a whole) or Collateral Agent’s Liens on any material portion of the Collateral or the priority (subject to the Intercreditor Agreement) of any such Lien on a material portion of the Collateral.
"Material Contract" means, with respect to any Person, (a) each “material contract” (within the meaning of item 601(b)(10) of Regulation S-K under the Securities Act but excluding any employment or management contracts or compensatory plan, contracts or other arrangements described in Item 601(b)(10)(iii) of Regulation S-K under the Securities Act and excluding any real property leases) to which the Borrower or any of its Subsidiaries is a party, (b) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $5,000,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon 60 days' or less notice without penalty or premium) and (c) all other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to have a Material Adverse Effect.
“Material Indebtedness” means Indebtedness (other than the Loans), of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $1,000,000.
“Maximum Face Amount” means, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.
“Maximum Undrawn Amount” means, with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.
"Moody's" means Moody's Investors Service, Inc. and any successor thereto.
"Mortgage" means a mortgage (including, without limitation, a leasehold mortgage), deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.
"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding six calendar years.
“Net Amount of Eligible Accounts Receivable” means, as to any applicable Eligible Accounts Receivable, the aggregate unpaid invoice amount of such Eligible Accounts Receivable less, without duplication, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts Receivable.
"Net Cash Proceeds" means, with respect to, any issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement), (b) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (c) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (d) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.
"New Facility" has the meaning specified therefor in Section 7.01(m).
"New Lending Office" has the meaning specified therefor in Section 2.09(d).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.02 and (b) has been approved by the Required Lenders.
“Qualified ECP Loan Party” means each Loan Party that on any Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.
"Non-U.S. Lender" has the meaning specified therefor in Section 2.09(d).
“Non-Qualifying Party” means any Loan Party that on any Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.
"Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).
"Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the other Secured Parties arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether such obligation arose, matured, accrued and/or became liquidated before or after the commencement of, and/or whether a claim therefor is allowed or allowable in, an Insolvency Proceeding as to any Loan Party) to pay principal, interest, charges, expenses, fees, premiums including the

Applicable Premium, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person and (c) the Bank Product Obligations. Notwithstanding any of the foregoing, Obligations shall not include any Excluded Hedge Liabilities.
"OFAC" means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Operating Accounts” means the Cash Management Accounts which are designated as “operating accounts” on Schedule 8.01.
“Order” has the meaning specified therefor in Section 3.10.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12(b)).
“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.
"Participant Register" has the meaning specified therefor in Section 12.07(i).
“Participation Commitment” means each Revolving Loan Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.
“Participation Revolving Loan” has the meaning specified therefor in Section 3.04(c) hereof.

“Payment Conditions” shall mean, with respect to any applicable transaction, that each of the following conditions shall be satisfied on the date proposed for the closing/consummation of such transaction:
(a)    no Event of Default shall exist prior to or after giving pro forma effect to the proposed transaction;

(b)    after giving pro forma affect to the proposed transaction (and also after giving pro forma effect to any Revolving Loans being requested to fund any part of the proposed transaction, as though such Revolving Loans had been drawn on the 29th day prior to the date of the proposed transaction), Loan Parties shall have both (1) Liquidity and (2) average Liquidity measured for the 30 day period ending on the proposed date of the proposed transaction of not less than $35,000,000 (or, in the case of any proposed transaction consisting of any Permitted Acquisition, $25,000,000);

(c)    in the case of any proposed transaction consisting of any voluntary prepayment of principal with respect to the Term Facility Indebtedness or any other applicable Indebtedness, after giving pro forma affect to the proposed transaction (and also after giving pro forma effect to any Revolving Loans being requested to fund any part of the proposed transaction, and to such proposed voluntary prepayment of the Term Facility Indebtedness or any other applicable Indebtedness as part of such transaction, as though such Revolving Loans has been drawn and such prepayment of the Term Facility Indebtedness had been made, on the first day of the trailing twelve month period ending on the applicable Testing Date (as defined below)), the Company and its consolidated Subsidiaries shall (x) have a Fixed Charge Coverage Ratio, measured as of the applicable Test Date for the trailing twelve month rolling fiscal measurement period then ended, of not less than 1.10 to 1.00, and (y) be in compliance with the financial covenants under the Term Facility as of and/or for the applicable measurement period ending on the applicable Test Date. The “Test Date” in the case of any such proposed transaction shall be the fiscal quarter of the Company most recently ended for which the quarterly financial statements and related certificates/reporting required to be delivered by the Loan Parties under the Credit Facility have actually been delivered; and

(d)    Loan Parties shall have delivered to Agents a certificate of an Authorized Officer of the Borrower giving notice of the intention to make such transaction and certifying (with appropriate evidence/calculations) compliance with the foregoing requirements.

"Payment in Full" or “Paid in Full” means, as to the Obligations and/or the Guaranteed Obligations (as applicable) as of any date: (i) the payment in full in immediately available funds of all Loans and other Obligations outstanding as of such date, other than Contingent Indemnity Obligations and other than (x) Letter of Credit Obligations in respect of Letters of Credit that are outstanding and undrawn as of such date, and (y) Bank Product Obligations outstanding on such date, (ii) with respect to Letter of Credit Obligations in respect of Letters of Credit that are outstanding and undrawn on such date either (x) Section 2.06(d)(ii) of each such Letter of Credit and/or (y) cancellation/termination of each such Letter of Credit with the written consent of the respective beneficiaries thereto, (iii) in the case of the Bank Product Obligations outstanding on such date, either (x) payment in full in immediately available funds of all such then-outstanding Bank Product Obligations and termination of all then existing/outstanding Bank Product Agreements and Bank Products (including (without limitation), in each case under this clause (x) with respect to any Lender-Provided Hedge Agreement, termination of such Lender-Provided Hedge Agreement payment of any termination or final settlement payments arising out of such termination) and/or (y) the establishment of such other arrangements in respect of such Bank Product Obligations/Bank Product Agreements/Bank Products in favor of the respective Agents or Lenders (or Affiliates thereof) providing such Bank Product Agreements/Bank Products, in each case under this clause (y) acceptable to such provider in its sole and absolute discretion; and without limiting the generality of any of the foregoing, any such Payment in Full shall include the payment in full immediately available funds of all fees, costs, expenses and indemnification obligations then payable pursuant to Sections 12.04 and 12.15 of this Agreement that have accrued irrespective of whether demand has previously been made therefor, and (iv) all of the Revolving Commitment has been terminated in accordance with the terms of this Agreement.
"Payment Office" means the Administrative Agent’s office located at Two Tower Center Boulevard, East Brunswick, New Jersey 08816, or at such other office or offices of the Administrative Agent in the United States as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.
“Payment Recipient” has the meaning assigned to it in Section 10.17(a).
"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.
"Pension Plan" means an Employee Plan that is subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any Loan Party or any of its ERISA Affiliates or for which any Loan Party or any of its ERISA Affiliates could be considered an “employer” as defined in Section 3(5) of ERISA at any time during the preceding six calendar years.
"Perfection Certificate" means a certificate in form and substance satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.
“Permitted Acquisition" means any Acquisition by a Loan Party to the extent that each of the following conditions shall have been satisfied:
(a)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;
(b)    the Borrower shall have furnished to the Agents at least 10 Business Days prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of any Agent, such other information and documents that any Agent may request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated, (ii) pro forma financial statements of the Borrower and its Subsidiaries after the consummation of such Acquisition, (iii) a certificate of the chief financial officer of the Borrower, demonstrating on a pro forma basis compliance, as at the end of the most recently ended fiscal quarter for which internally prepared financial statements are available, with all covenants set forth in Section 7.03 hereof after the consummation of such Acquisition, (iv) in the case of any Acquisition with a Purchase Price of $5,000,000 or more, a quality of earnings report in form and substance and from a firm reasonably acceptable to the Agents, and(v)copies of such other agreements, instruments or other documents as any Agent shall reasonably request;

(c)    the agreements, instruments and other documents referred to in paragraph (b) above shall provide that (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers, or other obligation of the Seller or Sellers (except for Permitted Indebtedness), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens;
(d)    such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned by a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person;
(e)    the Payment Conditions shall be satisfied as to the proposed Acquisition (and notwithstanding anything to the contrary provided for otherwise herein or in any other Loan Document, no Accounts Receivable being acquired and/or belonging to the Person whose Equity Interests are being acquired shall constitute Eligible Accounts Receivable (or Eligible Standard Investment Grade Accounts Receivable or Eligible Approved Investment Grade Accounts Receivable) (nor shall any other Collateral being acquired and/or belonging to the Person whose Equity Interests are being acquired be included in any other category of “Eligible” Collateral that may be included in the definition of “Borrowing Base” from time to time) for purposes of determining whether the Payment Conditions are satisfied in connection with any proposed Acquisition unless and until the Agents shall have completed a Field Examination (the results of which are satisfactory to Agents in their Permitted Discretion) with respect to Accounts Receivable/other assets being acquired and/or belonging to the Person whose Equity Interests are being acquired);
(f)    the assets being acquired or the Person whose Equity Interests are being acquired during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition either (x) had positive Consolidated EBITDA or (y) did not have negative Consolidated EBITDA of a greater magnitude than ($500,000);
(g)    the assets being acquired (other than a de minimis amount of assets in relation to the Loan Parties' and their Subsidiaries' total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto;
(h)    the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, Israel or the United Kingdom, or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States, Israel or the United Kingdom;
(i)    such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Borrower or any of its Subsidiaries or an Affiliate thereof;
(j)    any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b) as required by such Section; and
(k)    the Purchase Price payable in respect of (i) any single Acquisition or series of related Acquisitions shall not exceed $10,000,000 in the aggregate and (ii) all Acquisitions (including the proposed Acquisition) shall not exceed $20,000,000 in the aggregate during the term of this Agreement.

        “Permitted Discretion” means a determination made by the Administrative Agent or Collateral Agent, as applicable, in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable credit judgment in accordance with customary business practices of such Agent for comparable asset-based lending transactions.
"Permitted Disposition" means:
(a)    sale of Inventory in the ordinary course of business;
(b)    licensing, on a non-exclusive basis, of Intellectual Property rights in the ordinary course of business;
(c)    leasing or subleasing of real or personal property in the ordinary course of business;
(d)    (i) the lapse of Registered Intellectual Property of the Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Secured Parties;
(e)    any involuntary loss, damage or destruction of property;
(f)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;
(g)    so long as no Event of Default has occurred and is continuing or would result therefrom, transfers of assets (i) from a Loan Party to another Loan Party and (ii) from any Subsidiary of the Borrower that is not a Loan Party to any other Subsidiary of the Borrower;
(h)    Disposition of obsolete or worn-out equipment in the ordinary course of business;
(i)    sales, conveyances, assignments, transfers and other Dispositions of Factoring Collateral in an aggregate amount up to $5,000,000 at any time outstanding, which is sold, conveyed, assigned, transferred or otherwise Disposed by a Loan Party to a purchaser that is not an Affiliate of the Loan Parties;
(j)    sales and/or licensing, including on an exclusive basis, of customer data in the ordinary course of business and consistent with past practices; and
(k)    Disposition of property or assets not otherwise permitted in clauses (a) through (i) above for cash in an aggregate amount not less than the fair market value of such property or assets;
provided that the Net Cash Proceeds of such Dispositions (including the proposed Disposition) (1) in the case of clauses (h) and (k) above, do not exceed $1,000,000 in the aggregate in any Fiscal Year and (2) in all cases concerning Dispositions of ABL Priority Collateral, are deposited into one or more Collections Accounts in accordance with the provisions of Section 8.01(c) hereof.

“Permitted Dissolution” means the winding up, liquidation and/or dissolution of each of Crisp Media, Inc., MLW Squared, Inc. and SavingStar, Inc., in each case within 90 days of the Effective Date.
"Permitted Indebtedness" means:
(a)    any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;
(b)    any other Indebtedness listed on Schedule 7.02b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;
(c)    Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;
(d)    Permitted Intercompany Investments;
(e)    Indebtedness incurred in the ordinary course of business under performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than obligations for the payment of borrowed money or other Indebtedness) or in respect of worker's compensation claims, and reimbursement obligations in respect of any of the foregoing;
(f)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;
(g)    the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party's operations and not for speculative purposes;
(h)    Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards") or other similar cash management services, in each case, incurred in the ordinary course of business;
(i)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions or Permitted Dispositions;
(j)    Indebtedness of a Person whose assets or Equity Interests are acquired by the Borrower or any of its Subsidiaries in a Permitted Acquisition in an aggregate amount not to exceed $5,000,000 at any one time outstanding; provided, that (i) with respect to any individual Permitted Acquisition, the aggregate amount of such Indebtedness incurred in connection with such Permitted Acquisition shall not exceed $2,000,000, (ii) such Indebtedness is either Permitted Purchase Money Indebtedness or a Capitalized Lease with respect to equipment or mortgage financing with respect to a Facility, (iii) such Indebtedness was in existence prior to the date of such Permitted Acquisition, and (iv) such Indebtedness was not incurred in connection with, or in contemplation of, such Permitted Acquisition;

(k)    (i) the Term Facility Indebtedness in an aggregate principal amount not to exceed the Maximum Term Principal Obligations (as defined in the Intercreditor Agreement as in effect on the date hereof) and (ii) to the extent constituting Indebtedness, the Factoring Indebtedness of a Loan Party under the Factoring Facility Agreement in an aggregate principal amount not to exceed $5,000,000 so long as such Factoring Indebtedness is subject to a Factoring Facility Intercreditor Agreement;
(l)    unsecured Indebtedness owing to the Seller that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such Indebtedness does not exceed $5,000,000 at any one time outstanding, (ii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to the Collateral Agent, and (iii) such Indebtedness is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to the Collateral Agent;
(m)    unsecured Indebtedness of the Borrower that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes,(iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Final Maturity Date,(iv) such unsecured Indebtedness does not amortize until 12 months after the Final Maturity Date,(v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Final Maturity Date, and (vi) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to the Collateral Agent;
(n)    the Existing Notes; provided that the Existing Notes are repaid in full within three (3) Business Days of the Effective Date; and
(o)    any guarantee of Indebtedness or other obligations of the Borrower or any Loan Party so long as such Indebtedness is permitted under the terms of this Agreement.
"Permitted Intercompany Investments" means Investments made by (a) a Loan Party to or in another Loan Party, (b) a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party, (c) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement , and (d) a Loan Party to or in a Subsidiary that is not a Loan Party so long as (i) the aggregate amount of all such Investments made by the Loan Parties to or in Subsidiaries that are not Loan Parties does not exceed $5,000,000 in any Fiscal Year of the Borrower and $10,000,000 in the aggregate during the term of this Agreement, and (ii) the Payment Conditions are satisfied as to such Investment
"Permitted Investments" means:
(a)    Investments in cash and Cash Equivalents;
(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(c)    advances made in connection with purchases of goods or services in the ordinary course of business;
(d)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;
(e)    Investments existing on the date hereof as set forth on Schedule 7.02e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof (except for any increase in value thereof);
(f)    Permitted Intercompany Investments;
(g)    Permitted Acquisitions;
(h)    Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any of its Subsidiaries so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger and were in existence on the date of such event;
(i)    Investments existing as of the date hereof in Subsidiaries;
(j)    guarantees issued in accordance with Sections 7.01(b) and 7.02(b);
(k)    loans and advances to employees, officers and directors for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business and consistent with past practice or to fund such person’s purchase of Equity Interests of the Borrower; provided the aggregate outstanding principal balance of all such loans and advances do not exceed $1,000,000 at any time outstanding; and
(l)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $1,000,000 at any time outstanding.
"Permitted Liens" means:
(a)    Liens securing the Obligations;
(b)    Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c)(iii);
(c)    Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
(d)    Liens described on Schedule 7.02(a), provided that any such Lien shall only secure the Indebtedness that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;
(e)    purchase money Liens on equipment and other fixed or capital assets acquired, constructed, improved or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof;

(f)    deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance and other general liability insurance obligations, other social security laws and regulations or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety, appeal bonds, performance bonds and other obligations of similar nature, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;
(g)    with respect to any Facility, easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that (i) do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business;
(h)    Liens of landlords and mortgagees of landlords (i) arising by statute or under any Lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;
(i)    the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capitalized Lease), in each case extending only to such personal property;
(j)    non-exclusive licenses of Intellectual Property rights in the ordinary course of business;
(k)    judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j);
(l)    rights of set-off or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;
(m)    (i) Liens securing the Term Facility Indebtedness so long as such Liens are subject to the Intercreditor Agreement and (ii) Liens on Factoring Collateral securing any Factoring Indebtedness incurred pursuant to clause (j)(ii) of the definition of Permitted Indebtedness so long as such Liens are subject to a Factoring Facility Intercreditor Agreement;
(n)     Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;
(o)    Liens assumed by the Borrower and its Subsidiaries in connection with a Permitted Acquisition that secure Indebtedness permitted by clause (j) of the definition of Permitted Indebtedness, provided that, in each such case, no such Lien may attach to any assets or property other than the equipment or real estate that is the subject of the particular Permitted Purchase Money Indebtedness or a Capitalized Lease;

(p)    Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;
(q)    to the extent constituting Liens, the filing of Uniform Commercial Code financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and
(r)    other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $500,000.
"Permitted Purchase Money Indebtedness" means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of "Permitted Liens"; provided that (a) such Indebtedness is incurred within 60 days after such acquisition, (b) such Indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the aggregate principal amount of all such Indebtedness shall not exceed $1,000,000 at any time outstanding.
"Permitted Refinancing Indebtedness" means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:
(a)    after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the principal amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);
(b)    such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified;
(c)    such extension, refinancing or modification is pursuant to terms that are not less favorable, taken as a whole, to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and
(d)    the Indebtedness that is extended, refinanced or modified (x) is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended and (y) is not secured by Liens (1) on any assets or property of any Loan Party or any of its Subsidiaries other than those Persons whose assets were subject to Permitted Liens securing respect to the Indebtedness that was refinanced, renewed, or extended, nor (2) on any additional assets or property of such Persons than those assets or property of such Persons that were subject to Permitted Liens securing respect to the Indebtedness that was refinanced, renewed, or extended.
"Permitted Restricted Payments" means any of the following Restricted Payments made by:
(a)    any Subsidiary of the Borrower to the Borrower,

(b)    the Borrower to pay dividends in the form of common Equity Interests; and
(c)    the repurchase, retirement or other acquisition for value of Equity Interests of the Borrower or any direct or indirect parent of the Borrower held by any future, present or former employee, director or consultant of the Borrower or any direct or indirect parent of the Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided that the aggregate amount paid under this clause (c) does not exceed $500,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar year subject to a maximum payment of $1,000,000 in any calendar year).
"Permitted Specified Liens" means Permitted Liens described in clauses (a), (b), (c) and subclause (i) of clause (m) of the definition of Permitted Liens, and, solely in the case of Section 7.01(b)(i), including clauses (g), (h) and (i) of the definition of Permitted Liens.
"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.
"Petty Cash Accounts" means Cash Management Accounts with deposits at any time in an aggregate amount not in excess of $500,000 for all such accounts.
"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.0%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.0%.
"Pro Rata Share" means, with respect to:
(a)    (i) a Lender’s obligation to make Revolving Loans and the right to receive payments of interest, fees, and principal with respect thereto and (ii) a Lender’s obligation to participate in Letters of Credit and Reimbursement Obligations, to reimburse the L/C Issuer, and the right to receive payments of fees with respect thereto, the percentage obtained by dividing (A) such Lender’s Revolving Credit Commitment, by (B) the Total Commitment, provided, that, if the Total Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Obligations;
(b)    [reserved]; and
(c)    all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i)  such Lender’s Revolving Credit Commitment, by (ii)  the Total Commitment, provided, that, if such Lender’s Revolving Credit Commitment shall have been reduced to zero, such Lender’s Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Agent Advances, if such Lender is also an Agent) and its interest in the Letter of Credit Obligations and if the Total Commitment shall have been reduced to zero, the Total Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including Agent Advances) and Letter of Credit Obligations.
"Process Agent" has the meaning specified therefor in Section 12.10(b).

"Projections" means financial projections of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(g)(ii), as updated from time to time pursuant to Section 7.01(a)(viii).
"Purchase Price" means, with respect to any Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Equity Interests of any Loan Party or any of its Subsidiaries issued in connection with such Acquisition), paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty payments, payments allocated towards non-compete covenants, payments to principals for consulting services or other similar payments) in connection with such Acquisition, plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Borrower and its Subsidiaries after giving effect to such Acquisition, plus (c) the aggregate amount of all transaction fees, costs and expenses incurred by the Borrower or any of its Subsidiaries in connection with such Acquisition.
"Qualified Cash" means, as of any date of determination, the aggregate amount of unrestricted cash on-hand of the Loan Parties maintained in deposit accounts in the name of a Loan Party in the United States with the Administrative Agent.
"Qualified Equity Interests" means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.
“Quotient Technology U.K.” means Quotient Technology Limited, a private limited liability company incorporated and registered under the laws of England and Wales with company number 07775437 and having its registered address at Unit F, 120 Weston Street, London, England, SE1 4GS.
"Real Property Deliverables" means each of the following agreements, instruments and other documents in respect of each Facility, each in form and substance reasonably satisfactory to the Collateral Agent:
(a)    a Mortgage duly executed by the applicable Loan Party,
(b)    evidence of the recording of each Mortgage in such office or offices as may be reasonably necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;
(c)    a Title Insurance Policy with respect to each Mortgage;
(d)    (i) an ALTA survey and a surveyor's certificate, in form and substance reasonably satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such Facility is located and satisfactory to the Collateral Agent or (ii) a prior survey and surveyor’s certificate, in form and substance reasonably satisfactory to the Collateral Agent, together with an affidavit from the applicable Loan Party certified to the issuer of the Title Insurance Policy with respect thereto that there has been no material change to such Facility since the date of such survey, if applicable, all in form and substance satisfactory to the issuer of the Title Insurance Policy to delete the exception for such matters as a survey would show in the relevant Title Insurance Policy;

(e)    an opinion of counsel, reasonably satisfactory to the Collateral Agent, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Collateral Agent may reasonably request; and
(f)    a Phase I Environmental Site Assessment prepared in accordance with the United States Environmental Protection Agency Standards and Practices for “All Appropriate Inquiries” under Section 101(3)(B) of the Comprehensive Environmental Response, Compensation, and Liability Act as referenced in 40 CFR Part 312 and ASTM E-1527-13 “Standard Practice for Environmental Assessments”, by a nationally-recognized environmental consulting firm, reasonably satisfactory to the Collateral Agent.
"Recipient" means any Agent and any Lender, as applicable.
"Reference Rate" means, for any period, the greatest of (a) the Overnight Bank Funding Rate plus 0.50% per annum, (b) the sum of Daily Simple SOFR in effect on such day plus 1.00% per annum, so long as Daily Simple SOFR is offered, ascertainable and not unlawful, and (c) the Base Rate in effect on such date, provided, however, if the Reference Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Each change in the Reference Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
"Reference Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.
"Register" has the meaning specified therefor in Section 12.07(f).
"Registered Intellectual Property" means Intellectual Property that is issued, registered, renewed or the subject of a pending application.
"Registered Loans" has the meaning specified therefor in Section 12.07(f).
"Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.
“Reimbursement Obligations” has the meaning specified therefor in Section 3.04(b).
"Related Fund" means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.
"Related Parties" means, with respect to any Person, such Person's Affiliates and the direct and indirect equityholders, partners, directors, officers, employees, agents, consultants, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.
"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in any environmental media, including the indoor or outdoor air, soil, surface or ground water, sediments or property.

"Relevant Governmental Body" means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
"Remedial Action" means any action (a) to correct, mitigate, or address any actual, alleged or threatened violation of or non-compliance with any Environmental Law or Environmental Permit, or (b) to clean up, remove, remediate, mitigate, abate, contain, treat, monitor, assess, evaluate, investigate, prevent, minimize or in any other way address any environmental condition or the actual, alleged or threatened presence, Release or threatened Release of any Hazardous Materials (including the performance of pre-remedial studies and investigations and post-remedial operation and maintenance activities).
"Replacement Lender" has the meaning specified therefor in Section 12.02(b).
"Replacement Rate" has the meaning specified therefor in Section 2.07(g).
"Reportable Compliance Event" shall mean that (1) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty or enters into a settlement with an Governmental Authority in connection with any economic sanctions or other Anti-Terrorism Law or Anti-Corruption law, or any predicate crime to any Anti- Money Laundering Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti- Money Laundering Law or Anti-Corruption Law; (2) any Covered Entity engages in a transaction that has caused or may cause the Lenders or any Agent to be in violation of any Anti- Money Laundering Law, including a Covered Entity’s use of any proceeds of the credit facility to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Jurisdiction or Sanctioned Person; (3) any Collateral becomes Embargoed Property; or (4) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the applicable representations, warranties, and covenants set forth in any of Sections 6.01(z), 6.01(aa), 7.01(m), or 7.02(r) hereof.
"Reportable Event" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).
"Required Lenders" means Lenders whose Pro Rata Shares (calculated in accordance with clause (c) of the definition thereof) aggregate at least 50.1%.
"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, issued guidance, release, rulings, ordinances, orders, executive orders, opinions, judgments, writs, injunctions, bonds, authorizations or approvals, constitutions, decrees (including administrative or judicial precedents or authorities), award of or any settlement arrangement, by agreement, consent, or otherwise, and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, foreign or domestic, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means, as of any date of determination, such amounts (including, without limitation, the amount of any Bank Product Reserve and any Accounts Receivable dilution reserve) as the Administrative Agent may from time to time establish in its Permitted

Discretion as reserves against either or both of the Borrowing Base and/or the Total Commitment (a) to reflect events, conditions, contingencies or risks which adversely affect (i) any Collateral and/or the value and/or collectability thereof and/or either Agent’s access thereto and/or any dilution with respect to Accounts Receivable, or (ii) the priority, perfection or enforceability of any of the Liens of the Agents or any Lender in the Collateral and/or any anticipated costs and expenses in connection with Agents’ and/or Lenders’ exercise of rights and remedies against any Collateral, (b) in respect of Bank Product Obligations, or (c) in respect of any state of facts which the Administrative Agent determines in its Permitted Discretion could reasonably be expected to result in a Default or an Event of Default. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by the Administrative Agent in its Permitted Discretion and shall not be duplicative of the amount of any other Reserve, or any reduction in the advance rate, with respect to the same events, conditions or circumstances. The Administrative Agent shall provide notice to the Borrower and the Collateral Agent of any new categories of Reserves that may be established after the date hereof and will be available to consult with the Borrower in connection with the basis for such new categories of Reserves.
"Restricted Payment" means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, together with any payment or distribution pursuant to a "plan of division" under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party.
“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender’s name in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.
“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01(a); provided that, each reference in this Agreement or any other Loan Document to any “Revolving Loan” shall, unless otherwise expressly stated or unless the context shall clearly require otherwise, be deemed to include a reference to the “Agent Advances”.
“Revolving Loan Lender” means a Lender with a Revolving Credit Commitment or a Revolving Loan.
“Revolving Loan Obligations” means any Obligations with respect to the Revolving Loans (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Revolving Outstandings” means, at any time, the sum of (i) the aggregate outstanding principal amount of all Revolving Loans outstanding at such tine, plus (ii) without duplication of clause (ii), the aggregate outstanding principal amount of all Agent Advances outstanding at such time, plus (ii) all Letter of Credit Obligations outstanding at such time.
"Sale and Leaseback Transaction" means, with respect to the Borrower or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Borrower or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanctioned Jurisdiction” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.
"Sanctioned Person" shall mean (a) a Person that is the subject of Sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of Sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of Sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of S0anctions imposed by any Governmental Authority of a jurisdiction whose Requirements of Law apply to this Agreement
“Sanctions" means Requirements of Law concerning or relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, the European Union, Her Majesty's Treasury of the United Kingdom, or other relevant sanctions authority.
"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.
"Secured Party" means any Agent, any Lender, any L/C Issuer and any Bank Product Provider.
"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.
"Securitization" has the meaning specified therefor in Section 12.07(l).
"Security Agreement" means a Pledge and Security Agreement, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent, for the benefit of the Secured Parties, securing the Obligations.
“Security Breaches” has the meaning given to such term in Section 6.01(ii).
"Seller" means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.

“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Adjustment” shall mean, the following:

SOFR Adjustment	Interest Period
10 basis points (0.10%)	For a 1-month Interest Period
12.5 basis points (0.125%)	For a 3-month Interest Period
15 basis points (0.15%)	For a 6-month Interest Period

"SOFR Borrowing" means, as to any borrowing, the Term SOFR Loans comprising such Loans.
"SOFR Deadline" has the meaning specified therefor in Section 2.07(a).
“SOFR Floor” means a rate of interest equal to 0.00% per annum.
“SOFR Reserve Percentage” shall mean, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.
"SOFR Notice" has the meaning specified therefor in Section 2.07(a).
"SOFR Option" has the meaning specified therefor in Section 2.07(a).
"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital and (f) with respect to the Israeli Loan Party within the meaning of the term “Solvent” under the Israeli Insolvency and Economic Rehabilitation Law, 2018.
“Specified Default” means any of the following: (i) any Event of Default arising under Section 9.01(a), (i) any Event of Default arising under either Section 9.01(f) or (j), (iii) any Event of Default arising under Section 9.01(c) as the result of any breach, violation, or failure to comply with any of Section 7.01(a)(ii), 7.01(a)(iii). 7.01(a)(iv) (but only to the extent of such a breach, violation, or failure under such Section 7.01(a)(iv) arising out of any failure deliver any Compliance Certificate in connection with the delivery of any financial statements under Section 7.01(a)(ii) or 7.01(a)(iii)), or 7.01(a)(vii) (subject, in any case under this clause (iii), and only for the purposes of this definition of Specified Default (and not for any other purpose hereunder) to a five (5) Business Days’ grace/cure period which may not be utilized more than two (2) times in any twelve consecutive fiscal month period), (iv) any Event of Default arising under Section

9.01(c) as a result of any breach, violation or failure to comply with any covenant set forth in Section 7.03, (v) any Event of Default arising under Section 9.01(c) as a result of any breach, violation or failure to comply with any covenant set forth in Section 7.02(a), 7.02(b), 7.02(c)(ii), 7.03(e) or 7.03(h) (but only to the extent of such a breach, violation, or failure arsing directly out of any voluntary act taken by any Loan Party), or (v) any Event of Default arising out of any breach, violation, or failure to comply with Section 8.01(c).
“Specified Litigations” means each of (a) Albertsons Companies, Inc. v. Quotient Technology Inc., 21CV390618 (Cal. Super. Ct.), (b) Result Marketing Group, Ltd. v. Southeastern Grocers et al., 3:21-cv-00611 (M.D.Fla.) and (c) Catalina Marketing Corp. v. Quotient Technology Inc., 21-000946-CI (Fla. Cir. Ct.).
"Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
"Subordinated Indebtedness" means Indebtedness of any Loan Party the payment terms and interest rates of which are reasonably satisfactory to the Collateral Agent and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (a) by the execution and delivery of a subordination agreement, in form and substance reasonably satisfactory to the Collateral Agent, or (b) otherwise on terms and conditions reasonably satisfactory to the Collateral Agent.
"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Borrower unless the context expressly provides otherwise.
“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).
"Swap Obligation" means, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Hedge Agreement.
"Swap Termination Value" means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreement, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Hedging Agreement, as determined by the hedge bank party to such Hedging Agreement (or the Borrower, if no hedge bank is party to such Hedging Agreement) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the hedge bank party to such Hedging Agreement (or the Borrower, if no hedge bank is party to such Hedging Agreement).
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Termination Date" means the first date on which all of the Obligations are paid in full in cash and the Commitments of the Lenders are terminated.
"Termination Event" means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.
"Term Agent" means Blue Torch Finance LLC, in its capacity as administrative agent or collateral agent under the Term Facility Documentation, such agents collectively or any permitted successor or assignee agent or collateral agent under the Term Facility Documentation.
"Term Agreement" means that certain Financing Agreement, dated as of the date hereof, among the Loan Parties from time to time party thereto, the lenders party thereto and the Term Agent, as amended, restated, modified, supplemented, extended, renewed, restructured, refunded, replaced or refinanced from time to time in accordance with the Intercreditor Agreement.
"Term Disbursement Letter" means the Notice of Borrowing given by the Borrower to the Term Agent, and the related funds flow memorandum/disbursement instructions describing the sources and uses of all cash payments in connection with the Effective Date Transactions.
"Term Facility" means the term loan credit facility made available to the Loan Parties pursuant to the Term Agreement.
"Term Facility Documentation" means, collectively, the Term Agreement and all security agreements, guarantees, pledge agreements and other material agreements or instruments executed in connection therewith and including the Term Disbursement Letter and all "Loan Documents" (as defined in the Term Agreement) or similar term.
"Term Facility Indebtedness" means Indebtedness of the Loan Parties outstanding under the Term Facility Documentation.
"Term Loans" means, collectively, the "Term Loans" as defined in the Term Agreement (as in effect on the date hereof or as amended in a manner not prohibited by the Intercreditor Agreement).
"Term Loan Priority Collateral" has the meaning specified therefor in the Intercreditor Agreement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Rate” shall mean, with respect to any Term SOFR Rate Loan for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a benchmark replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of (i) the first day of each Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.
“Term SOFR Rate Loan” means a Loan that bears interest based on Term SOFR Rate.
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
"Title Insurance Policy" means a mortgagee's loan policy, in form and substance reasonably satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued to the Collateral Agent by or on behalf of a title insurance company selected by or otherwise reasonably satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements reasonably satisfactory to the Collateral Agent, delivered to the Collateral Agent.
“Total Commitment” means the Total Revolving Credit Commitment.
"Total Revolving Credit Commitment" means the sum of the amounts of the Revolving Lenders' Revolving Credit Commitments. As of the Effective Date, the Total Revolving Credit Commitment is $50,000,000.
“Trust Property” means all rights, interests, benefits and other property comprised in the Charged Property and the proceeds thereof including without limitation:
(a)    any rights, interests or other property and the proceeds thereof from time to time assigned, transferred, mortgaged, charged, or pledged to or otherwise vested in the Collateral Agent under, pursuant to or in connection with this Agreement or any U.K. Security Document to which the Collateral Agent is a party;
(b)    any representation, obligation, covenant, warranty or other contractual provision in favour of the Collateral Agent (other than any made or granted solely for its own benefit) made or granted in or pursuant to any of the U.K. Security Documents to which the Collateral Agent is a party;

(c)    any sum which is received or recovered by the Collateral Agent under, pursuant to or in connection with any of the U.K. Security Documents or the exercise of any of the Collateral Agent’s powers under or in connection therewith (other than any sum received or recovered solely for its own account) and which is held by the Collateral Agent upon trust on the terms of this Agreement or any U.K. Security Document to which the Collateral Agent is a party; and
(d)    all income and other sums at any time received or receivable by the Collateral Agent in respect of the other Trust Property or any part thereof.
"UCC Filing Authorization Letter" means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage.
“U.K. Debenture” means the fixed and floating charge security document governed by English law to be granted by each U.K. Guarantors over all of its present and future assets to provide security for any or all Obligations in favour of the Collateral Agent.
“U.K. Guarantor” means each of (i) Quotient Technology U.K., (ii) Elevaate and (iii) any other Person incorporated under the laws of England and Wales that guarantees all or part of the Obligations pursuant to a Guaranty.
“U.K. Loan Party” any Loan Party incorporated and registered in England and Wales, including Quotient Technology U.K. and Elevaate.
“U.K. Perfection Requirements” shall mean the making or the procuring of registrations, filings, endorsements, notarisations, stampings and/or notifications of the U.K. Security Documents (and/or the security interests created thereunder) necessary for the validity or enforceability thereof.
"U.K. Security Document" means any document governed by the laws of the United Kingdom to provide security for any or all of the Obligations as may reasonably be required by the Collateral Agent (acting on advice of local counsel) including, without limitation, the U.K. Debenture and U.K. Share Charge, each document identified on Schedule 1.01(D) (as such schedule may be amended or supplemented by the Collateral Agent to add additional U.K. Security Documents in connection with the execution of a Joinder Agreement pursuant to Section 7.01(b)) and such other mortgages, pledges, security agreements, legal opinions, documents and instruments governed by the laws of the United Kingdom to provide security for the Obligations, as each such U.K. Security Document is amended, restated, supplemented or otherwise modified from time to time.
“U.K. Share Charge” means the share charge governed by English law between the Borrower and the Collateral Agent.
“Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
"Uniform Commercial Code" or "UCC" has the meaning specified therefor in Section 1.04.
“UCP 600” has the meaning specified therefor in Section 3.02(b).

“Unused Line Fee” has the meaning specified therefor in Section 2.06(b).
"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001)) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.
“U.S. Government Securities Business Day" means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.
"WARN" has the meaning specified therefor in Section 6.01(p).
“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.06(d).
"Withholding Agent" means any Loan Party and the Administrative Agent.
Section 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. Any reference herein to insolvency, bankruptcy, liquidation, receivership, administration, reorganization, dissolution, winding-up, or similar proceedings hereunder shall also include proceedings under the Israeli Insolvency Law , including the seeking of or decision or order relating to: (i) liquidation, winding-up, dissolution, administration or an arrangement, as such terms are understood under the Israeli Companies Law, 1999 (the “Israeli Companies Law”); (ii) the appointment of a receiver or trustee or other authorized functionary (“baal tafkid”), as such term is understood under the Israeli Insolvency Law; (iii) adjustment, reorganization, freeze order, stay of proceedings (“Ikuv Halichim”) (or other similar remedy), protection from creditors, relief of debtors, an order for commencing proceedings (“Tzav Ptichat Halichim”), an order for financial rehabilitation (“Hafala Leshem Shikum Calcali”) or an order for liquidation (“Tzav Piruk”); or (iv) the recognition of a foreign proceeding with respect to an insolvency of a company (“Hakara be Halich Zar”), as such term is understood under the Israeli Insolvency Law.

Section 1.03    Certain Matters of Construction. References in this Agreement to "determination" by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase "to the knowledge of any Loan Party" or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer's duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.
Section 1.04    Accounting and Other Terms.
(a)    Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 842 on the definitions and covenants herein, GAAP as in effect on December 31, 2018 shall be applied (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (iii) with respect to revenue recognition and the impact of such accounting with FASB ASC 606 on the definitions and covenants herein, GAAP as in effect on December 31, 2017 shall be applied.
(b)    All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the state of New York (the "Uniform Commercial Code" or the "UCC") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the state of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine. Notwithstanding the foregoing, and where the context so requires, (i) all references to federal or state securities law of the United States shall be deemed to refer also to analogous securities laws in Israel and the United Kingdom or corresponding or equivalent provisions under the laws of Israel and the United Kingdom, and (v) all references to "state or federal bankruptcy laws" shall be deemed to refer also to any Insolvency Proceedings occurring in Israel and the United Kingdom or under the laws of Israel and the laws of the United Kingdom.
Section 1.05    Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern Daylight Saving Time, as in effect in New York City on such day (the “Prevailing Eastern Time”). For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.
Section 1.06    Obligation to Make Payments in Dollars. All payments to be made by any Loan Party of principal, interest, fees and other Obligations under any Loan Document shall be made in Dollars in same day funds, and no obligation of any Loan Party to make any such payment shall be discharged or satisfied by any payment other than payments made in Dollars in same day funds.
Section 1.07    Term SOFR Notification; Conforming Changes Relating to Term SOFR Rate . Section 2.7(g). of this Agreement provides a mechanism for determining an alternate rate of interest in the event that the Term SOFR Rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor. With respect to the Term SOFR Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective

ARTICLE II
THE LOANS
Section 2.01    Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving Loan Lender severally agrees to make Revolving Loans in Dollars to the Borrower at any time and from time to time during the Availability Period in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment; provided however, that without limiting the foregoing, at no time shall (and Revolving Lenders shall have no obligation or duty to make or fund any Revolving Loan to the extent that doing so would result in) the Revolving Outstandings exceed the Line Cap. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrower may borrow, repay and reborrow, the Revolving Loans during the Availability Period, subject to the terms, provisions and limitations set forth herein.
Section 2.02    Making the Loans. . (a) The Borrower shall give notice to the Administrative Agent, which notice shall, unless the Administrative Agent shall agree otherwise in any particular instance in its discretion, be made by pursuant to a request communicated to the Administrative Agent via the Approved Electronic Communication method designated by the Administrative Agent for such requests from time to time (which, as of the Effective Date, shall be the Credit Management Module of PNC’s PINACLE® system) (each such request, a “Notice of Borrowing”), not later than (A) 12:00 noon. (New York City time) on the date which is three (3) Business Days prior to the date of the proposed Loan, if made as a Term SOFR Rate Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan) or (B) 12:00 noon on the date of the proposed Loan, if made as a Reference Rate Loan. Any such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii)  whether the Loan is requested to be a Reference Rate Loan or a Term SOFR Rate Loan and, in the case of a Term SOFR Rate Loan, the initial Interest Period with respect thereto, and (iii) the proposed borrowing date, which must be a Business Day. The Administrative Agent and the Lenders may act without liability upon the basis of a Notice of Borrowing made in accordance with the provisions of this Section 2.02(a) believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such request. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.
(b)    Each request for a Revolving Loan made pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.
(c)     (i)    Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.
(ii)    Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrower, the Agents and the Lenders, the Borrower, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Revolving Loan Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that (A) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan, and (B) the Administrative Agent shall not otherwise be required to (but may) determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If the Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the requested Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent’s Account no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent’s Account or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Borrower.
(iii)    If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of the Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If the Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Overnight Bank Funding Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(iv)    Nothing in this Section 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.
(d)    (i)    With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender’s initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 1:00 p.m. (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrower for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Revolving Loan Lender under this Section 2.02(d) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.
(ii)    In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account. Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03    Repayment of Loans; Evidence of Debt. (a) The outstanding principal of all Revolving Loans shall be due and payable by the Borrower on the Final Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.
(d)    The entries made in the accounts maintained pursuant to 0 or 0 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to 0 and the accounts maintained pursuant to 0, the accounts maintained pursuant to 0 shall govern and control.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.04    Interest.
(a)    [Reserved].
(b)    Interest Rate. Subject to the terms of this Agreement, at the option of the Borrower, the Revolving Loans or any portion thereof shall be either a Reference Rate Loan or a Term SOFR Loan. Each portion of the Revolving :Loans that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding from the date of the borrowing thereof or conversion thereof to a Reference Rate Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin, and each portion of the Revolving Loans that is a Term SOFR Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the borrowing thereof or conversion thereof to/continuation thereof as a Term SOFR Loan until repaid, at a rate per annum equal to Term SOFR Rate for the applicable Interest Period in effect from time to time for such Term SOFR Loan plus the Applicable Margin plus the applicable SOFR Adjustment.
(c)    Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, (i) the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities, outstanding Reimbursement Obligations or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate and (ii) the L/C Fee Rate shall be increased by 2.0 percentage points above the per annum rate otherwise applicable hereunder.
(d)    Interest Payment. Interest on each Loan shall be payable (i) in the case of a Reference Rate Loan, monthly, in arrears, on the first Business Day of each month, commencing on the last Business Day of the calendar month in which such Loan is made, (ii) in the case of a Term SOFR Loan, on the last day of the then effective Interest Period applicable to such Loan, and also, in the case of any Term SOFR Loan with an Interest Period of more than three-months, on each “three-month anniversary” of the start of such Interest Period, and (iii) in the case of each Loan, at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.
(e)    General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.
Section 2.05    Reduction of Commitment; Prepayment of Loans.
(a)    Reduction of Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. At any time and from time to time, the Borrower may reduce the Total Revolving Credit Commitment to an amount not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02, (C) the Letter of Credit Obligations at such time and (D) the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn. Each such reduction shall be (1) in an amount which is at least $5,000,000 and an integral multiple of $500,000, (2) made by providing not less than five (5) Business Days’ (or such shorter notice as may be agreed by the Administrative Agent) prior written notice to the Administrative Agent, and (3) irrevocable, provided that, notwithstanding anything to the contrary provided for in the foregoing or otherwise herein, in no event may the Total Revolving Commitment voluntarily reduced pursuant to this Section 2.05(a) to an aggregate amount less than $30,000,000. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.
(b)    Optional Prepayment; Termination of Agreement.
(i)    The Borrower may, at any time and from time to time, prepay the principal of any Revolving Loans, in whole or in part. Any prepayment made pursuant to this Section 2.05(b)(i) shall be accompanied by the payment of (x) any Funding Losses payable pursuant to Section 2.07 and (y) unless the Administrative Agent and Required Lenders shall agree otherwise in any case, all interest accrued on the amount of the Revolving Loans being so prepaid (for the avoidance of doubt, any interest accrued on such amount of the Revolving Loans being so prepaid but not paid pursuant to this sentence shall remain outstanding and owing and shall be due and payable on the next regularly scheduled interest payment date for the Reference Rate Loans and/or Term SOFR Rate Loans, as applicable).

(ii)    The Borrower may, upon at least ten (10) days’ prior written notice to the Administrative Agent, terminate this Agreement by making Payment in Full of all Obligations. Any notice of termination by the Borrower pursuant to this Section 2.05(b)(iii) shall be irrevocable, and on the date set forth as the date of termination of this Agreement in such notice, the Revolving Commitments shall terminate and the Borrower shall be obligated to make Payment in Full of the Obligations; provided that, if such notice of termination shall indicate that such termination and Payment in Full is contingent upon the closing of another transaction, such notice may be revoked in the event such transaction does not occur on or prior to such anticipated date of termination.
(c)    Mandatory Prepayment.
(i)    Overadvances, Cash Dominion.
(A)    In the event that at any time, the Revolving Outstandings at such time exceed the Line Cap as in effect at such time, the Borrower shall immediately, without the necessity of any notice or demand from any Secured Party, prepay the Revolving Loans (including any Agent Advances, if any) to the full extent of any such excess; provided further that, if in any such case, the amount of such excess exceeds the outstanding amount of the Revolving Loans (including any Agent Advances, if any), then after prepay the entire outstanding amount of the Revolving Loans (including any Agent Advances, if any) , the Borrower shall cash collateralize the outstanding Letters of Credit in accordance with Section 2.06(d)(ii) to the extent of the remaining excess.
(B)    Cash Dominion. During the existence of any Cash Dominion Period, the Administrative Agent shall on each Business Day apply all funds transferred to or deposited in the applicable Administrative Agent's Account from the Borrowing Base Parties, to the payment, in whole or in part, of the outstanding principal amount of the Revolving Loans.
(d)    [Reserved].
(e)    Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by the payment of (x) any Funding Losses payable pursuant to Section 2.08 and (y) unless the Administrative Agent and Required Lenders shall agree otherwise in any case, all interest accrued on the amount of the Revolving Loans being so prepaid (for the avoidance of doubt, any interest accrued on such amount of the Revolving Loans being so prepaid but not paid pursuant to this sentence shall remain outstanding and owing and shall be due and payable on the next regularly scheduled interest payment date for the Reference Rate Loans and/or Term SOFR Rate Loans, as applicable).
(f)    Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.
Section 2.06    Fees.
(a)    Fee Letter. As and when due and payable under the terms of any Fee Letter that may be in effect at any time, the Borrower shall pay the fees set forth in such Fee Letter.
(b)    Unused Line Fee. If, for any day in each calendar quarter during the Term, the outstanding amount of the Revolver Outstandings (the “Usage Amount”) does not equal the Total Revolving Credit Commitment, then the Borrower shall pay to Administrative

Agent, for the ratable benefit of Revolving Lenders in accordance with their Pro Rata Shares, a fee at a rate equal to one-half of one percent (0.50%) per annum for each such day the amount by which the amount of the Total Revolving Credit Commitment on such day exceeds such Usage Amount (the “Facility Fee”); provided that, with respect to any such calendar quarter, the aggregate amount of Qualified Cash held in deposit accounts of the Loan Parties maintained with the Administrative Agent as the depositary bank for each day in such calendar quarter is at least $20,000,000, they per annum rate of the Facility Fee for such calendar quarter shall be reduced to three-eighths of one percent (0.375%) per annum. Such Facility Fee shall be payable to Agent in arrears on the first Business Day of each calendar quarter with respect to each day in the previous calendar quarter, and on the Final Maturity Date and/or date of any Payment in Full of the Obligations with respect to each day in the previous calendar quarter or portion thereof ending on such date, as applicable.
(c)    Field Examination Fees. The Borrower acknowledges that pursuant to Section 7.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct inspections, audits, physical counts, valuations, appraisals, environmental site assessments and/or examinations of any or all of the Loan Parties at any time and from time to time and so long as no Event of Default has occurred and is continuing, with reasonable prior notice to the Borrower and during regular business hours. Borrower shall pay to the Agents, for their collective sole and separate accounts and not the account of any Lender, promptly at the conclusion of any Field Examination conducted in accordance with the terms of Section 7.01(f) hereof (whether such examination is performed by Agents’ employees or by a third party retained by Agents) and on the Effective Date with respect to the initial Field Examination performed by Agents prior to the Effective Date with respect to the Loan Parties in anticipation of the Effective Date Transactions (including any “roll-forward” or “update” of any such initial Field Examination if the Effective Date does not occur by November 30, 2022) the fees and costs specified in the Fee Letter.
(d)    Letter of Credit Fees; Letter of Credit Cash Collateral.
(i)    The Borrower shall pay (x) to the Administrative Agent, for the ratable benefit of the Revolving Lenders in accordance with their Pro Rata Shares, Letter of Credit fees for each outstanding Letter of Credit for each day during the period from and excluding the date of issuance thereof to and including the date of expiration or termination (with the consent of the applicable beneficiary) or full drawing thereof, equal to the Maximum Undrawn Face Amount of such Letter of Credit on such day multiplied by a per annum rate equal to the L/C Fee Rate (it being understood and agreed that in no event shall the fee under this clause (x) in respect of any Letter of Credit be less than the Administrative Agent’s minimum fee for the maintenance of letters of credit in effect from time to time), and (y) to the Administrative Agent, for the benefit of the L/C Issuer, a fronting fee for each outstanding Letter of Credit for each day during the period from and excluding the date of issuance thereof to and including the date of expiration or termination (with the consent of the applicable beneficiary) or full drawing thereof, equal to the Maximum Undrawn Face Amount of such Letter of Credit on such day multiplied by a per annum rate equal to one quarter of one percent (0.25%) per annum times the daily balance of the Maximum Undrawn Amount of all outstanding Letters of Credit (all of the foregoing fees, the “Letter of Credit Finance Fees”; the fees pursuant to the foregoing clause (x) are the “Letter of Credit Commitment Fees” and the fees pursuant to the foregoing clause (y) are the “Letter of Credit Fronting Fees”), all such Letter of Credit Fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first Business Day of each calendar quarter and on the Final Maturity Date and/or date of any Payment in Full of the Obligations (provided that, in the event that at any time, Payment in Full of the Obligations has occurred but any Letters of Credit remain outstanding, all Letter of Credit Fees provided for in this sentence shall continue to accrue with respect to each such Letter of Credit until such time as such Letter of Credit has expired in accordance with its terms, been drawn in full, and returned for cancellation with the consent of the applicable beneficiary or beneficiaries under such Letters of Credit, except that, at any time with cash collateral has been provided with respect to any such Letter of Credit in the full amount required by and in accordance with Section 2.06(d)(ii) below, all Letter of Credit Commitment Fees shall accrue for the benefit of and be payable to the L/C Issuer of such Letter of Credit). In addition, the Borrower shall pay to Administrative Agent, for the benefit of the L/C Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by L/C and the Borrower in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses (collectively, the “Letter of Credit Admin Fees”, and together with the Letter of Credit Finance Fees, collectively, the “Letter of Credit Fees”), if any, shall be payable on demand and shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the L/C Issuer’s prevailing charges for that type of transaction.
(ii)    At any time (i) following the occurrence of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 9.01(f) or (g) hereof, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or (ii) upon the Final Maturity Date or (iii) upon any other termination of this Agreement and/or the Revolving Credit Commitments (and also, if applicable, in connection with any mandatory prepayment under Section 2.05(c) hereof), the Borrower will cause immediately available funds to be provided to Collateral Agent, to be held by Collateral Agent as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of each outstanding Letters of Credit. Each Loan Party hereby irrevocably authorizes Collateral Agent, in its sole discretion, either:
(x) to hold such cash collateral in one or more general ledger or general operating accounts or suspense accounts of Collateral Agent and/or in one or more investment accounts of Collateral Agent, and in any such case, Collateral Agent may commingle such cash collateral with other funds and property of Collateral Agent on deposit in such accounts from time to time, and such cash collateral shall not bear interest and Collateral Agent shall have no obligation to pay interest thereon (and Loan Parties hereby waive any claim under Article 9 of the Uniform Commercial Code or any other Requirement of Law to any such interest), and Collateral Agent shall not be required to account for any income or interest it may earn with respect to any cash collateral during any such time as cash collateral is held by Collateral Agent under this clause (A), or
(y) if Collateral Agent shall so elect in its sole discretion either (1) to open an account in which such cash collateral may be maintained on behalf of any one or more Loan Parties and in the name of such Loans Parties, and to deposit such cash collateral into such an account, or (2) to deposit such cash collateral into an account opened by Loan Parties, and in any such case under this clause (B), Collateral Agent may, in its discretion, either (x) invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Collateral Agent and such Loan Parties mutually agree (or, in the absence of such agreement, as Collateral Agent may reasonably select), and in any such case under this subclause (x). the net return on such investments shall be credited to such account and constitute additional cash collateral, or (y) (notwithstanding the foregoing clause (x)) establish the account provided for under this clause (B) as a non-interest bearing account and in such case under this subclause (y), Collateral Agent shall have no obligation (and Loan Parties hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Requirement of Law to pay interest on cash collateral being held by Collateral Agent (and in such case under this subclause (y), Collateral Agent shall not be required to account for any income or interest it may earn with respect to any cash collateral during any such time as cash collateral is held in any account provided for under this clause (B)).
No Loan Party may withdraw any such cash collateral provided under this Section 3.2(b) except upon the occurrence of all of the following: (x) Payment in Full of the Obligations; (y) the expiration, drawing in full, and/or return for cancellation with the consent of the applicable beneficiaries of all Letters of Credit and (without duplication of any amount paid pursuant to the preceding clause (x), payment in full of all Obligations with respect to any Letters of Credit that may have arisen subsequent to any Payment in Full of the Obligations (including without limitation any Reimbursement Obligations arising in respect of any draws with respect to any Letters of Credit made subsequent to such Payment in Full and any Letter of Credit Fees or other charges that may have accrued under Section 2.06(d)(i) above with respect to any Letters of Credit at any time following such Payment in Full that remain outstanding); and (z) termination of this Agreement. Loan Parties hereby assign, pledge and grant to Collateral Agent, for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Loan Parties in any deposit account, securities account or investment account into which such cash collateral may be deposited and/or in which such cash collateral may be held by Agent from time to time, all to secure the Obligations, specifically including all Reimbursement Obligations or Letter of Credit Fees or any other obligations with respect to any Letters of Credit (including any of the foregoing obligations accruing or arising after Payment in Full of all other Obligations. Loan Parties agree that upon the coming due of any such Obligations or other obligations, Collateral Agent may use such cash collateral to pay and satisfy such Obligations
(e)    Without limiting the generality of the provisions of Section 4.01, the parties hereto agree that, for administrative convenience, Administrative Agent may charge the Loan Account of the Borrower with the amount of a Revolving Loan made as a Reference Rate Loan on the date any fees (including Field Examination Fees and Costs) become due and payable under this Section 2.05 for the purpose of disbursing the proceeds of such Revolving Loan to the appropriate Secured Parties in payment and satisfaction of such fees.
Section 2.07    SOFR Option.
(a)    The Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Loans be charged at a rate of interest based upon the Term SOFR Rate (the "SOFR Option") by notifying the Administrative Agent prior to 11:00 a.m. (New York City time) at least 3 Business Days prior to (i) the proposed borrowing date of a Loan (as provided in Section 2.02), (ii) in the case of the conversion of a Reference Rate Loan to a Term SOFR Loan, the commencement of the proposed Interest Period or (iii) in the case of the continuation of a Term SOFR Loan as a Term SOFR Loan, the last day of the then current Interest Period (the "SOFR Deadline"). Notice of the Borrower's election of the SOFR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section 2.07(a) shall, unless the administrative Agent shall agree otherwise in any particular instance in its discretion, be made by pursuant to a request communicated to the Administrative Agent via the Approved Electronic Communication method designated by the Administrative Agent for such requests from time to time (which, as of the Effective Date, shall be the Credit Management Module of PNC’s PINACLE® system) (any such notice, a “SOFR Notice”). Each such election of the SOFR Option communicated by the Borrower to the Administrative Agent in accordance with this paragraph shall be irrevocable and binding on the Borrower.

(b)    Interest on Term SOFR Loans shall be payable in accordance with Section 2.02(d). On the last day of each applicable Interest Period, unless the Borrower has properly exercised the SOFR Option with respect thereto, such Term SOFR Loans automatically shall convert to a Reference Rate Loan. At any time that a Default or an Event of Default has occurred and is continuing, the Borrower no longer shall have the option to request that any portion of the Loans bear interest at Term SOFR Rate and the Administrative Agent shall have the right to convert the interest rate on all outstanding Term SOFR Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder on the last day of the then current Interest Period.
(c)    Notwithstanding anything to the contrary contained in this Agreement, the Borrower (i) shall have not more than five (5) Term SOFR Loans in effect at any given time, and (ii) only may exercise the SOFR Option for Term SOFR Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.
(d)    The Borrower may prepay Term SOFR Loans at any time; provided, however, that in the event that Term SOFR Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with Section 4.03 or Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend, and hold the Agents and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.08.
(e)    In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR. Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their participants, is required actually to match fund any Obligation as to which interest accrues at Term SOFR Rate or the Term SOFR Reference Rate.
(f)    Subject to clause (g) below, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that:
(i)    reasonable means do not exist for ascertaining the Term SOFR Rate for any Interest Period, or
(ii)    Dollar deposits in the relevant amount and for the relevant maturity are not available, with respect to an outstanding Term SOFR Rate Loan, a proposed Term SOFR Rate Loan, or a proposed conversion of a Reference Rate Loan into a Term SOFR Rate Loan; or
(iii)    the making, maintenance or funding of any Term SOFR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), or
(iv)    the Term SOFR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any Term SOFR Rate Loan, and such Lender has provided notice of such determination to Agent, then the Administrative Agent shall give written notice to the Borrower and to the Lenders of such determination as soon as practicable thereafter.
If such notice is given prior to a Benchmark Replacement Date, (i) any such requested Term SOFR Rate Loan shall be made as a Reference Rate Loan, unless the Borrower shall notify Administrative Agent no later than 1:00 p.m. Prevailing Eastern Time two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Term SOFR Rate Loan, (ii) any Reference Rate Loan or Term SOFR Rate Loan which was to have been converted to an affected type of Term SOFR Rate Loan shall be continued as or converted into a Reference Rate Loan, or, if Borrower shall notify Administrative Agent, no later than 1:00 p.m. Prevailing Eastern Time two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Term SOFR Rate Loan, and (iii) any outstanding affected Term SOFR Rate Loans shall be converted into a Reference Rate Loan, or, if Borrower shall notify Administrative Agent, no later than 1:00 p.m. Prevailing Eastern Time two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Term SOFR Rate Loan, shall be converted into an unaffected type of Term SOFR Rate Loan, on the last Business Day of the then current Interest Period for such affected Term SOFR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected Term SOFR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Term SOFR Rate Loan or maintain outstanding affected Term SOFR Rate Loans and Borrower shall not have the right to convert a Domestic Rate Loan or an unaffected type of Term SOFR Rate Loan into an affected type of Term SOFR Rate Loan.
(g)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with a Hedging Agreement related to interest rates shall be deemed not to be an “other Loan Document” for purposes of this Section 2.07(g)), if a Benchmark Transition Event and related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the other Loan Documents, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of, (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.07(g)(iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section 2.07(g).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor of such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for an Advance bearing interest based on the Term SOFR Rate, conversion to or continuation of Advances bearing interest based on the Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Reference Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Reference Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Reference Rate.
Section 2.08    Funding Losses. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default or any mandatory prepayment required pursuant to Section 2.05(c)), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Collateral Agent pursuant to Section 12.02(c), then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense (“Funding Losses”) attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.08 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 2.09    Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of any Withholding Agent) requires the deduction or withholding of any Taxes from or in respect of any such payment, (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount (an "Additional Amount") necessary such that after making all required deductions and withholdings for Indemnified Taxes (including deductions and withholdings applicable to additional sums payable under this Section 2.09) the applicable Recipient receives the amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.
(b)    In addition, each Loan Party shall pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes by any Secured Party. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.09, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(c)    The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against Indemnified Taxes (including, without limitation, Indemnified Taxes imposed on any amounts payable under this Section 2.09) paid or payable by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. Such indemnification shall be paid within 10 days from the date on which the applicable Secured Party makes written demand therefore. A certificate as to the amount of such payment or liability delivered to the Borrower by a Secured Party (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of another Secured Party shall be conclusive absent manifest error.
(d)
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(d)(ii)(A), ii)B) and ii)D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Lender that is not a U.S. Person (a "Foreign Lender") shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 2.09(d)-1 hereto to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Internal Revenue Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.09(d)-2 or Exhibit 2.09(d)-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.09(d)-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Agent in writing of its legal inability to do so.
(e)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 12.07(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.

Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    Each Party’s obligations under this Section 2.09 shall survive the resignation of replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(h)    For purposes of this Section 2.09, the term “applicable law” includes FATCA.
(i)    To the extent legally permissible, the Administrative Agent, in the event that the Administrative Agent is a U.S. Person, shall deliver an IRS Form W-9 to the Borrower and if the Administrative Agent is not a U.S. Person, the applicable IRS Form W-8 certifying its exemption from U.S. withholding Taxes with respect to amounts payable hereunder, on or prior to the date the Administrative Agent becomes party to this Agreement
Section 2.10    Increased Costs and Reduced Return. (a) If any Secured Party shall have determined that any Change in Law shall (i) subject such Secured Party, or any Person controlling such Secured Party to any tax, duty or other charge with respect to this Agreement or any Loan made by such Agent or such Lender (except for (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes), (ii) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party) or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan or agreeing to make any Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.
(b)    If any Secured Party shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Secured Party's or such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party's or such other controlling Person's capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Secured Party's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Secured Party's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party's or such other controlling Person's capital.
(c)    All amounts payable under this Section 2.10 shall bear interest from the date that is 10 days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate. A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party's reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 2.11    Changes in Law; Impracticability or Illegality.
(a)    Term SOFR Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (but excluding: (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (C) Connection Income Taxes, (D) increased costs with respect to which additional amounts have been paid pursuant to Section 2.10, or (E) increased costs resulting from changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest at Term SOFR Rate. In any such event, the affected Lender shall give the Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (i) require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such Term SOFR Rate and the method for determining the amount of such adjustment or (ii) repay the Term SOFR Loans with respect to which such adjustment is made (together with any amounts due under Section 2.09).
(b)    If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Term SOFR Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Term SOFR Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (i) any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert Reference Rate Loans to Term SOFR Loans, shall be suspended, and (ii) the interest rate on which Reference Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Reference Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans to Reference Rate Loans (the interest rate on which Reference Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Reference Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Loans to such day, in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Term SOFR Rate or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.08.
(c)    The obligations of the Loan Parties under this Section 2.09(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 2.12    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10, or requires a Loan Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.09, then such Lender shall (at the request of the Borrower) use reasonable efforts to, as applicable, designate a different lending or issuing office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.09, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(a)    Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender, pursuant to Section 2.09 and, in each case, such Lender has declined or is unable to designate a different lending or issuing office in accordance with paragraph (a) of this Section 2.12, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.09 or 2.10) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    such Lender shall have received, as applicable, payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.08) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii)    in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.09, such assignment will result in a reduction in such compensation or payments thereafter;
(iii)    such assignment does not conflict with applicable law; and
(iv)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (x) an assignment required pursuant to this Section 2.12(b) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent, and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
ARTICLE III
Section 3.01    Letters of Credit. Subject to the terms and conditions hereof (including Section 2.01 hereof), the L/C Issuer shall issue or cause the issuance of standby and/or trade letters of credit (collectively, “Letters of Credit”) for the account of any Borrower, and which may be for the benefit of any Loan Party (each such Letter of Credit, a “Letter of Credit”), which Letters of Credit shall be denominated in Dollars. The Maximum Undrawn Amount of all outstanding Letters of Credit of any Borrower shall not exceed in the aggregate at any time the Line Cap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision hereof, no Letter of Credit shall be issued if after giving effect thereto, (x) the Maximum Undrawn Amount of all outstanding Letters of Credit would exceed the Letter of Credit Sublimit or (y) any of the credit limits set forth in Section 2.01 would be violated. All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Loans and shall bear interest at the rate applicable to Revolving Loans that are Reference Rate Loans in accordance with Section 2.04. Letters of Credit that have not been drawn upon shall not bear interest.
Section 3.02    Issuance of Letters of Credit.
(a)    Subject to the terms hereof, any Borrower (or the Borrower on behalf of any other Borrower) may request the L/C Issuer to issue or cause the issuance of a Letter of Credit by delivering to the L/C Issuer, at the Payment Office, prior to 10:00 a.m. (New York time), at least five (5) Business Days’ prior to the proposed date of issuance (or such shorter period as may be agreed by the L/C Issuer in its sole discretion), the L/C Issuer’s form of letter of credit application (the “Letter of Credit Application”) completed to the reasonable satisfaction of the L/C Issuer; and, such other certificates, documents and other papers and information as the L/C Issuer may reasonably request. Each Borrower (or the Borrower on behalf of another Borrower) also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with the L/C Issuer upon any amendment, extension or renewal of any Letter of Credit.
(b)    Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance (subject to automatic renewals) and in no event later than the date that is 15 days prior to the Final Maturity Date. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revision thereof adhered to by the Issuer (“UCP 600”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (“ISP98 Rules”), as determined by the L/C Issuer, and each trade Letter of Credit shall be subject to UCP 600.
(c)    The Administrative Agent shall use its reasonable efforts to notify the Lenders of the request by the Borrower for a Letter of Credit hereunder.
Section 3.03     Requirements for the Issuance of Letters of Credit. The Borrower shall authorize and direct the L/C Issuer to name one Loan Party as the “Applicant” or “Account Party” of each Letter of Credit. If the Administrative Agent is not the L/C Issuer of any Letter of Credit, the Borrower shall authorize and direct the L/C Issuer to deliver to the Administrative Agent all instruments, documents, and other writings and property received by the L/C Issuer pursuant to the Letter of Credit and to accept and rely upon the Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor
Section 3.04    Disbursements Reimbursement.
(a)    Immediately upon the issuance of each Letter of Credit, each Revolving Loan Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Pro Rata Share (determined in accordance with clause (a) of the definition of Pro Rata Share) of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.
(b)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the L/C Issuer will promptly notify the Borrower. The Borrower shall reimburse (such obligation to reimburse the L/C Issuer or any Lender together with any interest thereon pursuant to Section 2.04 shall sometimes be referred to as a “Reimbursement Obligation”) the L/C Issuer and the Revolving Loan Lenders prior to 1:00 p.m. (New York time) on such date that an amount is paid by the L/C Issuer and the Revolving Loan Lenders under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the L/C Issuer. In the event the Borrower does not reimburse the L/C Issuer within the time period set forth in the immediately preceding sentence, the L/C Issuer will promptly notify each Revolving Loan Lender thereof, and the Borrower shall be deemed to have requested that a Revolving Loan that is a Reference Rate Loan be made by the Revolving Loan Lenders to be disbursed on the Drawing Date under such Letter of Credit, pursuant to Section 2.01 (whether or not the conditions in Section 5.02 have been satisfied). Any notice given by the L/C Issuer pursuant to this Section 3.04(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)    Each Revolving Loan Lender shall upon any notice pursuant to Section 3.04(b) make available to the Administrative Agent an amount in immediately available funds equal to its applicable Pro Rata Share (determined in accordance with clause (a) of the definition of Pro Rata Share) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 3.04(d)) each be deemed to have made a Revolving Loan that is a Reference Rate Loan to the Borrower in that amount. If any Revolving Loan Lender so notified fails to make available to the Administrative Agent the amount of such Lender’s Pro Rata Share of such amount by no later than 2:00 p.m. (New York time) on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the interest rate on Revolving Loans that are Reference Rate Loans on and after the fourth day following the Drawing Date. The Administrative Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Administrative Agent to give any such notice on the Drawing Date or in sufficient time to enable any Revolving Loan Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 3.04(c), provided that such Lender shall not be obligated to pay interest as provided in Section 3.04(d) (i) and (ii) until and commencing from the date of receipt of notice from the Administrative Agent of a drawing. Each Revolving Loan Lender’s payment to the L/C Issuer pursuant to this Section 3.04(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Revolving Loan” from such Lender in satisfaction of its Participation Commitment under this Section 3.04.
(d)    With respect to any unreimbursed drawing that is not converted into a Revolving Loan to the Borrower in whole or in part as contemplated by Section 3.04(b), because of the Borrower’s failure to satisfy the conditions set forth in Section 5.02 (other than any notice requirements) or for any other reason, the Borrower shall be deemed to have incurred from the Administrative Agent a borrowing (each, a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum equal to the interest rate on Revolving Loans that are Reference Rate Loans.
(e)    Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (i) the L/C Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (ii) no Letter of Credit issued or created hereunder remains outstanding and uncanceled and (iii) all Persons (other than the Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.
Section 3.05    Repayment of Participation Revolving Loans.
(a)    Upon (and only upon) receipt by the Administrative Agent for the account of the L/C Issuer immediately available funds from the Borrower (i) in reimbursement of any payment made by the L/C Issuer under the Letter of Credit with respect to which any Lender has made a Participation Revolving Loan to the L/C Issuer or (ii) in payment of interest on such a payment made by the Administrative Agent under such a Letter of Credit, the L/C Issuer will pay to each Revolving Loan Lender, in the same funds as those received by the L/C Issuer, the amount of such Lender’s Pro Rata Share of such funds, except the L/C Issuer shall retain the amount of the Pro Rata Share of such funds of any Revolving Loan Lender that did not make a Participation Revolving Loan in respect of such payment by the Administrative Agent.
(b)    If the L/C Issuer is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by the Borrower to the L/C Issuer pursuant to Section 3.05(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each

Revolving Loan Lender shall, on demand of the L/C Issuer, forthwith return to the L/C Issuer the amount of its Pro Rata Share of any amounts so returned by the L/C Issuer plus interest at the Federal Funds Effective Rate.
Section 3.06    Documentation. The Borrower and Loan Parties agree to be bound by the terms of the Letter of Credit Application and by the L/C Issuer’s interpretations of any Letter of Credit issued for the Borrower’s Loan Account and by the L/C Issuer’s written regulations and customary practices relating to letters of credit, though the L/C Issuer’s interpretations may be different from the Borrower’s or Loan Parties’ interpretations. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), the L/C Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s or any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
Section 3.07    Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Administrative Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth .
Section 3.08    Nature of Participation and Reimbursement Obligations. Each Revolving Loan Lender’s obligation in accordance with this Agreement to make the Revolving Loans or Participation Revolving Loans as a result of a drawing under a Letter of Credit, and the obligations of the Borrower to reimburse the L/C Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Article III under all circumstances, including the following circumstances:
any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower, any Loan Party or any other Person for any reason whatsoever;
(b)    the failure of the Borrower, any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Revolving Loans under Section 3.04;
(c)    any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Documents;
(d)    any claim of breach of warranty that might be made by any Borrower or any Loan Party or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Borrower, any Loan Party or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower, any Loan Party, or any of their Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(e)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Administrative Agent or any of the Administrative Agent’s Affiliates has been notified thereof;
(f)    except as provided in Section 3.07, any payment by the Administrative Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
(g)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(h)    any failure by the Administrative Agent or the applicable L/C Issuer to issue any Letter of Credit in the form requested by the Borrower, unless the Administrative Agent has received written notice from the Borrower of such failure within three (3) Business Days after the Administrative Agent shall have furnished the Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(i)    any Material Adverse Effect on any Borrower or any Guarantor;
(j)    any breach of this Agreement or any Loan Document by any party thereto;
(k)    the occurrence or continuance of an insolvency proceeding with respect to the Borrower or any Guarantor;
(l)    the fact that a Default or Event of Default shall have occurred and be continuing;
(m)    the fact that the Final Maturity Date shall have expired or this Agreement or the Obligations hereunder shall have been terminated;
(n)    any amendment or waiver of or any consent to departure from any Letter of Credit or any document relating thereto; and
(o)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
Nothing contained in this Section 3.08 shall be deemed to relieve the L/C Issuer or the Administrative Agent from any claim by any Borrower or any Loan Party for the gross negligence or willful misconduct of the L/C Issuer in respect of honoring or failing to honor any drawing under any Letter of Credit or otherwise in respect of any Letter of Credit, but any such claim may not be used as a defense to the Borrower’s obligation to reimburse the L/C Issuer for any such drawing
Section 3.09    Indemnity. In addition to amounts payable as provided in Section 12.15, the Borrower and Loan Parties hereby agree to protect, indemnify, pay and save harmless the Administrative Agent and the L/C Issuer from and against any and all claims, demands, liabilities, damages, penalties, interest, judgments, losses, costs, charges and expenses

(including reasonable and documented out-of-pocket fees, expenses and disbursements of outside counsel (provided, that, such obligation shall be limited to one primary outside counsel for the Administrative Agent and the L/C Issuer taken as a whole, absent a conflict of interest with respect to the Administrative Agent or the L/C Issuer (in which case, such affected Person may engage and be reimbursed for its own additional counsel)) which the Administrative Agent or any of the Administrative Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence, willful misconduct or bad faith of the Administrative Agent or the L/C Issuer (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (b) the wrongful dishonor by the Administrative Agent, the L/C Issuer, or any of the Administrative Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”). Notwithstanding anything to the contrary in this Section 3.09 or elsewhere in this Agreement, this Section 3.09 shall not apply to Taxes, which shall be governed exclusively by Sections 2.09 and 2.10.
Section 3.10    Liability for Acts and Omissions. As between the Borrower and Loan Parties, and the Administrative Agent and Lenders, the Borrower and Loan Parties assume all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Administrative Agent shall not be responsible for: (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Administrative Agent shall have been notified thereof); (b) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower or any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among Borrower and/or any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) errors in interpretation of technical terms; (f) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (g) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (h) any consequences arising from causes beyond the control of the Administrative Agent, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Administrative Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve the Administrative Agent from liability for the Administrative Agent’s gross negligence, willful misconduct or bad faith (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (a) through (h) of such sentence. In no event shall the Administrative Agent or the Administrative Agent’s Affiliates be liable to the Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
Without limiting the generality of the foregoing, the Administrative Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Administrative Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Administrative Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrative Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Administrative Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put the Administrative Agent under any resulting liability to the Borrower or any Lender
ARTICLE IV

APPLICATION OF PAYMENTS; DEFAULTING LENDERS
Section 4.01    Payments; Computations and Statements. (a) The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States and in immediately available funds, to the Administrative Agent's Accounts. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrower, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement. The Lenders and the Borrower confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent’s discretion, provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the

Borrower with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.
(b)    The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month, any Letters of Credit issued by the L/C Issuer for the account of the Borrower during such month, specifying the Maximum Face Amount thereof, the amount of charges to the Loan Account and/or Loans made to the Borrower during such month to reimburse the Revolving Loan Lenders for drawings made under Letters of Credit, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.
Section 4.02    Sharing of Payments. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and any payment of an amendment, consent or waiver fee to consenting Lenders pursuant to an effective amendment, consent or waiver with respect to this Agreement, or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
Section 4.03    Apportionment of Payments.  Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Lenders:
(a)    All payments of principal and interest in respect of outstanding Loans, all payments in respect of the Reimbursement Obligations and Letter of Credit Lender Fees, all

other payments of fees (other than the fees payable to either or both Agents’ set forth in Section 2.06 hereof, fees payable under any Fee Letter, and Letter of Credit Fronting Fees and Letter of Credit Admin Fees) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made..
(b)    After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations, including without limitation, all proceeds of the Collateral, subject to the provisions of this Agreement, as follows: (A) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents, and all Letter of Credit Admin Fees due and payable to the L/C Issuer, until paid in full; (B) second, ratably to pay the Revolving Loan Obligations in respect of any fees (excluding Letter of Credit Financing Fees), expense reimbursements, indemnities and other amounts then due and payable to the Revolving Loan Lenders or the L/C Issuer until paid in full; (C) third, to pay interest then due and payable in respect of the Agent Advances until paid in full; (D) fourth, to pay principal of the Agent Advances until paid in full; (E) fifth, ratably to pay interest and Letter of Credit Financing Fees then due and payable in respect of the Revolving Loans, Letters of Credit, and Reimbursement Obligations until paid in full; (F) sixth, ratably to pay principal of the Revolving Loans and Letter of Credit Obligations (or, to the extent such Obligations are contingent, to provide cash collateral in respect of such Obligations (including the cash collateralization of the Letters of Credit in accordance with Section 2.06(d)(ii) hereof) and the Bank Product Obligations until paid in full; and (G) seventh, to the ratable payment of all other Obligations then due and payable until paid in full.
(c)    For purposes of Section 4.03(b), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(d)    In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.
Section 4.04    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(a)    Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.02.
(b)    The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by the Borrower to the Administrative Agent for such Defaulting Lender's benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender's Loans were funded by the other Lenders) or, if so directed by the Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender's Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrower as if such Defaulting Lender had made such Loans to the Borrower. Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.
(c)    Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower to replace the Defaulting Lender with one or more substitute Lenders, and the Defaulting Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Defaulting Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance.
(d)    The operation of this Section 4.04 shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.
(e)    This Section 4.04 shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Agents, and the Borrower shall have waived such Defaulting Lender's default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender's having been a Defaulting Lender.
Section 4.05    Appointment of Borrower as Attorney-in-Fact.
(a)    Each Loan Party, specifically including without limitation each Borrowing Base Party, hereby irrevocably appoints the Borrower as its attorney-in-fact for all matters relating to this Agreement and the other Loan Documents, which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Loan Parties that such appointment has been revoked and that another Loan Party has been appointed to be the Borrower. Each Loan Party, specifically including without limitation each Borrowing Base Party, hereby irrevocably appoints and authorizes the Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to any and all Loans and all other notices and instructions under this Agreement and (ii) to take such action as the Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Collateral of the Borrowing Base Parties and the other Loan Parties in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Loan

Parties in order to utilize the collective borrowing powers of the Borrowing Base Parties in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to any Loan Party as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of Collateral of the Borrowing Base Parties and the other Loan Parties in a combined fashion since the successful operation of each Loan Party is dependent on the continued successful performance of the integrated group.
ARTICLE V
CONDITIONS TO LOANS
Section 5.01    Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:
(a)    Payment of Fees, Etc. The Borrower shall have paid on or before the Effective Date all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04.
(b)    Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.
(c)    Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Secured Party.
(d)    Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:
(i)    a Security Agreement and all promissory notes required to be pledged thereunder, accompanied by a proper instrument of transfer;
(ii)    a UCC Filing Authorization Letter, together with evidence satisfactory to the Collateral Agent of the filing of appropriate financing statements on Form UCC-1 in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage;
(iii)    the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens acceptable to the Collateral Agent);

(iv)    the Israeli Security Documents, duly executed by each Loan Party thereto (together, with the respective deliverables set out or annexed or referred to therein, including, without limitation, other instruments of transfer);
(v)    the U.K. Security Documents, duly executed by each Loan Party thereto (together, in each case, with the respective deliverables set out or annexed or referred to therein
(vi)    a Perfection Certificate;
(vii)    [reserved];
(viii)    the Fee Letter;
(ix)    the Intercompany Subordination Agreement;
(x)    a Borrowing Base Certificate as of September 30, 2022 (or, if the Effective Date occurs after November 30, 2022, a Borrowing Base Certificate dated no more than sixty (60) days prior to the Effective Date), evidencing Availability as of the Effective Date after giving pro forma effect to the Effective Date Transactions of not less than $35,000,000;
(xi)    the Intercreditor Agreement;
(xii)    a certificate of an Authorized Officer of each Loan Party, certifying (A) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction), (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, (C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing, SOFR Notices and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers, (E) with respect to the Israeli Loan Party, confirming that pursuant to sections 256(d) and 282 of the Israeli Companies Law of 1999, that all approvals, as required under the Israeli Companies Law (including, without limitation, under sections 255, 270-272 and Section 277 thereof) and the constitutional documents of the Israeli Loan Party, have been duly obtained for, (F) with respect to the U.K. Guarantors, (1) that the guaranteeing or securing, as appropriate, of the Obligations would not cause any borrowing, guarantee, security or similar limit binding on the U.K. Guarantor to be exceeded, and (2) the resolutions of the special meeting of shareholders of each U.K. Guarantors amending their respective articles of association in order to remove any transfer restrictions (including lien restrictions) in connection with the granting of security and (G) as to the matters set forth in Section 5.01(b);

(xiii)    a certificate of the chief financial officer of the Borrower (A) attaching a copy of the Financial Statements and the Projections described in Section 6.01(g)(ii) hereof and certifying as to the compliance with the representations and warranties set forth in Section 6.01(g)(i) and Section 6.01(ff)(i) and (B) certifying that as of the Effective Date, after giving pro forma effect to the Transactions, and based on the Borrowing Base determined as of September 30, 2022, as demonstrated by the Borrowing Base Certificate being delivered pursuant to Section 5.01(d)(ix) hereof above, Availability is not less than $35,000,000.;
(xiv)    a certificate of the chief financial officer of the Borrower in the form attached as Exhibit F hereto;
(xv)    a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing (or as to status, as applicable) of, and, other than with respect to the Israeli Loan Party, the payment of taxes by, such Loan Party in such jurisdictions;
(xvi)    (A) an opinion of Cooley LLP, counsel to the Loan Parties (B) an opinion of Arnon, Tradmor-Levy acting as Israeli local counsel to the Loan Parties and (C) an opinion of Addleshaw Goddard LLP, acting as U.K. local counsel to the Agents and the Lenders, in each case, in form and substance satisfactory to the Agents and as to such matters as the Agents may reasonably request;
(xvii)    evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement, the Israeli Security Documents, U.K. Security Documents and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with, other than as contemplated by Section 5.03(h), such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request;
(xviii)    evidence that the payment in full of all Indebtedness outstanding under the Existing Notes shall occur within 3 Business Days of the Effective Date, in form and substance reasonably satisfactory to the Agents;
(xix)    evidence satisfactory to the Agents that a Process Agent has been properly appointed by each Loan Party in accordance with Section 12.10(b); and
(xx)    in respect of each U.K. Loan Party whose shares are the subject of a U.K. Security Document (a “Charged Company”), either (i) a certificate of an authorised signatory of each Charged Company certifying that: (A) each member of the Group has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Charged Company; and (B) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company, which, in the case of a Charged Company that is a Group Company, is certified by an authorised signatory of the Borrower to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement or (ii) a certificate of an authorised signatory of the Borrower certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006.
(e)    Material Adverse Effect. No event or development (including, without limitation, resulting from or in relation to the Specified Litigations) shall have occurred since November 2, 2022 which has had a Material Adverse Effect.
(f)    Accounts with Administrative Agent. The Borrower shall have established at least one Collections Account and one deposit account for disbursements (into which proceeds of Revolving Loans may be deposited) with the Administrative Agent.
(g)    Approvals. Other than as contemplated by Section 5.03, all consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Loan Parties' business shall have been obtained and shall be in full force and effect.
(h)    U.K. Loan Party Articles of Association. The Administrative Agent shall have received evidence that the current/most up-to-date articles of association for each U.K. Loan Party have been filed with Companies House London.
(i)    [Reserved].
(j)    Effectiveness of Term Facility. Substantially contemporaneously with the execution and delivery hereof: (i) the Term Agreement shall be in full force and effect and the Administrative Agent shall have received fully executed copies of the Term Facility Documentation, in form and substance satisfactory to the Administrative Agent, (ii) Term Loans in a gross amount of not less than $55,000,000 shall occur, and (iii)the Administrative Agent shall have received a fully executed copy of the Term Disbursement Letter, which shall be in form and substance satisfactory to the Administrative Agent.
(k)    Litigation. There shall exist no material claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) (other than the Specified Litigations) pending or threatened in any court or before any arbitrator or Governmental Authority with respect to the Loan Parties or any of their properties or which relates to the Loans or this Agreement.
(l)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.
(m)    Know Your Customer Compliance. The Agents and the Lenders shall have each received (x) (to the extent requested prior to the Effective Date) a W-9 and all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in form and substance satisfactory to the Agents and the Lenders and (y) an executed Certificate of Beneficial Ownership.
Section 5.02    Conditions Precedent to All Loans and Letters of Credit. The obligation of any Agent or any Lender to make any Loan or of the L/C Issuer to issue any Letter of Credit on any date during the Availability Period is subject to the fulfillment, in a manner satisfactory to the Administrative Agent, of each of the following conditions precedent:

(a)    Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then due and payable by the Borrower pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.
(b)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and/or the other Loan Documents shall be true and correct in all material respects (except in the case of any such representation or warranty that is qualified as to materiality or as to the occurrence of (or the absence of the occurrence of) a Material Adverse Effect (specifically including without limitation the representations set forth in Section 6.01(g)(ii) hereof), each of which such representations and warranties shall be true and correct in all respects) on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation or warranty shall have been true and correct in all material respects (except in the case of any such representation or warranty that is qualified as to materiality or as to the occurrence of (or the absence of the occurrence of) a Material Adverse Effect, each of which such representations and warranties shall have been true and correct in all respects) on and as of such earlier and/or specified date);
(c)    No Default; Maximum Advances. At the time of and after giving effect to the making of such Loan and the application of the proceeds thereof and/or the issuance of such Letter of Credit, (x) no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, or the issuance of such Letter of Credit to be issued, on such date (specifically including without limitation any Event of Default that would occur as a result of a violation of Section 7.03(c) hereof as a result of the making of such Loan and the application of the proceeds thereof and/or the issuance of such Letter of Credit) and (y) the Revolving Outstandings shall not exceed the Line Cap.
The submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower’s acceptance of the proceeds of such Loan, or the submission by the Borrower of a Letter of Credit Application with respect to a Letter of Credit, and the issuance of such Letter of Credit, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan or the date of issuance of such Letter of Credit all of the foregoing conditions have been met and satisfied.
Section 5.03    Conditions Subsequent to Effectiveness. As an accommodation to the Loan Parties, the Agents and the Lenders have agreed to execute this Agreement and to make the Loans on the Effective Date notwithstanding the failure by the Loan Parties to satisfy the conditions set forth below on or before the Effective Date. In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.02):
(a)    use commercially reasonable efforts until the date that is 60 days after the Effective Date to execute and deliver to the Collateral Agent a landlord waiver, in form and substance satisfactory to the Collateral Agent and which may be included as a provision contained in the relevant Lease, executed by each landlord with respect to each of the Leases set forth on Schedule III to the Security Agreement, which shall include (i) the chief executive office location of the Borrower, (ii) any other location of a Loan Party to the extent the book value of the Collateral maintained therein exceeds $1,000,000 and (iii) any unique records regarding Accounts Receivable (which are not duplicated and accessible at the chief executive office location of the Borrower) are located;
(b)    Cash Management and Control Agreements
(A)    Not later than the date that is ninety (90) after the Effective Date (or such later date as agreed to in writing by the Agents in their sole discretion), the Borrower and its Domestic Subsidiaries (including Ubimo Inc.) shall establish and at all times thereafter maintain, their primary deposit accounts, including (except as Agents may otherwise agree in their sole discretion) all Collections Accounts, and cash management/treasury management systems and arrangements with Administrative Agent, including establishment and maintenance of a system of separate (x) Collections Accounts and (y) operating/disbursement and other accounts; and
(B)    No later than the date that is ninety (90) days after the Effective Date (or such later date as agreed to in writing by the Agents in their sole discretion) the Collateral Agent shall have received all Control Agreements required under Section 8.01(b);
(c)    on or prior to the date that is three Business Days following the Effective Date evidence, in form and substance satisfactory to the Agents of the payment in full of all Indebtedness outstanding under the Existing Notes;
(d)    not later than 14 days after the Effective Date (or such later date as agreed to in writing by the Agents in their sole discretion), the Israeli Loan Party shall deliver to the Agents evidence of the filing of the Israeli Security Documents (other than the Israeli Share Pledge) and the Security Agreement with the Israeli Registrar of Companies, and promptly following receipt from the Israeli Registrar of Companies, the Israeli Loan Party shall deliver to the Agents copies of the certificate of registration of the applicable pledges by the Israeli Registrar of Companies and a Registrar of Companies’ print-out of the details of the relevant pledgor indicating the registration of such pledges, in each case, provided that the Agents have provided all documentation required for such filing and registration;
(e)    not later than 14 days after the Effective Date (or such later date as agreed to in writing by the Agents in their sole discretion), the Borrower shall deliver to the Agents evidence of the filing of the Israeli Share Pledge with the Israeli Registrar of Pledges, and promptly following receipt from the Israeli Registrar of Pledges, the Borrower shall deliver to the Agents a copy of Israeli Registrar of Pledges print-out of Israeli Loan Party indicating the registration of such pledges, in each case provided that the Agents have provided all documentation required for such filing and registration;
(f)    not later than 15 Business Days after the Effective Date, the Borrower shall provide to Agents evidence that the Borrower has delivered to the Term Agent the original stock certificates representing all of the Equity Interests of each of Quotient Technology U.K., Elevaate Limited, and Ubimo, Inc., a Delaware corporation, accompanied by undated stock powers or share certificates, as the case may be, executed in blank;
(g)    not later than 90 days after the Effective Date, the Borrower shall provide to Agents evidence that the Borrower has delivered to the Term Agent the original stock certificate representing all of the Equity Interests of Quotient Technology India Private Limited required to be pledged hereunder accompanied by an undated stock power executed in blank;

(h)    not later than 30 days after the Effective Date, the Borrower shall deliver to the Agents such endorsements as to the named insureds or loss payees under the insurance coverage required by Section 7.01; and
(i)    not later than 3 Business Days after the Effective Date, the Borrower shall deliver to the Agents certified registers of members of each U.K. Loan Party.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
Section 6.01    Representations and Warranties. Each Loan Party hereby represents and warrants to the Secured Parties as follows:
(a)    Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, incorporated, validly existing and in good standing under the laws of the state or jurisdiction of its organization or incorporation, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect and (iv) with respect to the Israeli Loan Party – it is not a “company in breach” (“hevrah meferah”) as such term is defined in the Israeli Companies Law of 1999.
(b)    Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable Requirement of Law or (C) any Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document, Term Facility Documentation or any other Permitted Liens) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clauses (ii)(B), (ii)(C) and (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.
(c)    Governmental Approvals(i)    .
(ii)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is a party other than filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation, on the Effective Date or such later time as contemplated in the applicable Loan Document.

(iii)    With respect to the Israeli Loan Party no authorization or approval or other action by, and no notice or filing with, the Israeli Innovation Authority is required for the due execution, delivery, performance, registration or perfection of any of the Israeli Security Documents.
(iv)    Under the law of each U.K. Guarantor’s jurisdiction of incorporation it is not necessary that any Loan Document be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the U.K. Security Documents or the transactions contemplated by the U.K. Security Documents, except (A) registration of particulars of the U.K. Debenture and Security Agreement at Companies House in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 and payment of associated fees; (B) registration of the U.K. Debenture at the Land Registry or Land Charges Registry in England and Wales and payment of associated fees; (C) which registrations, filings and fees will be made and paid promptly after the date of the U.K. Debenture and (D) any stamp duty, documentary, transfer, registration or similar Taxes payable in respect of any assignment, transfer or other alienation of any kind by any Lender of any of its rights and/or obligations under any Loan Document.
(d)    Enforceability of Loan Documents. Subject in the case of the U.K. Loan Parties to the Legal Reservations and the U.K. Perfection Requirements and in the case of the Israeli Loan Party to the Legal Reservations and the Israeli Perfection Requirements, this Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity. In respect of any U.K. Loan Party (and subject to the Legal Reservations and satisfaction of any applicable U.K. Perfection Requirements), the U.K. Security Documents create in favor of the Collateral Agent, as trustee for the Agents and the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby.
(e)    Capitalization. On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of the Borrower and each of its Subsidiaries and the issued and outstanding Equity Interests of the Borrower and each of its Subsidiaries are as set forth on Schedule 6.01e). All of the issued and outstanding shares of Equity Interests of the Borrower and each of its Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. All Equity Interests of such Subsidiaries of the Borrower are owned directly or indirectly by the Borrower free and clear of all Liens (other than Permitted Specified Liens). On the Effective Date, except as described on Schedule 6.01e), there are no outstanding debt or equity securities of the Borrower or any of its Subsidiaries and no outstanding obligations of the Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of the Borrower or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Borrower or any of its Subsidiaries.
(f)    Litigation. Except as set forth in Schedule 6.01f), there is no pending or, to the best knowledge of any Loan Party, threatened in writing action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.
(g)    Financial Statements.
(i)    The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the fiscal periods ended on such respective dates, in all material respects, all in accordance with GAAP. All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Borrower and its Subsidiaries are set forth in the Financial Statements.
(ii)    Since November 2, 2022 no event or development has occurred that has had or would reasonably be expected to have a Material Adverse Effect.
(iii)    The Borrower has heretofore furnished to each Agent and each Lender (A) projected quarterly balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the period from October 1, 2022 through December 31, 2025 and (B) projected annual balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for each Fiscal Year ending December 31, 2022 through December 31, 2025, which projected financial statements shall be updated solely as to each succeeding calendar year pursuant to 1.1(a)(ix).
(h)    Compliance with Law, Etc. No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any Requirement of Law, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, or (iii) any term of any Contractual Obligation (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, and no default or event of default has occurred and is continuing thereunder.
(i)    ERISA(i)    . Except as set forth on Schedule 6.01i), (i) each Loan Party and Employee Plan is in compliance in all material respects with the applicable Requirements of Law, including ERISA and the Internal Revenue Code, (ii) no ERISA Event has occurred nor is reasonably expected to occur with respect to any Employee Plan or Multiemployer Plan when taken together with all other such ERISA Events which could reasonably be expected to result in a liability in excess of $100,000 to any Loan Party, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule SB (Actuarial Information) thereto, is complete and correct and fairly presents the funding status of such employee Plan, and since the date of such report, there has been no material adverse change in such funding status, (iv) any individualized non-routine agreements entered into with the PBGC, the U.S. Department of Labor, or the Internal Revenue Service with respect to each Employee Plan have been delivered to the Agents, and (v) each Employee Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has been determined to be qualified under Section 401(a) of the Internal Revenue Code, and the trust related thereto is exempt from federal income tax under Section 501(a) of the Internal Revenue Code. No Loan Party or any of its ERISA Affiliates has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (A) any Employee Plan or its assets, (B) any fiduciary with respect to any Employee Plan, or (C) any Loan Party or any of its ERISA

Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates and there is no such obligation to provide any such benefits for any current employee after such employee’s termination of employment.
(j)    Taxes, Etc.(i) All Tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party have been timely filed and (ii) all Taxes imposed upon any Loan Party or any property of any Loan Party which have become due and payable on or prior to the date hereof have been paid, in each case, except (A) to the extent failure to do so could not reasonably be expected to result in unpaid Taxes in an aggregate amount at any one time not in excess of $1,000,000, and (B) Taxes contested in good faith by proper proceedings which stay the imposition of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.
(k)    Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.
(l)    Nature of Business. No Loan Party is engaged in any business other than as set forth on Schedule 6.01l).
(m)    Adverse Agreements, Etc. No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.
(n)    Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations, including Environmental Permits, required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, including any such Environmental Permit, and there is no claim that any of the foregoing is not in full force and effect.
(o)    Properties.
(i)    Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii)    The Equity Interests of each U.K. Loan Party which are subject to the Liens created pursuant to the relevant U.K. Security Documents are fully paid and not subject to any option to purchase or similar rights that prejudice or are reasonably likely to prejudice such Liens and the constitutional documents of each such U.K. Loan Party do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of such Liens (other than to the extent such restrictions or inhibitions are required by applicable law). There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any U.K. Loan Party (including any option or right of pre-emption or conversion).
(p)    Employee and Labor Matters(q)    . Except as set forth on Schedule 6.01(p), (i) each Loan Party and its Subsidiaries is in compliance with all Requirements of Law in all material respects pertaining to employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, (ii) no Loan Party or any Subsidiary is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of the employees of any Loan Party of Subsidiary, (iii) there is no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened in writing against any Loan Party or any Subsidiary before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against any Loan Party or any Subsidiary which arises out of or under any collective bargaining agreement, (iv) there has been no strike, work stoppage, slowdown, lockout, or other labor dispute pending or threatened in writing against any Loan Party or any Subsidiary, and (v) to the best knowledge of each Loan Party, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. No Loan Party or Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or any similar Requirement of Law, which remains unpaid or unsatisfied. All payments due from any Loan Party or Subsidiary on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. With respect to each U.K. Loan Party, and except as set forth on Schedule 6.01(p), each such U.K. Loan Party is not, from the closing of any relevant Acquisition, an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.
(q)    Environmental Matters. Except as set forth on Schedule 6.01(q) hereto, (i) no Loan Party or any of its Subsidiaries is in violation of any Environmental Law, (ii) each Loan Party and each of its Subsidiaries has, and is in compliance with, all Environmental Permits for its respective operations and businesses, except to the extent any failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect; (iii) there has been no Release or threatened Release of Hazardous Materials on, in, at, under or from any properties currently or formerly owned, leased or operated by any Loan Party, its Subsidiaries or a respective predecessor in interest or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party, its Subsidiaries or any respective predecessor in interest, which in any case of the foregoing could reasonably be expected to have a Material Adverse Effect; (iv) there are no pending or threatened Environmental Claims against, or Environmental Liability of, any Loan Party, its Subsidiaries or any respective predecessor in interest that could reasonably be expected to have a Material Adverse Effect; (v) neither any Loan Party nor any of its Subsidiaries is performing or responsible for any Remedial Action that could reasonably be expected to have a Material Adverse Effect and (vi) the Loan

Parties have made available to the Collateral Agent and Lenders true and complete copies of all material environmental reports, audits and investigations in the possession or control of any Loan Party or any of its Subsidiaries with respect to the operations and business of the Loan Parties and its Subsidiaries.
(r)    Insurance. Each Loan Party maintains all insurance required by Section 7.01(h). Schedule 6.01q) sets forth a list of all such insurance maintained by each Loan Party on the Effective Date.
(s)    Use of Proceeds. The proceeds of the Loans shall be used during the Availability Period to (a) pay fees and expenses related to the Effective Date Transactions, and (b) provide for the ongoing working capital needs of the Borrower and other general corporate purposes of Borrower and its subsidiaries (including for capital expenditures, permitted investments, permitted acquisitions, and any other purpose not prohibited by the Loan Documents). Notwithstanding anything to the contrary provided for in the foregoing, no proceeds of any Revolving Loan shall be used to fund/make any voluntary prepayment of the Term Facility Indebtedness or any other Indebtedness other than the Obligations except to the extent expressly permitted pursuant to Section 7.02(m)(ii) hereof.
(t)    Solvency. (i) After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan and Letter of Credit, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent. (ii) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
(u)    Intellectual Property. Except as set forth on Schedule 6.01u), each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.01u) is a complete and accurate list as of the Effective Date of (i) each item of Registered Intellectual Property owned by each Loan Party; and (ii) each material Intellectual Property Contract to which each Loan Party is bound. No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code pertaining to Intellectual Property is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(v)    Material Contracts. Set forth on Schedule 6.01v) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.
(w)    Investment Company Act. None of the Loan Parties is (i) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an

"investment company", as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.
(x)    Customers and Suppliers. There exists no actual, or threatened in writing, termination, cancellation or limitation of, or modification to or change in (in each case, other than requests for proposals and/or renewals with existing customers in the ordinary course of business), the business relationship that could reasonably be expected to have a Material Adverse Effect between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.
(y)    Certificate of Beneficial Ownership The Certificate of Beneficial Ownership executed and delivered to Agents and Lenders for each Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.
(z)    Sanctions; Anti-Corruption and Anti-Terrorism Laws. None of any Covered Entity, any of their respective directors, officers, employees, shareholders or owners, nor, to the knowledge of any Loan Party, any of their respective consultants, brokers, agents, or Affiliates, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has assets located in a Sanctioned Country, (iii) conducts any business with or for the benefit of any Sanctioned Person, (iv) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, (v) is a "Foreign Shell Bank" within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision, or (vi) is a Person that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns. No Covered Entity directly, or indirectly through any third party, engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, or which otherwise are prohibited by any Requirements of Law of the United States or laws of other applicable jurisdictions relating to economic sanctions and other Anti-Terrorism Laws. No Collateral is Embargoed Property. Each Loan Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by each Loan Party and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws and Anti-Terrorism Law. Each Loan Party and each Subsidiary is in compliance with all Sanctions, Anti-Terrorism Laws and Anti-Corruption Laws. Each Loan Party and each Affiliate, officer, employee or director acting on behalf of any Loan Party is (and is taking no action that would result in any such Person not being) in compliance with (A) all applicable OFAC rules and regulations, (B) all applicable United States, United Kingdom, United Nations, European Union, German, Canadian, Australian and all other internationally respected national autonomous sanctions, embargos and trade restrictions and (C) all applicable provisions of the USA Patriot Act. In addition, no Loan Party or any Subsidiary is engaged in any kind of activities or business of or with any Person or in any country or territory that is subject to any sanctions administered by OFAC, the United Kingdom, the European Union, Germany, Canada, Australia or the United Nations.

(aa)    Anti-Bribery and Corruption.
(i)    Neither any Loan Party nor, to the best knowledge of any Loan Party, any director, officer, employee, or any other Person acting on behalf of any Loan Party, has offered, promised, paid, given or authorized the payment or giving of any money or other thing of value, directly or indirectly, to or for the benefit of any Person, including without limitation, any employee, official or other Person acting on behalf of any Governmental Authority, or otherwise engaged in any activity that may violate any Anti-Corruption Law.
(ii)    Neither any Loan Party nor, to the best knowledge of any Loan Party, any director, officer, employee, or any other Person acting on behalf of any Loan Party, has engaged in any activity that would breach any Anti-Corruption Laws.
(iii)    To the best of each Loan Party's knowledge and belief, there is no pending or, to the best knowledge of any Loan Party, threatened action, suit, proceeding or investigation before any court or other Governmental Authority against any Loan Party or any of its directors, officers, employees or other Person acting on its behalf that relates to a potential violation of any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.
(iv)    The Loan Parties will not directly or indirectly use, lend or contribute the proceeds of the Loans for any purpose that would breach the Anti-Bribery and Corruption Laws.
(bb)    Proper Legal Form. Subject in the case of the U.K. Loan Parties to the Legal Reservations and the U.K. Perfection Requirements and in the case of the Israeli Loan Party to the Legal Reservations and the Israeli Perfection Requirements, the Loan Documents are in proper legal form under the laws of Israel and the United Kingdom to be valid, legal, effective, enforceable or admissible into evidence in the courts of Israel and the United Kingdom, as applicable, except for any other procedural steps that have been taken or that can be taken at any time without significant expense or delay and without prejudice to any rights or remedies the Secured Parties may have under the Loan Documents and, in the case of the Israeli Share Pledge and the Security Agreement with respect to the pledge of the Equity Interests of Ubimo, Inc., a Delaware corporation, held by the Israeli Loan Party, subject to the satisfaction of any applicable Israeli Perfection Requirements.
(cc)    Proceedings to Enforce Agreement. Subject in the case of the U.K. Loan Parties and the Israeli Loan Party to the Legal Reservations, in any proceeding in Israel and the United Kingdom, as applicable, to enforce any Loan Document governed by New York law, the choice of New York law as the governing law of such Loan Document will be recognized and applied, the irrevocable submission of it to the jurisdiction of the courts of the state of New York or of the United States for the Southern District of New York will be valid, legal, binding and enforceable, and any judgment obtained in such a court will be recognized and enforceable in Israel and the United Kingdom, as applicable, without reconsideration as to the merits of such judgment.
(dd)    Exchange Controls. Each Loan Party has the ability to lawfully pay solely and exclusively in Dollars the total amount which is, or may become, payable by it to the Lender under the Loan Documents.
(ee)    Technology Security Systems.
(i)    Each Loan Party and each of its Subsidiaries has implemented and maintains commercially reasonable administrative, physical and technical security measures and procedures designed to protect the confidentiality, integrity and security of (A) its computers, computer systems, servers, hardware, software, databases, networks and other information technology equipment and systems under such party’s possession and control (all of the foregoing in this clause (A), "Loan Party Systems") and (B) any personally identifiable information protected by Privacy and Information Security Laws (defined below), such as GDPR and CCPA, accessed, collected, used, processed, stored, transferred or disclosed by or on behalf of any Loan Party or any Subsidiary of any Loan Party (all such information referred to in this clause (B), "Loan Party Data").
    (ii)    In the last 5 years to the knowledge of any Loan Party, no Loan Party or any Subsidiary of any Loan Party has experienced an actual material breach of Loan Party or any Subsidiary of any Loan Party’s security leading to an actual accidental or unlawful destruction, loss, alteration, unauthorized disclosure, or unauthorized access to Loan Party Data, in Loan Party or any Subsidiary of any Loan Party’s possession, custody, or control, "Security Breaches"). Each Loan Party and each of its Subsidiaries is in material compliance with privacy, data protection and data security laws that apply to the processing of Loan Party Data by Loan Party or any Subsidiary (“Privacy and Information Security Laws”). To the knowledge of the Loan Parties, no Loan Party or any Subsidiary of any Loan Party has received or is aware of any written notice or complaint, and to the knowledge of the Loan Parties there is no pending investigation by any Governmental Authority or other Person regarding any actual violation of any Privacy and Information Security Laws regarding any Loan Party Data.
(ff)
(i)    Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents (other than forward-looking information and projections and information of a general economic nature and general information about Borrower's industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole together with all other information contained in regular or period reports filed by or on behalf of the Borrower with the SEC or any other Governmental Authority on or prior to such date, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not materially misleading.
(ii)    Projections, have been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties to be reasonable at the time such Projections were prepared and information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such Projections were furnished to the Lenders, and Borrower is not be aware of any facts or information that would lead it to believe that such Projections are incorrect or misleading in any material respect; it being understood that (A) Projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties' control, (B) actual results may differ materially from the Projections and such variations may be material and (C) the Projections are not a guarantee of performance.

ARTICLE VII
COVENANTS OF THE LOAN PARTIES
Section 7.01    Affirmative Covenants. Until the Obligations have been Paid in Full, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:
(a)    Reporting Requirements. Furnish to each Agent and each Lender:
(i)    within 30 days after the end of each fiscal month of the Borrower and its Subsidiaries, commencing with the fiscal month of Borrower and its Subsidiaries ending on November 30, 2022 (and also, no later than December 15, 2022, with respect to the fiscal month of the Borrower and its Subsidiaries ended October 31, 2022), (x) internally prepared consolidating balance sheets, statements of operations and retained earnings and consolidated statements of cash flows and a calculation of Consolidated EBITDA of the Borrower and its Subsidiaries as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments and (y) a report of key performance indicators by category during such fiscal month for the business of the Borrower and its Subsidiaries and any additional financial information as may be reasonably requested by the Administrative Agent;
(ii)    within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year of the Borrower and its Subsidiaries commencing with the fiscal quarter of the Borrower and its Subsidiaries ending March 31, 2023, (x) consolidating balance sheets, statements of operations and stockholders’ equity/retained earnings and consolidated statements of cash flows and a calculation of Consolidated EBITDA of the Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as at the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter and for such year-to-date period in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments and (y) a report of key performance indicators by category during such fiscal quarter for the business of the Borrower and its Subsidiaries and any additional financial information as may be reasonably requested by the Administrative Agent;
(iii)    within 90 days after the end of each Fiscal Year of the Borrower and its Subsidiaries, consolidating balance sheets, statements of operations and stockholders’ equity/retained earnings and consolidated statements of cash flows and a calculation of Consolidated EBITDA of the Borrower and its Subsidiaries as of the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants selected by the Borrower and reasonably satisfactory to the Agents; provided that any certified public accountants of national recognized standing shall be acceptable to Agents (which report and opinion shall not include (1) any qualification, exception or explanatory paragraph expressing substantial doubt about the ability of the Borrower or any of its Subsidiaries to continue as a going concern or any qualification or exception as to the scope of such audit, or (2) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03 (but that may contain a "going concern" or like qualification or exception solely as a result of the stated final maturity date of any Indebtedness within 12 months from the date of such opinion)) and (B) the Projections, all in reasonable detail and prepared in accordance with GAAP, together with a written statement of such accountants (x) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (y) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;
(iv)    simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i), (i) and (iii) of this Section 7.01(a), a Compliance Certificate executed by an Authorized Officer of the Borrower:
(A)    stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, any Event of Default or Default that has occurred and is continuing, or, if an Event of Default has occurred and is continuing, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto,
(B)    in the case of the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i) and (iii) of this Section 7.01(a), (1) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 and (2) including a discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year, and
(C)    in the case of the delivery of the financial statements of the Borrower and its Subsidiaries required by clause (iii) of this Section 7.01(a), attaching (1) a summary of all material insurance coverage maintained as of the date thereof by any Loan Party or any of its Subsidiaries and evidence that such insurance coverage meets the requirements set forth in Section 7.01, each Security Agreement and each Mortgage, together with such other insurance-related documents and information as the Administrative Agent may reasonably require, and (2) confirmation that there have been no changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (iv) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained therein;

(v)    if the Liquidity of the Borrower and its Subsidiaries is less than $30,000,000 at any time during a week, then commencing on Wednesday of the following week and for each week thereafter until the Liquidity of the Borrower and its Subsidiaries for each day in the prior week is greater than $30,000,000 (x) a calculation of the Liquidity of the Borrower and its Subsidiaries as of the last day of the preceding week in form and substance satisfactory to the Agents and (y) a 13-week cash flow forecast of the Borrower and its Subsidiaries in form and substance satisfactory to the Agents (the "13-Week Cash Flow"); provided, that, (a) a comparison of Liquidity against the 13-Week Cash Flow shall be included for any week that a calculation of Liquidity is delivered for a week that is included in the 13-Week Cash Flow and (b) if for any week that a calculation of Liquidity is delivered, the 13-Week Cash Flow is more than 4 weeks old, an updated 13-Week Cash Flow shall also be delivered;
(vi)    as soon as available and in any event within twenty (20) days (or, in the case of the first three (3) fiscal months of the Borrower and its Subsidiaries commencing after the Effective Date, thirty (30) days) after the end of each fiscal month of the Borrower and its Subsidiaries commencing with the first fiscal month of the Borrower and its Subsidiaries ending after the Effective Date, reports in form and detail satisfactory to the Agents and certified by an Authorized Officer of the Borrower as being accurate and complete (A) listing all Accounts Receivable of the Loan Parties as of such day, which shall include the amount and age of each such Account Receivable, showing separately those which are more than 30, 60, 90, 120, 150, and 150+ days old, and such other information as any Agent may reasonably request and , (B) listing all accounts payable of the Loan Parties as of such day which shall include the amount and age of each such account payable and such other information as any Agent may request, (C) listing all Factoring Facility Agreements currently in effect as of such day, and identifying all Account Debtors subject to each such Factoring Facility Agreement, and (D) such other information as any Agent may request, all in detail and in form satisfactory to the Agents;
(vii)    as soon as available and in any event within twenty (20) days (or, in the case of the first three (3) fiscal months of the Borrower and its Subsidiaries commencing after the Effective Date, thirty (30) days) after the end of each month commencing with the first month ending after the Effective Date, a Borrowing Base Certificate, current as of the close of business on the last Business Day of the immediately preceding fiscal month, supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may request from time to time; provided that, notwithstanding the foregoing, during the existence of any Cash Dominion Period, the Loan Parties shall furnish such a Borrowing Base Certificate on a weekly basis, to be delivered on the last Business Day of each fiscal week of the Borrower and its Subsidiaries, current as of the close of business on the last Business Day of the prior week;
(viii)    promptly, but in no event later than 2 Business Days after the furnishing thereof to the Term Agent, copies of (i) each Compliance Certificate delivered under the Term Agreement, (ii) any material notices received by any Loan Party under the Term Agreement, and (iii) all other financial statements/financial reports and financial projections (to the extent not duplicative of those required under this Agreement) and other material statements or material reports furnished to the Term Agent under the Term Agreement;
(ix)    as soon as available and in any event not later than sixty (60) days prior to the end of each Fiscal Year, a certificate of an Authorized Officer of the Borrower (A) attaching Projections for the Borrower and its Subsidiaries, supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, prepared on a monthly basis and otherwise in form and substance satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Borrower and its Subsidiaries (provided that Projections substantially in the form as those delivered pursuant to Section 6.01(g)(ii) shall be deemed to satisfy the requirements) and (B) certifying that the representations and warranties set forth in Section 6.01(ff)(i) are true and correct with respect to the Projections;
(x)    promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;
(xi)    as soon as possible and in any event: (A) at least 10 days prior to any event or development that could reasonably be expected to result in or constitute an ERISA Event, and, to the extent not reasonably expected, within 5 days after the occurrence of any ERISA Event, notice of such ERISA Event (in reasonable detail), (B) within three days after receipt thereof by any Loan Party or any of its ERISA Affiliates from the PBGC, copies of each notice received by any Loan Party or any of its ERISA Affiliates of the PBGC's intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (C) within 10 days after the filing thereof with the Internal Revenue Service, copies of each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Pension Plan and (D) within 3 days after receipt thereof by any Loan Party or any of its ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA;
(xii)    [reserved];
(xiii)    promptly after the commencement thereof but in any event not later than 5 days after service of process with respect thereto on any Loan Party, or the obtaining of knowledge thereof by an Authorized Officer of any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(xiv)    as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;
(xv)    as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party;
(xvi)    as soon as possible and in any event within 10 Business Days after (A) the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange and (B) the receipt thereof, a copy of any material notice received from any holder of its Indebtedness;
(xvii)    promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;
(xviii)    promptly upon request, any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming the Borrower’s compliance with Section 7.02(r);

(xix)    simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), if, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements that is permitted by Section 7.02(q), the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to clauses (i), (ii) and (iii) of this Section 7.01(a) will differ from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Agents;
(xx)    within 5 Business Days after delivery thereof to the Borrower's Board of Directors (other than the strategic committee and the compensation committee), copies of all "board meeting packages" so delivered in respect of a meeting of the Board of Directors (other than in respect of any meeting of the strategic committee or the compensation committee) (with such redactions as applicable with respect to highly sensitive proprietary information, trade secrets, confidential information prohibited from being disclosed by Requirements of Law or Contractual Obligations (not entered into in contemplation of such disclosure), privileged information and information subject to conflict-of-interest concerns, in each case, as made on advice of counsel);
(xxi)    all Security Breaches, all investigations by a Governmental Authority or other Person regarding an actual material violation of Privacy and Information Security Laws and all written notices and complaints relating to any of the foregoing; and
(xxii)    promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party (including, without limitation, any Environmental, Social, and Corporate Governance information) as any Agent may from time to time may reasonably request.
(b)    Additional Borrower, Guarantors and Collateral Security. Cause:
(i)    each Subsidiary of any Loan Party not in existence on the Effective Date to execute and deliver to the Collateral Agent promptly and in any event within thirty (30) days after the formation, acquisition or change in status thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor, (B) a supplement to the Security Agreement, Israeli Security Documents or U.K. Security Documents, as applicable, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the Security Agreement and/or applicable Israeli Security Document or U.K. Security Document, as applicable, (2) undated stock powers and stock transfer forms for such Equity Interests executed in blank with signature guaranteed, and (3) such opinions of counsel as the Collateral Agent may reasonably request, (C) to the extent required under the terms of this Agreement, one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien (in terms of priority, subject only to Permitted Specified Liens) on such real property and such other Real Property Deliverables as may be reasonably required by the Collateral Agent with respect to each such real property, and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations;

(ii)    each owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within thirty (30) days after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement) and/or applicable Israeli Security Document or U.K. Security Document, as applicable, together with (A) certificates evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of the Security Agreement, (B) undated stock powers or other appropriate instruments of assignment for such Equity Interests executed in blank with signature guaranteed, (C) such opinions of counsel as the Collateral Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents requested by the Collateral Agent; and
(iii)    notwithstanding anything to the contrary in the Loan Documents, no Subsidiary shall be required to become a Guarantor hereunder (and, as such, shall not be required to deliver the documents required by clause (i) above) if such Subsidiary is (A) a Foreign Subsidiary, other than any Subsidiary organized under the laws of Israel, the United Kingdom or such other non-U.S. jurisdictions as Borrower and the Agents shall mutually agree, (B) (x) is prohibited from providing a guaranty by any law or regulation and (y) would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a guaranty (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) (unless such consent, approval, advice (including but not limited to any works council’s advice), license or authorization has been obtained after commercially reasonable efforts by Loan Parties) or (C) a Foreign Subsidiary and the burden or cost of providing a guaranty outweighs the benefit afforded thereby as reasonably determined by the Borrower and the Agents.
(c)    Compliance with Laws; Payment of Taxes.
(i)    Comply, and cause each of its Subsidiaries to comply, in all material respects, with all material Requirements of Law, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing).
(ii)    Each Covered Entity shall comply with all Anti-Terrorism Laws, and the Borrower shall promptly notify the Agents in writing upon the occurrence of a Reportable Compliance Event.
(iii)    Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all Taxes, assessments and other governmental charges imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries in an aggregate amount for all such Taxes, assessments and other governmental charges exceeding $1,000,000, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP
(d)    Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.
(e)    Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f)    Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours, and, unless either (x) an Event of Default shall have occurred and be continuing or (y) Agents in their Permitted Discretion have determined that reasonable grounds exist for suspecting the existence of an Event of Default, upon customary and reasonable prior notice, , at the expense of the Borrower as more fully provided for in the Fee Letter, to examine its records and books of account and make copies of and abstracts from its records and books of account, to discuss its affairs, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct Field Examinations, audits, physical counts, valuations, appraisals) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f).
(g)    Maintenance of Properties, Etc.
(i)    Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect. (ii) Each Loan Party shall, and shall cause its Subsidiaries to keep all Loan Party Systems operational and maintain commercially reasonable backups and disaster recovery arrangements that are at least reasonable and at least consistent with industry standards for companies and businesses of similar size in similar industries. Without limiting the generality of the foregoing, each Loan Party shall, and shall cause its Subsidiaries to, (x) maintain applicable equipment and software in physically secure premises, (y) utilize industry-accepted virus and intrusion checking software and firewalls, and (z) limit access to Loan Party Data to only those employees and agents who need such access for the conduct of the business of the Loan Parties and their Subsidiaries
(ii)    [Reserved].
(h)    Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, flood (if applicable), worker's compensation and business interruption insurance) with respect to the Collateral and its other properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks (i) or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated (ii) required by any Requirement of Law, (iii) required by any Material Contract and (iv) and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent for the benefit of the Agents and the Lenders, as their respective interests may appear, and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days' (10 days' in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
(i)    Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements, accreditations and other clearances necessary to use and occupy such properties and assets (including the Loan Party Systems), in each case that are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect.
Environmental. Keep the Collateral free of any Environmental Lien;
(i)    Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all Environmental Permits that are necessary or useful in the proper conduct of its business, and comply, and cause each of its Subsidiaries to comply, with all Environmental Laws and Environmental Permits, except to the extent the failure to so obtain, maintain, preserve or comply could not reasonably be expected to have a Material Adverse Effect;
(ii)    Take all commercially reasonable steps to prevent any Release or threatened Release of Hazardous Materials in violation of any Environmental Law or Environmental Permit at, in, on, under or from any property owned, leased or operated by any Loan Party or its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect; and
(iii)    Provide the Collateral Agent with written notice within ten (10) days of any of the following: (A) discovery of any Release of a Hazardous Material or environmental condition at, in, on, under or from any property currently or formerly owned, leased or operated by any Loan Party, Subsidiary or predecessor in interest or any violation of Environmental Law or Environmental Permit that in any case could reasonably be expected to result in a Material Adverse Effect; (B) notice that an Environmental Lien has been filed against any Collateral; or (C) an Environmental Claim or Environmental Liabilities that could reasonably be expected to result in a Material Adverse Effect; and provide such reports, documents and information as the Collateral Agent may reasonably request from time to time with respect to any of the foregoing.
(j)    Fiscal Year. Cause the Fiscal Year of the Borrower and its Subsidiaries to end on December 31st of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).
(k)    Landlord Waivers; Collateral Access Agreements. Use commercially reasonable efforts to obtain written subordinations or waivers or collateral access agreements, as the case may be, in form and substance satisfactory to the Collateral Agent, at any time any Collateral with a book value in excess of $1,000,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, or is stored on the premises of a bailee, warehouseman, or similar party.
(l)    After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee interest in any real property (wherever located) (each such interest being a "New Facility") with a Current Value (as defined below) in excess of $500,000, promptly, but in any event within 5 Business Days so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party's good-faith estimate of the current value of such real property (for purposes of this Section, the "Current Value"). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such New Facility. Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Person that has acquired such New Facility shall furnish the same to the Collateral Agent within 60 days of such request (or such later date as agreed to in writing by the Collateral Agent in its sole discretion). The Borrower shall pay all fees and expenses, including, without limitation, reasonable attorneys' fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party's obligations under this Section 7.01(l).
(m)    Anti-Corruption Laws; Anti-Terrorism Laws; Sanctions.
(i)    Maintain, and cause each of its Subsidiaries to maintain, policies and procedures designed to promote compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws and Anti-Terrorism Laws.
(ii)    Comply, and cause each of its Subsidiaries to comply, with all applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.
(iii)    Neither Loan Party nor, to the best knowledge of any Loan Party, any director, officer, employee or any Person acting on behalf of any Loan Party will engage in any activity that would breach any Anti-Corruption Law.
(iv)    Promptly notify the Administrative Agent of (x) any action, suit or investigations by any court or Governmental Authority in relation to an alleged breach of the Anti-Corruption Law or (y) a Reportable Compliance Event.
(v)    Not directly or indirectly use, lend or contribute the proceeds of any Loan for any purpose that would breach any Anti-Corruption Law.
(vi)    Each Loan Party and Affiliate, officer, employee or director, acting on behalf of the Loan Party is (and will take no action which would result in any such Person not being) in compliance with (A) all applicable OFAC rules and regulations, (B) all applicable United States, United Kingdom, United Nations, European Union, German, Canadian, Australian and all other reasonable internationally respected national autonomous sanctions, embargos and trade restrictions and (C) all applicable provisions of the USA Patriot Act. In addition, none of the activities or business of any Loan Party includes any kind of activities or business of or with any Person or in any country or territory that is subject to any Sanctions.
(vii)    In order to comply with the "know your customer/borrower" requirements of the Anti-Terrorism Laws, promptly provide to the Administrative Agent upon its reasonable request from time to time (A) information relating to individuals and entities affiliated with any Loan Party that maintain a business relationship with the Administrative Agent, and (B) such identifying information and documentation as may be available for such Loan Party in order to enable the Administrative Agent or any Lender to comply with Anti-Terrorism Laws.
(viii)    If, at any time, any Collateral becomes Embargoed Property, then, in addition to all other rights and remedies available to the Agents and each of the Lenders, upon request by the Collateral Agent or any of the Lenders, the Loan Parties shall provide substitute Collateral acceptable to the Lenders that is not Embargoed Property
(n)    Lender Meetings. Upon the request of any Agent or the Required Lenders (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each calendar quarter), participate in a meeting with the Agents and the Lenders at the Borrower’s corporate offices (or which may be held telephonically or at such other location as may be agreed to by the Borrower and such Agent or the Required Lenders) at such time as may be agreed to by the Borrower and such Agent or the Required Lenders.
(o)    Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries (to the extent required by this Agreement and the other Loan Documents), (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent at any time during the continuance of an Event of Default, to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.
(p)    People with Significant Control Regime. Each U.K. Loan Party whose Equity Interests are subject to Liens created under any Loan Document shall within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 and promptly provide the Collateral Agent with a copy of that notice.
(q)    Certificate of Beneficial Ownership and Other Additional Information. Provide to the Agents and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agents and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Administrative Agent, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by any Agent or any Lender from time to time for purposes of compliance by such Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by such Agent or such Lender to comply therewith.

Section 7.02    Negative Covenants. Until the Obligations have been Paid in Full, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:
(a)    Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than, as to all of the above, Permitted Liens.
(b)    Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.
(c)    Fundamental Changes; Dispositions.
(i)    Wind-up, liquidate or dissolve (other than in connection with a Permitted Acquisition or Permitted Dissolution), or merge, consolidate or amalgamate with any Person, including by means of a "plan of division" under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, or permit any of its Subsidiaries to do (or agree to do) any of the foregoing; provided, however, that any wholly-owned Subsidiary of any Loan Party (other than a Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate or amalgamate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 15 days' prior written notice of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, but not limited to, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation and (E) the surviving Subsidiary, if any, if not already a Loan Party, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to a Security Agreement and/or applicable Israeli Security Document or U.K. Security Document, as applicable, and the Equity Interests of such Subsidiary is the subject of a Security Agreement and/or applicable Israeli Security Document or U.K. Security Document, as applicable, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, consolidation or amalgamation and provided further that the Permitted Dissolutions may occur so long as (A) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (B) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such transaction and (C) all remaining property and assets of each of Crisp Media, Inc., MLW Squared, Inc. and SavingStar, Inc., in each case, are distributed to the Borrower.
(ii)    Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.

(d)    Change in Nature of Business. Make, or permit the Borrower or any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l); provided, that this Section 7.02(d) shall not prohibit Borrower or any of its Subsidiaries from engaging in any business activities reasonably related or incidental to the business described in Section 6.01(l).
(e)    Loans, Advances, Investments, Etc. Make or commit or agree to make, or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.
(f)    Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction.
(g)    [Reserved].
(h)    Restricted Payments.  Make or permit any of its Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments.
(i)    Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.
(j)    Transactions with Affiliates Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business in a manner and to an extent consistent with past practice, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, and, in the case of transactions involving one or more payments by the Borrower or any of its Subsidiaries in excess of $1,000,000 for any single transaction or series of related transactions, that are fully disclosed to the Agents prior to the consummation thereof, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 7.02(e) and Section 7.02(g), (iv) sales of Qualified Equity Interests of the Borrower to Affiliates of the Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, (v) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors of such Loan Party or such Subsidiary and (vi) transactions between or among non-Loan Party Subsidiaries not involving any Loan Party or any other Affiliate thereof.
(k)    Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:
(A)    this Agreement, the other Loan Documents, the Term Agreement and the other Term Facility Documentation;

(B)    any agreement in effect on the date of this Agreement and described on Schedule 7.02k), or any extension, replacement or continuation of any such agreement; provided, that, any such encumbrance or restriction contained in such extended, replaced or continued agreement is no less favorable to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;
(C)    any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends or distributions in certain circumstances);
(D)    in the case of clause (iv), (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;
(E)    customary restrictions on dispositions of real property interests in reciprocal easement agreements;
(F)    customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets; or
(G)    customary restrictions in contracts that prohibit the assignment of such contract.
(l)    Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement, the other Loan Documents, the Term Agreement and the other Term Facility Documentation, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, (iv) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto and (v) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.
(m)    Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.
(i)    Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries' Indebtedness (other than Indebtedness constituting Permitted Intercompany Indebtedness) or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would add any covenant or event of default, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, except that this clause (i) shall not be deemed to restrict any amendments, supplements, waivers, forbearances or other modifications in respect of the Term Facility Documents or the Term Facility Indebtedness to the extent permitted under the Intercreditor Agreement;
(ii)    except for (1) the Obligations and (2) subject to the terms of the Intercompany Subordination Agreement, any Indebtedness constituting Permitted Intercompany Investments, (A) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), (B) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (other than with respect to Permitted Refinancing Indebtedness), (C) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto or (D) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing; provided, that notwithstanding anything to the contrary contained herein, this clause (ii) shall not be deemed to restrict (x) any payments in respect of/constituting the Term Facility Indebtedness to the extent required under the Term Agreement (as in effect on the date hereof or as amended in a manner not prohibited by the Intercreditor Agreement) and (y) voluntary prepayments of any Indebtedness of the Loan Parties and their Subsidiaries, specifically including the Term Facility Indebtedness, to the extent that the Payment Conditions are satisfied as to such voluntary prepayment;
(iii)    amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders' agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (ii) that either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, provided that no such amendment, modification or change or new agreement or arrangement shall provide for any plan of division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any similar statute or provision under applicable law); or
(iv)    agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract if such amendment, modification, change or waiver would be adverse in any material respect to any Loan Party or any of its Subsidiaries or the Agents and the Lenders.
(n)    Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

(o)    ERISA. Cause or fail to prevent, or permit any of its ERISA Affiliates to cause or fail to prevent, an ERISA Event, or (ii) adopt, or permit any of its ERISA Affiliates to adopt, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or other Requirements of Law, including laws outside of the United States. With respect to any U.K. Loan Party, no such U.K. Loan Party shall become an “employer” (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pensions scheme which is not a money purchase scheme (both terms as defined in the Pensions Scheme Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 38 to 43 of the Pensions Act 2004) such an employer.
(p)    Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials on, in, at, under or from any property owned, leased or operated by it or any of its Subsidiaries, except in compliance in all material respects with Environmental Laws (other than any noncompliance that could not reasonably be expected to result in a Material Adverse Effect).
(q)    Accounting Methods. Modify or change, or permit any of its Subsidiaries to modify or change, its method of accounting or accounting principles from those utilized in the preparation of the Financial Statements (other than as may be required to conform to GAAP).
(r)    Sanctioned Persons; Anti-Corruption Laws; Anti-Terrorism Laws.
(i)    (a) Become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person, (b) conduct, nor permit any of its Subsidiaries to conduct, any business or engage in any transaction or deal with or for the benefit of any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Sanctioned Person, (c) without limiting or contradicting the foregoing clause (b), directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanction Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctions Person or Sanctioned Jurisdiction, (d) repay the Loans with Embargoed Property or funds derived from any unlawful activity, (e) permit any Collateral to become Embargoed Property; or (f) cause any Lender or any Agent to violate any Anti-Terrorism Law; or
(ii)    Use, nor permit any of its Subsidiaries to use, directly or indirectly, any of the proceeds of any Loan, (A) to fund any activities or business of or with any Sanctioned Person or in any other manner that would result in a violation of any Sanctions by any Person (including by any Person participating in any Loan, whether as underwriter, advisor, investor or otherwise), or (B) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law, or any other purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.
(s)    Division. Notwithstanding anything herein to the contrary, neither the Borrower nor any of its Subsidiaries shall divide or enter into any plan of division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any similar statute or provision under applicable law).
(t)    Foreign Exchange Availability. Fail to maintain in full force and effect and comply with the terms of all Requirements of Law required to enable it to pay solely and exclusively in Dollars all amounts which a Loan Party is or may be required to pay under the Loan Documents.
Section 7.03    Financial Covenants. Until the Obligations have been Paid in Full, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:
(a)    [Reserved].
(b)    Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries as of the last day of any Fixed Charge Testing Quarter, measured for the period of four (4) consecutive fiscal quarters of the Borrower and its Subsidiaries ending with such Fixed Charge Testing Quarter, to be less than 1.10 to 1.00.
(c)    Liquidity. Permit Liquidity to be less than $15,000,000 at any time.
(d)    Minimum Qualified Cash. From and after the date that is ninety (90) days after the Effective Date, permit the aggregate amount of Qualified Cash held in deposit accounts maintained with Administrative Agent to be less than $20,000,000 at any time.
ARTICLE VIII

CASH MANAGEMENT ARRANGEMENTS
AND OTHER COLLATERAL MATTERS
Section 8.01    Cash Management Arrangements; Collection of Accounts Receivable; Cash Dominion.
(a)    The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 8.01 (each a "Cash Management Bank") and (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party) into a Cash Management Account.
(b)    Subject to the provisions of Section 5.03(b), the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account, unless the Collateral Agent shall have received a Control Agreement in respect of each such Cash Management Account (other than Excluded Accounts).
(c)     Cash Dominion.
(i)    All proceeds of ABL Priority Collateral of each Borrowing Base Party (including, for the avoidance of doubt: (w) any and all proceeds of insurance (excluding any business interruption insurance) representing payment of any claim with respect to any property or assets of any Borrowing Base Party constituting ABL Priority Collateral, (x) the ABL Share (as defined in the Intercreditor Agreement) of any and all proceeds payable to any Borrowing Base Party in respect of any claim under any business interruption insurance policies, (y) any and all consideration payable to any Borrowing Base Party in respect to any ordinary course of business and any non-ordinary course of business Dispositions of any ABL Priority Collateral, and (z) any and all purchase price adjustments (including “working capital adjustments”) and any and all escrow and/or indemnity payments payable to any Borrowing Base

Party under any agreements for any Permitted Acquisition or Permitted Disposition payable to any Borrowing Base Party to the extent relating solely to any ABL Priority Collateral (or assets of a type that, if belonging to a Borrowing Base Party, would constitute ABL Priority Collateral)) shall be deposited by Borrowing Base Parties into either (i) one or more Cash Management Accounts consisting of a lockbox account, dominion account or such other “blocked account” (each a “Blocked Account”) established at a bank or banks as are acceptable to Agents (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Agent or (ii) one or more Cash Management Accounts consisting of a lockbox account, dominion account or other depository accounts (each a “Depository Account”, and, together with the Blocked Accounts, the “Collections Accounts”) established by the Loan Parties with either Agent for the deposit of such proceeds. All funds deposited in such Collections Account and each other Cash Management Accounts (other than Excluded Accounts) shall immediately become subject to the Liens of Collateral Agent, for its own benefit and the benefit of the other Secured Parties. Neither Agents nor any Lender assumes any responsibility for such cash management arrangements, including any claim of accord and satisfaction or release with respect to deposits accepted by any Cash Management Bank thereunder. Subject to the provisions of Section 5.03(b), each Blocked Account shall be subject to a Control Agreement which permits Collateral Agent to give a notice of exclusive control as to such Blocked Account, provided that, as between Collateral Agent and the Loan Parties, Collateral Agent hereby covenants and agrees that Collateral Agent shall not exercise its option to give any such notice of exclusive control as to any such Blocked Account except during the existence of any Cash Dominion Period.
(ii)    At all times during any Cash Dominion Period, Agents shall (x) pursuant to the applicable Control Agreement, cause all funds on deposit in any Blocked Accounts to be transferred or “swept” on a daily basis to an Administrative Agent’s Account and (y) cause all funds received in any Administrative Agent’s Account pursuant to the preceding clause (x), together with all funds on deposit in any Depository Account, to be further “swept” and applied on a daily basis to the prepayment of the Obligations. Except to the extent that the provisions of Section 4.03(b) hereof shall be in effect (in which case all such funds so applied to the Obligations shall be applied in accordance with such Section), all such funds so applied to the Obligations shall be applied to first, to the principal balance of any Agent Advances then outstanding, and second, to the principal balance of the other Revolving Loans then outstanding.
(iii)    Subject to the provisions of Section 5.03(b), Borrowing Base Parties shall instruct all Account Debtors on their Accounts Receivable to deliver all remittances upon such Accounts Receivable (whether paid by check, automated clearing house transaction, or by wire transfer or other electronic transfer of funds) to a Blocked Account or a Depository Accounts (and/or any lockbox associated with a Blocked Account or a Depository Account). Notwithstanding the foregoing, but subject to the provisions of Section 5.03(b), to the extent any Borrowing Base Parties directly receives any remittances upon any Accounts Receivable, such Borrowing Base Parties shall, as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by automated clearing house transaction or by wire transfer or other electronic transfer of funds, transfer all such funds constituting such remittances, in each case, into a Blocked Account and/or a Depository Account.
(d)    So long as no Default or Event of Default has occurred and is continuing, the Borrower may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Control Agreement (or, in the case of any Cash Management Bank with respect to any Cash Management Account maintained outside the

United States, each Loan Party and such prospective Cash Management Bank (as to each, if and/or as applicable) shall have taken all actions necessary for Collateral Agent to have a perfected, first priority (subject to the terms of the Intercreditor Agreement) Lien in such new Cash Management Account)..
(e)    The Borrower and each other Loan Party recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Administrative Agent on the date received by Administrative Agent. Administrative Agent shall conditionally credit the Loan Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Administrative Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Administrative Agent is not, however, required to credit the Loan Account for the amount of any item of payment which is unsatisfactory to Administrative Agent and Administrative Agent may charge the Loan Account for the amount of any item of payment which is returned, for any reason whatsoever, to Administrative Agent unpaid. Subject to the foregoing, Borrower agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Administrative Agent shall be deemed applied by Administrative Agent on account of the Obligations on its respective Application Date. Borrower further agree that, during any Cash Dominion Period, there is a monthly float charge payable to Administrative Agent for Administrative Agent’s sole benefit, in an amount equal to (i) the face amount of all items of payment received during the prior month (including items of payment received by Administrative Agent as a wire transfer or electronic depository check) multiplied by (ii) the interest rate applicable to Revolving Loans that are Reference Rate Loans for one (1) Business Day i.e. (A) the Reference Rate plus the Applicable Margin divided by (B) 36) The monthly float charge shall be calculated daily and charged once per month, relating to all payments collected during any part of the prior month during which a Cash Management Period was in effect.
(f)    Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence, bad faith, or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable of any Loan Party or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.
(g)    If any Account Receivable of any Loan Party includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for such Loan Party’s account and to charge the Borrower therefor. The Borrower shall notify the Agents if any Account Receivable of any Loan Party includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

Section 8.02    Accounts Receivable Documentation. The Loan Parties will at such intervals as the Agents may require, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules or information as any such Agent may require relating to the Accounts Receivable, including sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral. The Loan Parties’ failure to give any of such items to the Agents shall not affect, terminate, modify or otherwise limit the Collateral Agent’s Lien on the Collateral. The Borrower shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Borrower’s industry, and shall not re-bill any Accounts Receivable without promptly disclosing the same to the Agents and providing the Agents with a copy of such re-billing, identifying the same as such. If any Borrower becomes aware of anything materially detrimental to any of the Borrower’s customers’ credit, the Borrower will promptly advise the Agents thereof
ARTICLE IX
EVENTS OF DEFAULT
Section 9.01    Events of Default. Each of the following events shall constitute an event of default (each, an "Event of Default"):
(a)    the Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment (specifically including any mandatory prepayment under Section 2.05(c) hereof), acceleration, demand or otherwise), (i) any interest on any Loan, any Letter of Credit Financing Fee, any Agent Advance or any other fee, indemnity or other amount payable under this Agreement (other than any portion thereof constituting principal of the Loans or any Reimbursement Obligation) or any other Loan Document, and such failure continues for a period of five (5) Business Days or (ii) all or any portion of the principal of the Loans or any Reimbursement Obligations;
(b)    (i) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or "Material Adverse Effect" in the text thereof) when made or deemed made, or (ii) any representation or warranty contained in Section 6.01(z) or (aa) is or becomes false or misleading at any time;
(c)    any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 5.03, Section 7.01(a), Section 7.01(c), Section 7.01(d), Section 7.01(f), Section 7.01(h), Section 7.01(j), Section 7.01(n), Section 7.01(n), Section 7.02 or Section 7.03 or Article VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement, Israeli Security Document or U.K. Security Document to which it is a party or any Mortgage to which it is a party;
(d)    any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for twenty (20) days after the earlier of the date any

Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;
(e)    any Loan Party shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of the Term Facility Indebtedness, or any other Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate amount outstanding in excess of $1,000,000, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to the Term Facility Indebtedness or any such other Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of the Term Facility Indebtedness or any such other Indebtedness; or the Term Facility Indebtedness or any such other Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;
(f)    any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);
(g)    any proceeding shall be instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;
(h)    any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;
(i)    Subject in the case of the U.K. Loan Parties to the registration of the Security Agreement and the U.K. Security Documents at Companies House in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006, any Security Agreement, any Israeli Security Document, any U.K. Security Document, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral with a fair market value of $500,000 or more purported to be covered thereby;
(j)    one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of money exceeding $1,000,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against any Loan Party and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of 10 consecutive days after entry thereof during which (A) a stay of enforcement thereof is not be in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;
(k)    any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for more than 15 days;
(l)    any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance would reasonably be expected to have a Material Adverse Effect;
(m)    the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect;
(n)    the indictment of any Loan Party or any senior officer thereof in connection with the performance of the duties of such senior officer for the Loan Parties under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party or any senior officer thereof , in connection with the performance of the duties of such senior officer for the Loan Parties pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the Collateral;
(o)    there shall occur one or more ERISA Events that individually or in the aggregate results in, or could reasonably be expected to result in, liability of any Loan Party or any of its ERISA Affiliates, or a Lien in respect of the assets of any Loan Party or any of its ERISA Affiliates, in excess of $1,000,000;
(p)    a Change of Control shall have occurred;
then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans and Reimbursement Obligations and the other Obligations then outstanding to be accelerated and due and payable, whereupon all or such portion of the aggregate principal of all such Loans, Reimbursement Obligations, and/or other Obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Premium with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (ii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans and Reimbursements then outstanding, together with all accrued and unpaid interest thereon, all fees and all other Obligations and other amounts due under this Agreement and the other Loan Documents shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.
ARTICLE X
AGENTS
Section 10.01    Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent's inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, that the L/C Issuer shall not be required to refuse to honor a drawing under any Letter of Credit and the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.
Section 10.02    Nature of Duties; Delegation. (a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and neither the Agents nor any of their Related Parties shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.
(b)    Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any of its Related Parties or any other trustee, co-agent or other Person (including any Lender). Any such Related Party, trustee, co-agent or other Person shall benefit from this Article X to the extent provided by the applicable Agent.
Section 10.03    Rights, Exculpation, Etc. The Agents and their Related Parties shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Agents receive written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Agents; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).
Section 10.04    Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.
Section 10.05    Indemnification. To the extent that any Agent, L/C Issuer, or any Related Party of the foregoing is not reimbursed and indemnified by any Loan Party, and whether or not such Agent or L/C Issuer has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent or L/C Issuer, reimburse such Agent , L/C Issuer, and such Related Parties for and indemnify such Agent, L/C Issuer, and such Related Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Aget , L/C Issuer, and such Related Parties (provided, that in the case of legal expenses, the Borrower’s obligations shall be limited to one counsel to the Agents, one counsel to the Lenders, and one local counsel in each relevant jurisdiction (unless a conflict arises, in which case the reasonable and documented fees and expenses of each conflicts counsel shall also be reimbursed by the Borrower)), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent, L/C Issuer, and the Related Parties in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent, L/C Issuer, and such Related Parties under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent's, L/C Issuer’s, or such Related Party's gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.
Section 10.06    Agents Individually. With respect to its Pro Rata Share of the Total Revolving Credit Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.
Section 10.07    Successor Agent. (a)  Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders, the L/C Issuer, and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender or the L/C Issuer directly, until such time, if any, as a successor Agent shall have been appointed as provided for above. Upon the acceptance of a successor's Agent's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent. Each party to the Israeli Security Documents and U.K Security Documents shall provide any assistance and enter into any documents as reasonably requested by the successor Agent to ensure that the successor Agent will have the same rights and obligations under the Israeli Security Documents and U.K. Security Documents as it would have had if such successor had been an original party thereto.
Section 10.08    Collateral Matters.
(a)    Either Agent may from time to time make such disbursements and advances ("Agent Advances") which such Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans, Reimbursement Obligations, Letter of Credit Obligations and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. The Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are Reference Rate Loans. The Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01. The applicable Agent shall notify the other Agent, each Lender and the Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to each Agent, upon such Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Agent Advance. If such funds are not made available to such Agent by such Lender, such Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to such Agent, at the Overnight Bank Funding Rate for three Business Days and thereafter at the Reference Rate.
(b)    The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon Payment in Full of the Obligations; or upon any Collateral constituting property being sold or disposed of in the ordinary course of any Loan Party's business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(a).
(c)    Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(a)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(a). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.
(d)    Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.
(e)    The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.
Section 10.09    Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent's instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.
Section 10.10    No Reliance on any Agent's Account Debtor Identification Program.
(a)    Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced ("CIP Regulations"), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the

USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.
(b)    Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to each Agent the certification, or, if applicable, recertification, certifying that such Lender is not a "shell" and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Effective Date, and (2) as such other times as are required under the USA PATRIOT Act.
(c)    The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, any Agent or Lender may from time to time request, and each Loan Party shall provide to such Agent or Lender, such Borrower's name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.
Section 10.11    No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.
Section 10.12    No Fiduciary Relationship. It is understood and agreed that the use of the term "agent" herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 10.13    Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:
(a)    is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Borrower or any of its Subsidiaries (each, a "Report") prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,
(b)    expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and its Subsidiaries and will rely significantly upon the Borrower's and its Subsidiaries' books and records, as well as on representations of their personnel,
(d)    agrees to keep all Reports and other material, non-public information regarding the Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Borrower, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
Section 10.14    Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents' and the Lenders' interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.
Section 10.15    Intercreditor Agreement Each Lender hereby grants to the Collateral Agent all requisite authority to enter into or otherwise become bound by, and to perform its obligations and exercise its rights and remedies under and in accordance with the terms of, the Intercreditor Agreement and to bind the Lenders thereto by the Collateral Agent's entering into or otherwise becoming bound thereby, and no further consent or approval on the part of any Lender is or will be required in connection with the performance by the Collateral Agent of the Intercreditor Agreement.
Section 10.16    Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loans, Reimbursement Obligations, Letter of Credit Obligations and/or other Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations, Letter of Credit Obligations and other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents (provided, that in the case of legal expenses, the Borrower’s obligations shall be limited to one counsel to the Agents, one counsel to the Lenders, and one local counsel in each relevant jurisdiction (unless a conflict arises, in which case the reasonable and documented fees and expenses of each conflicts counsel shall also be reimbursed by the Borrower)) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.
Section 10.17    Erroneous Distribution.
(a)    If any Agent notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (any such Lender, L/C Issuer, Secured Party or other recipient, a “Payment Recipient”) that such Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from such Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of such Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of such Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to such Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to such Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice from any Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from any Agent (or any of its Affiliates) (x) that is in an amount different than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by such Agent (or any of its Affiliates) with respect to such, prepayment or repayment (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by such Agent (or any of its Affiliates), or (z) that such Lender, L/C Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)    (A) In the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from such Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender, L/C Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify such Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying such Agent pursuant to this Section 10.17(b).
(c)    Each Lender, L/C Issuer or Secured Party hereby authorizes each Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any other Loan Document, or otherwise payable or distributable by such Agent to such Lender, L/C Issuer or Secured Party from any source, against any amount due to such Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by any Agent for any reason, after demand therefor by such Agent in accordance with immediately preceding clause (a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon such Agent’s notice to such Lender or L/C Issuer at any time, (i) such Lender or L/C Issuer shall be deemed to have assigned its loans (but not its commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as such Agent may specify) (such assignment of the loans (but not commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an assignment and assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or L/C Issuer shall deliver any Notes evidencing such loans to the Borrower or such Agent, (ii) such Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, such Agent as the assignee Lender shall become a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Issuer shall cease to be a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments which shall survive as to such assigning Lender or assigning L/C Issuer and (iv) such Agent may reflect in the Register its ownership interest in the loans subject to the Erroneous Payment Deficiency Assignment. Each Agent may, in its discretion, sell any loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or L/C Issuer shall be reduced by the net proceeds of the sale of such loan (or portion thereof), and such Agent shall retain all other rights, remedies and claims against such Lender or L/C Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the commitments of any Lender or L/C Issuer and such commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that any Agent has sold a loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether such Agent may be equitably subrogated, such Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, L/C Issuer or Secured Party under the Loan Documents with respect to such Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other loan party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the applicable

Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by any Agent for the return of any Erroneous Payment received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations under this Section 10.17 shall survive the resignation or replacement of either Agent, the termination of all of the commitments and/or repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document
Section 10.18    Appointment of Collateral Agent as Security Trustee.
(a)    For the purposes of any Liens created under the U.K. Security Documents, the following additional provisions shall apply. It is intended that the agreement set forth in this Section 10.18 takes effect as a deed notwithstanding the fact that a party (other than any U.K. Loan Parties) may only execute this Agreement under hand.
(b)    The Agents and the Lenders appoint the Collateral Agent to act as its agent and trustee under and in connection with the U.K. Security Documents and to hold the security interests constituted by the U.K. Security Documents on trust for the Agents and the Lenders on the terms of the Loan Documents and the Collateral Agent accepts that appointment. From the date on which the first of the U.K. Security Documents is fully executed and becomes effective and to the extent to which the Trust Property is not transferred, charged or granted to the Collateral Agent on trust pursuant to the Loan Documents, the Collateral Agent declares itself trustee of the Trust Property to hold the same on trust for the Loan Parties for the purpose of securing the Obligations on the terms and subject to the conditions set out in this Agreement and the U.K. Security Documents.
(c)    The Collateral Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any obligor.
(d)    Nothing in this Agreement constitutes Collateral Agent as a trustee or fiduciary of, nor shall Collateral Agent have any duty or responsibility to, any Loan Party.
(e)    Collateral Agent shall have no duties or obligations to any other person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.
(f)    Collateral Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the U.K. Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.
(g)    Collateral Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with Collateral Agent either as a separate trustee or as a co-

trustee on such terms and subject to such conditions as Collateral Agent thinks fit and with such of the duties, rights, powers and discretions vested in Collateral Agent by the U.K. Security Documents as may be conferred by the instrument of appointment of that person.
(h)    Collateral Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).
(i)    Collateral Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Collateral Agent.
(j)    Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together "Rights") of Collateral Agent (in its capacity as security trustee) under the U.K. Security Documents, and each reference to Agent (where the context requires that such reference is to Collateral Agent in its capacity as security trustee) in the provisions of the U.K. Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.
(k)    Each Secured Party confirms its approval of the U.K. Security Documents and authorizes and instructs the Collateral Agent: (i) to execute and deliver the U.K. Security Documents; (ii) to exercise the rights, powers and discretions given to Collateral Agent (in its capacity as security trustee) under or in connection with the U.K. Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by Collateral Agent (in its capacity as security trustee) on behalf of the Agents and the Lenders under the U.K. Security Documents.
(l)    Collateral Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.
(m)    Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a U.K. Security Document and accordingly authorizes: (a) Collateral Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Agents and the Lenders; and (b) the Land Registry (or other relevant registry) to register Collateral Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.
(n)    Except to the extent that a U.K. Security Document otherwise requires, any moneys which Collateral Agent receives under or pursuant to a U.K. Security Document may be: (a) invested in any investments which Collateral Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Collateral Agent) on terms that Collateral Agent thinks fit, in each case in the name or under the control of the Collateral Agent, and Collateral Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Lenders, and shall pay them to the Persons entitled thereto under this Agreement, the Security Agreement and the other Loan Documents.
(o)    On a disposal of any of the Charged Property which is permitted under the Loan Documents, Collateral Agent shall (at the cost of the obligors) execute any release of the U.K. Security Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that Collateral Agent considers desirable.
(p)    Collateral Agent shall not be liable for:

(i)    any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a U.K. Security Document or any diminution in value or any liability whatsoever arising as a result of any act, event or circumstance not reasonably within its control or the general risks of investment in, or the holding of assets;
(ii)    any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a U.K. Security Document;
(iii)    the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document, Trust Property or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document or Trust Property; or
(iv)    any shortfall which arises on enforcing a U.K. Security Document or realisation of the Trust Property.
(q)    Collateral Agent shall not be obligated to:
(i)    obtain any authorization or environmental permit in respect of any of the Charged Property or a U.K. Security Document;
(ii)    hold in its own possession a U.K. Security Document, title deed or other document relating to the Charged Property or a U.K. Security Document;
(iii)    perfect, protect, register, make any filing or give any notice in respect of a U.K. Security Document (or the order of ranking of a U.K. Security Document), unless that failure arises directly from its own gross negligence, bad faith or willful misconduct; or
(iv)    require any further assurances in relation to a U.K. Security Document.
(r)    In respect of any U.K. Security Document, the Collateral Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.
(s)    In respect of any U.K. Security Document, the Collateral Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of Collateral Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and Collateral Agent has failed to do so within fourteen (14) days after receipt of that request.
(t)    Every appointment of a successor Collateral Agent under a U.K. Security Document shall be by deed.
(u)    The rights, powers, authorities and discretions given to the Collateral Agent under or in connection with this Agreement shall be supplemental to the Trustee Acts and in addition to any which may be vested in the Collateral Agent by law or regulation or otherwise. Section 1 of the Trustee Act 2000 (U.K.) shall not apply to the duty of Collateral Agent in relation to the trusts constituted by this Agreement.

(v)    In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (U.K.) or the Trustee Act 2000 (U.K.), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (U.K.).
(w)    The perpetuity period under the rule against perpetuities if applicable to this Agreement and any U.K. Security Document shall be 80 years from the date of this Agreement.
(x)    If the Administrative Agent notifies to the Collateral Agent that:
(i)    all of the Obligations under the Loan Documents have been fully and finally discharged; and
(ii)    no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any U.K. Loan Party pursuant to the Loan Documents, then the trust set out in this Section 10.18 (Appointment of Collateral Agent as Security Trustee) shall be wound up and the Collateral Agent shall release, without recourse or warranty, all of the Security and the rights of the Collateral Agent under each of the U.K. Security Documents.
Notwithstanding (but without otherwise contradicting or limiting) the provisions of Section 12.09 hereof, this section 10.18 and the appointment of Collateral Agent as agent and trustee of the Agents and the Lenders, solely for purposes of and/or as to matters arising under and in connection with the UK Security Documents, shall be governed by the laws of England and Wales.
ARTICLE XI
GUARANTY
Section 11.01    Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, Reimbursement Obligations, other Letter of Credit Obligations, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of the Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Borrower. Notwithstanding any of the foregoing, Guaranteed Obligations shall not include any Excluded Hedge Liabilities.
Section 11.02    Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto.

Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:
(a)    any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;
(c)    any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;
(d)    the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;
(e)    any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or
(f)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.
Section 11.03    Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor. Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
Section 11.04    Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, and its Loans, Reimbursement Obligations, Letter of Credit Obligations and other Obligations owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.
Section 11.05    Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising. If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Secured Parties will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.
Section 11.06    Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor's Aggregate Payments to equal its Fair Share as of such date.  "Fair Share" means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed.  "Fair Share Contribution Amount" means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law or other Debtor Relief Law; provided, solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. "Aggregate Payments" means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor.  The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.
Section 11.07    Waiver under Israeli Guarantee Law. Israeli Guarantors. Without derogating from any provisions of above, each Guarantor incorporated under the laws of the State of Israel hereby agrees and confirms that, for the avoidance of doubt, the Israeli Guarantee Law, 1967 (the “Israeli Guarantee Law”) shall not apply to this Guaranty and that should the Israeli Guarantee Law for any reason be deemed to be applicable to this Guaranty, any Guarantor incorporated under the laws of the State of Israel hereby irrevocably and unconditionally waives all such rights and defenses that may have been available to such Guarantor under the Israeli Guarantee Law. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in relation to a Guarantor incorporated under the laws of the State of Israel and any of its Subsidiaries, and with respect to the guarantee and any indemnity or other obligation thereof and any security interest granted by such Guarantor incorporated under the laws of the State of Israel, it is agreed that the enforcement of the Agents’ and the Lenders’ rights and remedies pursuant to the Loan Documents against such Guarantor incorporated under the laws of the State of Israel shall be permitted up to the maximum amount which payment does not constitute a “Prohibited Distribution” under Section 301(b) of the Israeli Companies Law, 1999 and in a manner that would not have the effect of imposing liability in connection with a “Prohibited Distribution” on the directors of such Guarantor pursuant Section 311 of the Israeli Companies Law, 1999.
Section 11.08    Guarantee Limitation. This Section 11 does not apply to any Guaranteed Obligations in respect of any U.K. Loan Party to the extent that it would result in this Section 11 constituting unlawful assistance within the meaning of Sections 678 or 679 of the U.K. Companies Act 2006.
Section 11.09    Keepwell. Each Loan Party, if it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan

Party shall only be liable under this Section 11.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.09, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 11.09 shall remain in full force and effect until payment in full (or written release and discharge) of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 11.09 constitute, and this Section 11.09 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the CEA.
ARTICLE XII
MISCELLANEOUS
Section 12.01    Notices, Etc.

(a)    Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopier. In the case of notices or other communications to any Loan Party, Administrative Agent or the Collateral Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):
Quotient Technology Inc.
1260 East Stringham Avenue
Suite 600
Salt Lake City, Utah 84106, US
Telephone: (650) 605-8570
Attention: Yuneeb Khan, ykahn@quotient.com
Attention: General Counsel; legal@quotient.com

with a copy to (which shall not constitute notice):
Cooley LLP
55 Hudson Yards
New York, NY 10001
Attention: Pat Flanagan
Email: pflanagan@cooley.com

if to the Administrative Agent or the Collateral Agent, to it at the following address:
PNC Bank, National Association
2 North Lake Avenue Suite 450
Pasadena, CA 91101
Attention: Relationship Manager – Quotient/David Raygoza
Email: david.raygoza@pnc.com

in each case, with a copy to (which shall not constitute notice):
Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Erin O’Brien Harkiewicz
Email: Harkiewicz@BlankRome.com

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (i) notices sent by overnight courier service shall be deemed to have been given when received and (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), provided, further that notices to any Agent or the L/C Issuer pursuant to Articles II and III shall not be effective until received by such Agent or the L/C Issuer, as the case may be.
(b)    Electronic Communications.
(i)    Each Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Articles II and III if such Lender or the L/C Issuer, as applicable, has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.
(ii)    Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
Section 12.02    Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding any Fee Letter), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrower (and any applicable Loan Party holding such property), (y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:
(i)    increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans or the Reimbursement Obligations payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans or Letter of Credit;
(ii)    increase the Total Commitment without the written consent of each Lender;
(iii)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;
(iv)    amend the definition of "Required Lenders" or "Pro Rata Share" without the written consent of each Lender;
(v)    release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Secured Parties, or release the Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the written consent of each Lender provided, that the Required Lenders may elect to release all or a substantial portion of the Collateral without the requirement to obtain the written consent of each Lender if such release is in connection with (x) an exercise of remedies by the Collateral Agent at the direction of the Required Lenders pursuant to Section 9.01 or (y) any Disposition of all or a substantial portion of the Collateral by one or more of the Loan Parties with the consent of the Required Lenders after the occurrence and during the continuance of an Event of Default so long as such Disposition is conducted in a commercially reasonable manner as if such Disposition were a disposition of collateral by a secured creditor in accordance with Article 9 of the UCC;
(vi)    amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender; or
(vii)    amend the definition of “Availability”, “Bank Product Provider”, “Bank Product Obligations” (or any provision expressly relating to Bank Product Obligations), “Bank Product Reserve,” “Borrowing Base”, “Eligible Accounts”, “Eligible Accounts Receivable”, “Eligible Approved Investment Grade Accounts Receivable”, “Eligible Standard Investment Grade Accounts Receivable”, any other definition relating to any other category of “Eligible” Collateral that may be included in the definition of Borrowing Base from time to time pursuant to any amendment or modification to the definition of “Borrowing Base” made in accordance with the terms of this Agreement after the Effective Date, “Excess Availability”, “Excluded Hedge Liability” (or any provision expressly relating to Excluded Hedge Liabilities), “Investment Grade Account Debtor”, “Lender-Provided Hedge Agreement”, “Letter of Credit Sublimit”, or “Net Amount of Eligible Accounts Receivable”, in each case, without the written consent of each Lender.
Notwithstanding anything to the contrary in Section 12.02(a), (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (B) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby, (C) the consent of the Borrower shall not be required to change any order of priority set forth in Section 2.05(d) and Section 4.03 Notwithstanding anything to the contrary herein, no Defaulting Lender, Loan Party, or any of their respective Affiliates that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender, Loan Party or Affiliate) and (D) any Control Agreement, Guaranty, Mortgage, Security Agreement, collateral access agreement, landlord waiver or other agreement or document purporting to create or perfect a security interest in any of the Collateral (a "Collateral Document") may be amended, waived or otherwise modified with the consent of the applicable Agent and the applicable Loan Party without the need to obtain the consent of any Lender or any other Person if such amendment, modification, supplement or waiver is delivered in order (x) to comply with local Requirements of Law (including foreign law or regulatory requirements) or advice of local counsel, (y) to cure any ambiguity, inconsistency, omission, mistake or defect or (z) to cause such Collateral Document to be consistent with this Agreement and the other Loan Documents, and if the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, omission, mistake or defect, in each case, in any provision of any Loan Document (other than a Collateral Document), then the Administrative Agent and the Borrower shall be permitted to amend such provision; any amendment, waiver or modification pursuant to this paragraph shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(b)    If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender other than the Collateral Agent and the Administrative Agent and their respective Affiliates and Related Funds (the "Holdout Lender") fails to give its consent, authorization, or agreement, then the Collateral Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.
Section 12.03    No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the

Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.
Section 12.04    Expenses; Attorneys' Fees. The Borrower will pay on demand, all costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel (provided, that in the case of legal expenses, the Borrower’s obligations shall be limited to one counsel to the Agents, one counsel to the other Lenders, and one local counsel in each relevant jurisdiction (unless a conflict arises, in which case the reasonable and documented fees and expenses of each conflicts counsel shall also be reimbursed by the Borrower)), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents' or any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) any Environmental Claim, Environmental Liability or Remedial Action arising from or in connection with the past, present or future operations of or any property currently, formerly or in the future owned, leased or operated by any Loan Party, any of its Subsidiaries or any predecessor in interest, (k) any Environmental Lien, (l) the rating of the Loans by one or more rating agencies in connection with any Lender's Securitization, or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower. The obligations of the Borrower under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents. This Section 12.04 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
Section 12.05    Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.
Section 12.06    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 12.07    Assignments and Participations.
(a)    This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.
(b)    Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to:
(i)    all or a portion of its Revolving Commitment and any Revolving Loan made by it with the written consent of the Collateral Agent, and
(ii)    [reserved];
provided, however, that no written consent of the Collateral Agent or the Administrative Agent shall be required (A) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.
(c)    Assignments shall be subject to the following additional conditions:
(i)    Each such assignment shall be in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount shall not apply to an assignment by a Lender to

(A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof); and
(ii)    The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent, for the benefit of the Administrative Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender). If such assignee is not a Lender the assignee shall provide the Administrative Agent with all documentation and other information that the Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the USA PATRIOT Act; and
(iii)    No such assignment shall be made to (A) any Loan Party or any of their respective Affiliates or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(d)    Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be the date of recordation in the Register by the Administrative Agent (or such shorter period as shall be agreed to by the Administrative Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(e)    By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.
(f)    The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the "Registered Loans"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(g)    Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) (which consent of the applicable Agent must be evidenced by such Agent's execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent) and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.
(h)    A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).
(i)    In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrower, maintain, or cause to be maintained, a register, on which it enters the name and address of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the "Participant Register"). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice, and by any other Person to the extent necessary to establish that the applicable Loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(j)    Any Person who purchases or is assigned or participates in any portion of such Registered Loan shall be entitled to the benefits of Section 2.09 and Section 2.10 of this Agreement with respect to its portion in any such Registered Loan (subject to the requirements and limitations therein, including the requirements under Section 2.09(d)), provided that such Person (A) agrees to be subject to the provisions of Section 2.12 as if it were an assignee under this Section 12.07; and (B) shall not be entitled to receive any greater payment under Section 2.09 or 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Person acquired the applicable participation.
(k)    Each Lender may sell participations to one or more banks, entities or other Persons in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it and its Pro Rata Share of the Letter of Credit Obligations); provided, that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans or Letter of Credit Obligations, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender, provided that such Person (A) agrees to be subject to the provisions of Section 2.12 as if it were an assignee under this Section 12.07; and (B) shall not be entitled to receive any greater payment under Section 2.09 or 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Person acquired the applicable participation.
(l)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to or other indebtedness issued by, such Lender pursuant to a securitization transaction (including any structured warehouse credit facility, collateralized loan obligation transaction or similar facility or transaction, and including any further securitization of the indebtedness or equity issued under such a transaction) (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.
Section 12.08    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
Section 12.09     GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.
Section 12.10    CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.
(a)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT),, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
(b)    Each Loan Party hereby irrevocably appoints VCorp Services, LLC (the "Process Agent"), with an office on the date hereof at 108 W. 13th Street, Suite 100, Wilmington, DE 19801 as its agent to receive on behalf of each Loan Party service of the summons and complaint and any other process which may be served in any action or proceeding described above. Such service may be made by mailing or delivering a copy of such process to each Loan Party, in care of the Process Agent at the address specified above for such Process Agent, and such Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Loan Party covenants and agrees that, for so long as it shall be bound under this Agreement or any other Loan Document, it shall maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Agreement or such other Loan Document and shall keep the Agents advised of the identity and location of such agent. If for any reason there is no authorized agent for service of process in New York, each Loan Party irrevocably consents to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in Section 12.01. Nothing in this Section 12.10 shall affect the right of any Secured Party to (i) commence legal proceedings or otherwise sue any Loan Party in the jurisdiction in which it is domiciled or in any other court having jurisdiction over such Loan Party or (ii) serve process upon any Loan Party in any manner authorized by the laws of any such jurisdiction.
Section 12.11    WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.
Section 12.12    Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.
Section 12.13    No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.
Section 12.14    Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.
Section 12.15    Indemnification; Limitation of Liability for Certain Damages.
(a)    In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Related Parties (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) provided, that, in the case of legal expenses, the Loan Parties' obligations shall be limited to one counsel to the Agents, one counsel to the Lenders and one local counsel in each relevant jurisdiction (unless a conflict arises, in which case the reasonable, documented fees and expenses of each conflicts counsel shall also be reimbursed by the Loan Parties)) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document, of any Environmental Claim or any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrower or the L/C Issuer’s issuing of Letters of Credit for the account of the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrower’s use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Borrower or the handling of the Loan Account and Collateral of the Borrower as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, including any Environmental litigation, investigation or proceeding relating to or arising out of any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.
(b)    The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.
(c)    No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(d)    The indemnities and waivers set forth in this Section 12.15 (i) shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents., and (ii) shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
Section 12.16    Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.
Section 12.17    Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.
Section 12.18    Highest Lawful Rate. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States and the state of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.
For purposes of this Section 12.18, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the state of New York and, to the extent controlling, laws of the United States.
The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.
Section 12.19    Confidentiality. Each Agent and each Lender agrees (on behalf of its Related Parties) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates, its Related Parties or the Related Parties of any Person described in clause (ii) or (iii) below (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19) or is subject to other customary confidentiality obligations; (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization agrees, in writing, to be bound by or is otherwise subject to customary confidentiality obligations (including, without limitation, confidentiality provisions similar in substance to this Section 12.19); (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency; (vi) in connection with any litigation to which any Agent or any Lender is a party; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (viii) to any other Person if such information is general portfolio information that does not identify the Loan Parties, or (ix) with the consent of the Borrower. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to any Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

Section 12.20    Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure). Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.
Section 12.21    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
Section 12.22    USA PATRIOT Act
Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrower, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrower in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.
Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Effective Date, and (2) as such other times as are required under the USA PATRIOT Act.
Section 12.23    Judgment Currency. This is an international financial transaction in which the specification of a currency and payment in New York is of the essence. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to the Administrative Agent's Accounts in New York in immediately available funds. To the fullest extent permitted by applicable law, the obligations of each Loan Party to the Secured Parties under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any other currency or in a place other than to the Administrative Agent's Accounts in New York to the extent that the amount so paid after conversion under this Agreement and transfer to New York does not yield the amount of Dollars in New York due under this Agreement and under the other Loan Documents. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (the "Other Currency"), to the fullest extent permitted by applicable law, the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal procedures, purchase Dollars with the Other Currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Secured Parties hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Administrative Agent receives any sum adjudged to be so due in the Other Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with the Other Currency. If the Dollars so purchased are less than the sum originally due to the Secured Parties in Dollars, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Parties against such loss, and if the Dollars so purchased exceed the sum originally due to the Secured Parties in Dollars, the Secured Parties agrees to remit to the Loan Parties such excess.
Section 12.24    Waiver of Immunity. To the extent that any Loan Party has or hereafter may acquire (or may be attributed, whether or not claimed) any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of process or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Loan Party hereby irrevocably waives and agrees not to plead or claim, to the fullest extent permitted by law, such immunity in respect of (a) its obligations under the Loan Documents, (b) any legal proceedings to enforce such obligations and (c) any legal proceedings to enforce any judgment rendered in any proceedings to enforce such obligations. Each Loan Party hereby agrees that the waivers set forth in this Section 12.24 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act.
Section 12.25    English Language . This Agreement and each other Loan Document have been negotiated and executed in English. All certificates, reports, notices and other documents and communications given or delivered by any party hereto pursuant to this Agreement or any other Loan Document shall be in English or, if not in English, accompanied by a certified English translation thereof. The English version of any such document shall control the meaning of the matters set forth herein.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written. The agreement contained in Section 10.18 (Appointment of Collateral Agent as Security Trustee) has been executed as a deed and is intended to take effect as a deed by each U.K. Loan Party and has been delivered and signed by the Collateral Agent on the date specified on the first page of this Agreement.

BORROWER:

QUOTIENT TECHNOLOGY INC.
By:	/s/ Yuneeb Khan
Name: Yuneeb Khan
Title: Chief Financial Officer

FINANCING AGREEMENT

GUARANTORS:

UBIMO LTD

By: /s/ Scott Raskin
Name: Scott Raskin
Title: Director

UBIMO, INC.

By: /s/ Yuneeb Khan
Name: Yuneeb Khan
Title: Director and President

CRISP MEDIA, INC.

By: /s/ Yuneeb Khan
Name: Yuneeb Khan
Title: Director and President

MLW SQUARED, INC.

By: /s/ Yuneeb Khan
Name: Yuneeb Khan
Title: Director and President

SAVINGSTAR, INC.

By: /s/ Yuneeb Khan
Name: Yuneeb Khan
Title: Director and President

FINANCING AGREEMENT

EXECUTED AS A DEED for the purposes of Section 10.18 (Appointment of Collateral Agent as Security Trustee. of this Agreement by QUOTIENT TECHNOLOGY LIMITED
By: /s/ Yuneeb Khan
Name: Yuneeb Khan
Title: Director

Witness signature: …………………………….. Witness name: ………………………………… Witness address: ………………………………

EXECUTED AS A DEED for the purposes of Section 10.18 (Appointment of Collateral Agent as Security Trustee. of this Agreement by ELEVAATE LIMITED
By: /s/ Yuneeb Khan
Name: Yuneeb Khan
Title: Director

Witness signature: …………………………….. Witness name: ………………………………… Witness address: ………………………………

FINANCING AGREEMENT

COLLATERAL AGENT AND ADMINISTRATIVE AGENT: PNC BANK, NATIONAL ASSOCIATION

By:	/s/ David Raygoza
Name: David Raygoza
Title: Vice President

FINANCING AGREEMENT

LENDERS:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ David Raygoza
Name: David Raygoza
Title: Vice President

FINANCING AGREEMENT